Exhibit T3E.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
William Lyon Homes, et al.,[1]	:	Case No. 11- ( )
:
Debtors.	:
:

DISCLOSURE STATEMENT FOR

THE PREPACKAGED JOINT PLAN OF REORGANIZATION FOR

WILLIAM LYON HOMES, et al.

Dated: November 17, 2011	PACHULSKI STANG ZIEHL & JONES LLP Richard M. Pachulski (CA Bar No. 90073) Laura Davis Jones (DE Bar No. 2436)
David M. Bertenthal (CA Bar No. 167624) Joshua M. Fried (CA Bar No. 181541) Shirley S. Cho (CA Bar No. 192616)
919 North Market Street, Seventeenth Floor P.O. Box 8705 Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (302) 652-4100 Facsimile: (302) 652-4400
	E-mail:	rpachulski@pszjlaw.com
ljones@pszjlaw.com
dbertenthal@pszjlaw.com
jfried@pszjlaw.com
scho@pszjlaw.com

Proposed Counsel to Debtors and Debtors in Possession

[1]

The debtors and debtors in possession in these cases and the last four digits of their respective taxpayer identification numbers are as follows: (1) William Lyon Homes, a Delaware Corporation (4902); (2) William Lyon Homes, Inc., a California Corporation (3855); (3) Mountain Falls Golf Course, LLC (3291); (4) Mountain Falls, LLC (9631); (5) Circle G at the Church Farm North Joint Venture, LLC (1322); (6) Presley CMR, Inc. (3862); (7) William Lyon Southwest, Inc. (8474); (8) Sycamore CC, Inc. (1307); (9) PH-LP Ventures (9119); (10) PH Ventures – San Jose (5089); (11) HSP, Inc. (6045); (12) PH Rielly Ventures (7710); (13) Lyon Waterfront, LLC (1928); (14) Lyon East Garrison Company I, LLC (5692); (15) WLH Enterprises (3333); (16) Duxford Financial, Inc. (0824); and (17) California Equity Funding, Inc. (0016); (18) Laguna Big Horn, LLC (2590); (19) Duxford Title Reinsurance Co. (7859); (20) Presley Homes (5035); (21) Cerro Plata Associates, LLC (5090); (22) Whitney Ranch Village 5, LLC (5256); and (23) Duxford Insurance, LLC (8232). The address for each of the Debtors, with the exception of Mountain Falls Golf Course LLC and Mountain Falls, LLC (4496 South Pecos Road, Las Vegas, NV 98121), Circle G at the Church Farm North Joint Venture, LLC (8840 East Chaparral Road, #200, Scottsdale, AZ 85250), William Lyon Southwest, Inc. (2 North Central Ave., #2200, Phoenix, AZ 85004-4406), Lyon Waterfront, LLC (2711 Centerville Rd., Suite 400, Wilmington, DE 19808), and Duxford Title Reinsurance Co. (199 Main St, P.O. Box 190 Burlington VT, 05401) is: 4490 Von Karman Avenue, Newport Beach, CA 92660.

William Lyon Homes and its debtor affiliates (collectively, the “Debtors” or the “Company”)1 are sending you this document and the accompanying materials (the “Disclosure Statement”) because you are a creditor or equity interest holder entitled to vote to approve the Prepackaged Joint Plan of Reorganization of William Lyon Homes, et al., Under Chapter 11 of the Bankruptcy Code, dated November 17, 2011, as the same may be amended from time to time (the “Plan”). The Company is commencing this solicitation of your vote to approve the Plan (the “Solicitation”) before the Company files voluntary cases under chapter 11 of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”).

The Debtors have not commenced reorganization cases under chapter 11 of the Bankruptcy Code as of the date of this Disclosure Statement. If, however, the Debtors receive properly completed ballots indicating acceptances of the Plan, to meet the voting requirements prescribed by section 1126 of the Bankruptcy Code, the Debtors intend to file (but hereby expressly reserve the right not to file) with a United States Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), and to seek, as promptly thereafter as practicable, confirmation of the Plan. Because the Chapter 11 Cases have not yet been commenced, this Disclosure Statement has not been approved by the Bankruptcy Court as containing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code. If the Debtors file the Chapter 11 Cases, they will seek in an order of the Bankruptcy Court (a) approving this Disclosure Statement as having contained “adequate information,” (b) approving the Solicitation as having been in compliance with section 1126(b) of the Bankruptcy Code, and (c) confirming the Plan. The Bankruptcy Court may order additional disclosures. Notwithstanding anything to the contrary herein, the Debtors reserve the right to pursue Confirmation of the Plan through any alternative means.

THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON DECEMBER 16, 2011

(UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE).

TO BE COUNTED AS A VOTE TO ACCEPT OR REJECT THE PLAN, THE VOTING AGENT MUST ACTUALLY RECEIVE YOUR BALLOT, PRE- VALIDATED BENEFICIAL HOLDER BALLOT OR MASTER BALLOT, AS APPLICABLE, ON OR BEFORE THE VOTING DEADLINE.

BENEFICIAL HOLDERS RECEIVING BENEFICIAL HOLDER BALLOTS THAT ARE NOT PRE-VALIDATED MUST RETURN SUCH BENEFICIAL HOLDER BALLOTS TO THEIR RESPECTIVE INTERMEDIARY RECORD OWNERS AS SOON AS POSSIBLE TO ALLOW SUFFICIENT TIME FOR INTERMEDIARY RECORD OWNERS TO VALIDATE AND INCLUDE THEIR VOTES ON A MASTER BALLOT AND RETURN SUCH MASTER BALLOTS TO THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

IMPORTANT INFORMATION FOR YOU TO READ

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.

THIS DISCLOSURE STATEMENT HAS NOT BEEN NOT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE AUTHORITY AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AUTHORITY HAVE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, PROJECTIONS AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE VALUE OF THE PROPERTY DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED TO CREDITORS AND EQUITY INTEREST HOLDERS WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, AND WILL INSTEAD RELY UPON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(2) OF THE SECURITIES ACT AND/OR OTHER APPLICABLE EXEMPTIONS. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES PURSUANT TO THE PLAN CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURES CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.

PACHULSKI STANG ZIEHL & JONES LLP (“PSZ&J”) IS GENERAL INSOLVENCY COUNSEL TO THE DEBTORS AND IRELL & MANELLA LLP (“IRELL”) IS SPECIAL COUNSEL TO THE DEBTORS. PSZ&J AND IRELL HAVE RELIED UPON INFORMATION PROVIDED BY THE DEBTORS IN CONNECTION WITH PREPARATION OF THIS DISCLOSURE STATEMENT. PSZ&J HAS NOT INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO POTENTIAL CONTESTED MATTERS, POTENTIAL ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM OR EQUITY INTEREST IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. EXCEPT AS PROVIDED UNDER THE PLAN, THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND CAUSES OF ACTION AND MAY OBJECT TO CLAIMS OR EQUITY INTERESTS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR EQUITY INTERESTS OR OBJECTIONS TO CLAIMS OR EQUITY INTERESTS ON THE TERMS SPECIFIED IN THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT

HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS EXPRESSLY PROVIDED HEREIN).

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS SENT. THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO, INCLUDING THE RISK FACTORS DESCRIBED IN GREATER DETAIL IN SECTION IV HEREIN, “RISK FACTORS.”

THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. (EASTERN STANDARD TIME) ON DECEMBER 16, 2011, UNLESS EXTENDED BY THE DEBTORS IN THEIR DISCRETION.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NOTWITHSTANDING ANY RIGHTS OF APPROVAL, PURSUANT TO THE NOTEHOLDERS RSA, THE COLONY RSA, THE BACKSTOP COMMITMENT AGREEMENT OR OTHERWISE, AS TO THE FORM OR

SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN OR ANY OTHER DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NEITHER THE PREPETITION SECURED LENDERS, THE PREPETITION AGENT, THE AD HOC COMMITTEE, THE BACKSTOP INVESTORS NOR THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS OR AGENTS, HAS INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN OR TAKES ANY RESPONSIBILITY THEREFOR AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

SCHEDULES

SCHEDULE 1 – The Debtors

EXHIBITS

EXHIBIT A – Plan of Reorganization

EXHIBIT B – Organizational Chart of the Debtors

EXHIBIT C – The Reorganized Debtors’ Financial Projections

EXHIBIT D – Historical Financial Statements

EXHIBIT E – Liquidation Analysis

EXHIBIT F – Principal Terms of the New Second Lien Notes

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

ARTICLE I.

EXECUTIVE SUMMARY

William Lyon Homes, a Delaware corporation (“DE Lyon” or the “Parent”), William Lyon Homes, Inc., a California corporation (“CA Lyon”) and a wholly-owned subsidiary of the Parent, and each of the other debtors listed on Schedule 1 hereto (collectively, the “Debtors” or the “Company”), submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of votes on the Prepackaged Joint Plan of Reorganization for William Lyon Homes, et al. dated November 17, 2011 (the “Plan”),2 which the Debtors intend to file with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). A copy of the Plan is attached hereto as Exhibit A.

This Executive Summary is being provided as an overview of the material items addressed in the Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of the Disclosure Statement and/or the Plan. Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of the plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code. This Disclosure Statement includes, without limitation, information about:

•	the Debtors’ prepetition operating and financial history;

•	the events leading up to the solicitation of the Plan;

•	the significant events that have occurred up to the solicitation of the Plan;

•	the solicitation procedures for voting on the Plan;

•	the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted;

•

the terms and provisions of the Plan, including certain effects of Confirmation of the Plan, certain risk factors relating to the Debtors or the Reorganized Debtors, the Plan and the securities to be issued under the Plan and the manner in which distributions will be made under the Plan; and

•	the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

The Plan contemplates deemed substantive consolidation of the Debtors for voting and Plan distribution purposes only with respect to the Claims. If, however, the Plan cannot be confirmed as to some or all of the Debtors, then, in the Debtors’ sole discretion, but without

[2]

All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan. To the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan arc inconsistent, the definition included in the Plan shall control and govern.

prejudice to the respective parties’ rights under the Colony RSA, the Noteholders RSA, or the Backstop Commitment Agreement, (a) the Plan may be revoked as to all of the Debtors, or (b) the Debtors may revoke the Plan as to any Debtor (and any such Debtor’s Chapter 11 Case may be converted to a chapter 7 liquidation, continued or dismissed in the Debtors’ sole discretion) and confirm the Plan as to the remaining Debtors to the extent required. The Debtors reserve the right to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class of Claims.

In connection with developing the Plan, the Company reviewed its current business operations and compared its prospects as an ongoing business enterprise with the estimated recoveries in various liquidation scenarios. As a result, the Company concluded that the Company’s enterprise value would be maximized by continuing to operate as a going concern. The Company believes that its businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. Consistent with the liquidation analysis described herein, the value of the Company’s assets would be considerably greater if the Company operates as a going concern instead of liquidating. Moreover, the Company believes that any alternative to Confirmation of the Plan, such as an out-of-court restructuring, liquidation, or attempts by another party in interest to file a plan of reorganization, would result in significant delays, litigation, and additional costs, and ultimately would diminish the Company’s enterprise value. Accordingly, the Company strongly recommends that you vote to accept the Plan if you are entitled to vote.

A.	AN OVERVIEW OF THE CHAPTER 11 PROCESS

Chapter 11 is the principal business reorganization Chapter of the Bankruptcy Code. Pursuant to Chapter 11 of the Bankruptcy Code, a debtor may remain in possession of its assets and business and attempt to reorganize its business for the benefit of such debtor, its creditors and other parties in interest.

The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the bankruptcy petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the bankruptcy court orders the appointment of a trustee. The filing of a bankruptcy petition also triggers the automatic stay provisions of section 362 of the Bankruptcy Code which provide, among other things, for an automatic stay of all attempts to collect prepetition claims from a debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until the effective date of a plan of reorganization, following confirmation of such plan of reorganization.

The Bankruptcy Code provides that upon commencement of a Chapter 11 bankruptcy case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity interest holders if necessary to assure adequate representation.

Upon the commencement of a Chapter 11 bankruptcy case, all creditors and equity interest holders have standing to be heard on any issue in the Chapter 11 proceedings pursuant to section 1109(b) of the Bankruptcy Code.

The formulation and confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. The plan of reorganization sets forth the means of satisfying the claims against and equity interests in the debtor.

A “prepackaged” plan of reorganization is one in which a debtor seeks approval of a plan of reorganization from affected creditors before filing for bankruptcy. Because solicitation of acceptances takes place before the bankruptcy filing, the amount of time required for the bankruptcy case is often less than in conventional bankruptcy cases. Greater certainty of results and reduced costs are other benefits generally associated with prepackaged bankruptcy cases.

B.	SUMMARY OF THE PLAN

After several weeks of active and arm’s-length negotiations, the Company, in consultation with its advisors, reached prepetition agreements in principle with the Prepetition Secured Lenders and the Ad Hoc Noteholders Group, representing a substantial majority by principal amount of the Holders of Old Notes Claims, on a prepackaged restructuring plan, including the key terms of the Restructured First Lien Loan Agreement, distributions under the Plan to Holders of Old Notes Claims, and the treatment of general unsecured claims. The Company believes that the prepackaged restructuring plan is the best restructuring alternative reasonably available to the Company. The Company has also secured commitments for new capital investments aggregating $85 million, consisting of a commitment for an equity investment of $60 million in Cash, to be consummated pursuant to the Rights Offering, on the terms set forth in the Backstop Commitment Agreement, and an additional commitment for $25 million pursuant to the Class B Common Stock Purchase Commitment Agreement, in the form of Cash or a combination of Cash and membership interests in certain limited liability companies that hold real property to be provided by the Company’s current equity owners. The Company plans to utilize to the proceeds of these investments to fund its working capital requirements. The Company believes that the Backstop Commitment Agreement and the Class B Common Stock Commitment Agreement represent the best terms for equity financing available to the Company in this market.

The Plan represents a significant achievement for the Company and should greatly enhance the Company’s ability to reorganize successfully and expeditiously through the addition of $85 million of new equity capital pursuant to the Rights Offering and Class B Common Stock Purchase Commitment Agreement. The Plan will also provide an efficient restructuring through the prepackaged process, designed to minimize disruption to the Company’s business endeavors, stabilize the Company’s balance sheet, and provide a platform for renewed success. Through confirmation of the Plan implementing the terms of the pre-packaged restructuring, the Company will restructure and substantially deleverage its balance sheet; reduce its cash interest expense to a level that is aligned with its expected future cash flows; retain additional flexibility to invest in growth initiatives to maximize enterprise value; and maintain favorable pricing to the Company under the Prepetition Secured Loan Agreement. The Company also will improve its liquidity position from its operations during the forecasted period. For all of these reasons, the Company believes that it will have sufficient liquidity during the course of the Chapter 11 Cases and will be well-positioned going forward.

As of September 30, 2011, the Debtors had outstanding debt having a principal amount of approximately $509.8 million. Upon emergence from chapter 11, the Reorganized Debtors expect to have outstanding debt of approximately $327.8 million. Accordingly, the Reorganized Debtors will have a significantly deleveraged and improved balance sheet and a more appropriate capital structure.

Pursuant to the Noteholders RSA, subject to the terms and conditions set forth therein, the Debtors have obtained the agreement of holders of approximately 63.5% in principal amount of the Old Notes to vote in support of the Plan. Pursuant to the Colony RSA, subject to the terms and conditions set forth therein, the Debtors have obtained the agreement of 100% of the Prepetition Secured Lenders under the Prepetition Secured Loan Agreement to vote in support of the Plan. The Noteholders RSA and the Colony RSA are both conditioned on, among other things, consummation of the Rights Offering as contemplated by the Backstop Commitment Agreement and the equity purchase consummated as contemplated by the Class B Common Stock Purchase Commitment Agreement. After extensive efforts through their financial advisors to seek capital in various forms from a wide variety of market segments, the Debtors had few viable alternatives for equity or subordinated debt capital and are proceeding with the Rights Offering as a funding mechanism because, among other reasons, they believe it is the most advantageous offer available. The Debtors are restricting participation in the Rights Offering as a private placement to accredited investors already familiar with the Company to comply with applicable securities laws and to facilitate an efficient transaction with sophisticated parties that will meet the Debtors’ liquidity and timing concerns. Accordingly, participation in the Rights Offering is being offered only to a limited number of institutional purchasers for Cash, in compliance with applicable securities laws, and not in exchange for any outstanding securities or as a treatment on account of any Claims. The Debtors have concluded that applicable securities laws prevent them from making a general offering to Holders of Old Notes of the opportunity to participate in the Rights Offering. However, any holder of an Old Notes Claim who is an “accredited investor” and who wishes to participate in the Rights Offering, but is not eligible because it does not hold at least $500,000 in outstanding principal amount of Old Notes, may attempt to acquire additional Old Notes prior to the Rights Offering Record Date to qualify to participate in the Rights Offering. Similarly, any holder of an Old Notes Claim who would not be an Eligible Participant may attempt to sell its Old Notes prior to the Rights Offering Record Date to a purchaser that wishes to qualify as an Eligible Participant.

C.	PURPOSE AND EFFECT OF THE PLAN

1.	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

The Debtors are reorganizing pursuant to Chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their businesses going forward and does not mean that the Debtors will be liquidated or forced to go out of business. Additionally, as discussed in greater detail in Section IV.J herein, titled “Binding Nature of the Plan,” a bankruptcy court’s confirmation of a plan binds the debtor, any entity acquiring property under the plan, any holder of a claim or an equity interest in a debtor and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such Entity voted on the plan or affirmatively voted to reject the plan.

2.	Financial Restructurings in Connection With the Plan

The Plan contemplates certain transactions, including, without limitation, the following transactions (described in greater detail in Section IV herein):

•

Holders of CA Lyon’s approximately $299.5 million of Old Notes Claims will receive in the aggregate, on account of their Class 7 Claims, (a) $75 million of new 12% (8% cash interest) second lien notes due 2017 of Reorganized CA Lyon (the “New Second Lien Notes”), and (b) shares of new Class A Common Stock of Reorganized Parent (the “Class A Common Shares”) initially representing 28.5% of the New Capital Stock of Reorganized Parent (assuming the conversion of the Preferred Shares, as defined below). The New Second Lien Notes and Class A Common Shares will be distributed to the holders of Old Notes Claims on a Pro Rata basis. The percentage ownership represented by the Class A Common Shares of Reorganized Parent will be subject to dilution, including dilution for (i) exercise of the Warrants, and (ii) the issuance of shares of new Class D Common

Stock (“Class D Common Shares”) of Reorganized Parent pursuant to the Management Incentive Plan;

•

Reorganized Parent will issue new Class C Common Stock (“Class C Common Shares”) and shares of convertible preferred stock (“Preferred Shares”) convertible on a one to one basis into additional Class C Common Shares, together representing initially (on an as-converted basis) 49.5% of the New Capital Stock of Reorganized Parent, pursuant to the Rights Offering for an aggregate Cash purchase price of $60 million (the “Rights Offering Purchase Price”), and Class C Common Shares representing an additional 2.0% of the New Capital Stock of Reorganized Parent on an as-converted basis on account of the Backstop Fee. The percentage ownership represented by the Preferred Shares and the Class C Common Shares of Reorganized Parent will be subject to dilution, including dilution for (i) exercise of the Warrants, and (ii) the issuance of shares of Class D Common Shares pursuant to the Management Incentive Plan. As described below, the Debtors intend to offer all holders of the Old Notes who are Eligible Participants the opportunity to participate in the Rights Offering. However, it is possible that the Debtors will be unable to obtain sufficient commitments from the Eligible Participants to purchase all of the Rights Offering Securities for the full Rights Offering Purchase Price. Accordingly, to ensure the successful consummation of the Rights Offering, and the receipt by the Company of the Rights Offering Purchase Price in Cash, subject to entry of the Rights Offering Approval Order by the Bankruptcy Court, the Backstop Investors have agreed to “backstop” the Rights Offering and to purchase any and all of the Preferred Shares and Class C Common Shares that are not subscribed upon the subscription expiration date. The Backstop Investors are those certain parties signatories to the Backstop Commitment Agreement, their respective affiliates, or any permitted assignee under the Backstop Commitment Agreement;

•

Class B Purchasers will also purchase in the aggregate (a) shares of the new Class B Common Stock of Reorganized Parent (“Class B Common Shares”) initially representing 20.0% of the New Capital Stock of Reorganized Parent, and (b) Warrants with a five-year term exerciseable at an exercise price based on a $325 million equity value of Reorganized Parent, into Class B Common Shares initially representing 9.1% of the New Capital Stock of Reorganized Parent, for a combined purchase price (the “Class B Common Stock Purchase Price”) equal to $25 million in the form of Cash or, if Class B Purchasers finance the exercise of an option to purchase of 100% of the membership interests in the limited liability company that owns the rights to certain properties in Rancho Mission Viejo, California, in the form of a combination of Cash and the membership interests purchased under such option. The percentage ownership represented by the Class B Common Shares issued pursuant to the Class B Common Stock Purchase Commitment Agreement is subject to dilution, including dilution for (i) the exercise of the Warrants, and (ii) the issuance of Class D Common Shares pursuant to the Management Incentive Plan, and the percentage ownership represented by the Warrants is subject to dilution, including dilution for the issuance of Class D Common Shares pursuant to the Management Incentive Plan;

•

Reorganized Parent will adopt and implement the Management Incentive Plan, which would, subject to certain terms and conditions, provide for, the issuance of up to 8% of the New Capital Stock of the Reorganized Parent to key executives of the Company, with the first 4% subject to a split of 50% in the form of restricted Class D Common Shares and 50% in the form of stock options to purchase additional Class D Common Shares to be issued on the Effective Date, and the remaining 4% to be issued at the discretion of the New Board;

•

CA Lyon will restructure the Prepetition Secured Loan Agreement Claims by entering into a Restructured First Lien Loan Agreement in an initial principal amount equal to $235 million, bearing interest at the rate of 10 1/4% per annum, and maturing on the earlier to occur of the third anniversary of the “Closing Date” (as defined in the Colony Restructuring Term Sheet), or January 31, 2015;

•

On the Effective Date, each Holder of an Allowed Prepetition Secured Loan Agreement Claim shall be a “Lender” under the Restructured First Lien Loan Agreement with all of the rights set forth therein in full satisfaction, settlement, discharge, and release of, and in exchange for, such Claim;

•

each Holder of a Prepetition Project Loan Agreement claim will be satisfied in full by entering into a consensual Restructured Project Loan Agreement with the applicable Reorganized Debtors or pursuant to such alternative treatment as provided under the Plan;

•	the obligations under the DIP Facility will be satisfied in full in Cash or in a manner satisfactory to the DIP Lenders on the Effective Date;

•

unsecured creditors, except Class 7 Noteholders will be unimpaired and their Claims will be honored in accordance with their terms and in accordance with the terms of the Plan, subject to the Debtors’ rights to contest any Claims that they dispute pursuant to the procedures in the Plan; and

•	the Holders of other Claims or Equity Interests will receive the treatment summarized in Section IV.B.2 below.

(a)	Satisfaction of the Prepetition Secured Loan Facility Claims and Entry Into the Restructured First Lien Loan Agreement.

On the Effective Date, the Prepetition Secured Loan Agreement will, subject to satisfaction or waiver of the conditions precedent set forth in the Restructured First Lien Loan Agreement, be amended and restated by the Restructured First Lien Loan Agreement, “Loan Documents” as defined in the Prepetition Secured Loan Agreement will, as applicable, be amended and restated by the “Loan Documents” as defined in the Restructured First Lien Loan Agreement, and certain “Security Documents” (as defined in the Prepetition Secured Loan Agreement) will be amended, supplemented or otherwise modified and will constitute and become “Security Documents” (as defined in the Restructured First Lien Loan Agreement), and will secure all the obligations under the Restructured First Lien Loan Agreement and the other “Loan Documents” (as defined in the Restructured First Lien Loan Agreement). The Restructured First Lien Loan Agreement will be secured by a first-priority lien on and security interest in substantially all of the properties and assets of the Reorganized Debtors, other than specified “Excluded Assets.” The terms of the Restructured First Lien Loan Agreement are summarized in Section III.I hereof. On the Effective Date, each Holder of an Allowed Prepetition Secured Loan Agreement Claim shall be a “Lender” under the Restructured First Lien Loan Agreement with all of the rights set forth therein, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim.

(b)	No Fractional Shares.

No fractional shares or notes (including the New Second Lien Notes) shall be issued or distributed under the Plan. Each Person entitled to receive any shares or notes shall receive the total number of whole shares or notes of to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of shares or notes, as applicable, the actual distribution of shares of such stock or notes shall be rounded down to the next lower whole number.

(c)	New Second Lien Notes to Be Issued to Holders of Old Notes Under the Plan.

On the Effective Date, Reorganized CA Lyon will issue the New Second Lien Notes to Holders of Allowed Old Notes Claims, pursuant to the terms set forth in the Plan, together with certain Second Lien Security Documents and other “Note Documents” (as defined in the New Second Lien Notes Indenture Agreement). The New Second Lien Notes Indenture will be secured by a second -priority lien on and security interest in substantially all of the properties and assets of the Reorganized Debtors, other than specified “Excluded Assets.” The terms of the New Second Lien Notes Indenture are summarized in Exhibit F hereof. On the Effective Date, each Holder of an Old Notes Claim will receive its Pro Rata share of the New Second Lien Notes, with all of the rights set forth in the New Second Lien Notes Indenture and in the other Note Documents. The New Second Lien Notes will be issued in accordance with applicable bankruptcy law, including section 1145 of the Bankruptcy Code, and without registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VI herein, titled “Exemptions From Securities Act Registration.” The Company will agree to register certain New Second Lien Notes pursuant to the Registration Agreement.

(d)	Cancellation of Parent Equity Interests; Issuance of New Capital Stock.

On the Effective Date, the Parent Equity Interests will be cancelled, and Reorganized Parent will issue the Class A Common Shares, the Class B Common Shares, the Class C Common Shares, the initial Class D Common Shares, the Preferred Shares and the Warrants as set forth below.

(e)	New Class A Common Shares to Be Distributed to Holders of Old Notes Under the Plan.

On the Effective Date, Reorganized Parent will contribute the Class A Common Shares, representing initially 28.5% (assuming conversion of the Preferred Shares) of the New Capital Stock of Reorganized Parent, to Reorganized CA Lyon, and Reorganized CA Lyon will distribute the Class A Common Shares to Holders of Allowed Old Notes Claims. The percentage ownership represented by the Class A Common Shares issued to Holders of Allowed Old Notes Claims under the Plan will be subject to dilution, including dilution for (i) the exercise of the Warrants, and (ii) the issuance of Class D Common Shares under the Management Incentive Plan. The Class A Common Shares will be issued in accordance with applicable bankruptcy law, including section 1145 of the Bankruptcy Code, and without registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VI herein, titled “Exemptions From Securities Act Registration.” The Company will agree to register certain Class A Common Shares pursuant to the Registration Agreement.

(f)	New Class B Common Shares to Be Issued Pursuant to the Class B Common Stock Commitment Agreement Under the Plan.

On the Effective Date, Reorganized Parent will issue Class B Common Shares representing initially 20.0% (assuming conversion of the Preferred Shares) of the New Capital

Stock of Reorganized Parent on a fully-diluted basis to Class B Purchasers, pursuant to the terms set forth in the Class B Common Stock Commitment Agreement and the Plan. The percentage ownership represented by the Class B Common Shares will be subject to dilution, including dilution for (i) the exercise of the Warrants, and (ii) the issuance of Class D Common Shares under the Management Incentive Plan. The Class B Common Stock Purchase Price will fund Cash payments required to be made under the Plan, including, without limitation, Backstop Transaction Expenses and repayment of the DIP Facility Claims, and be used for general corporate purposes by the Reorganized Debtors after the Effective Date. The Class B Common Shares will be issued in a private placement and in accordance with applicable bankruptcy law, without registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VI herein, titled “Exemptions From Securities Act Registration.”

(g)	New Class C Common Shares to Be Issued in the Rights Offering.

On the Effective Date, Reorganized Parent will issue the Class C Common Shares to Eligible Participants of Old Notes who pay the Rights Offering Purchase Price pursuant to the Rights Offering under the Plan. The Class C Common Shares and the Preferred Shares will collectively represent initially (on an as-converted basis) 49.5% of the New Capital Stock of Reorganized Parent in the Rights Offering, and Class C Common Shares representing an additional 2.0% of the New Capital Stock of Reorganized Parent (on an as-converted basis) in payment of the Backstop Fee. The percentage ownership represented by the Class C Common Shares issued under the Rights Offering will be subject to dilution, including dilution for (i) the exercise of the Warrants, and (ii) the issuance of Class D Common Shares under the Management Incentive Plan. The Class C Common Shares will be issued in a private placement and in accordance with applicable bankruptcy law, without registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VI herein, titled “Exemptions From Securities Act Registration.”

(h)	New Preferred Shares and New Class C Common Shares to Be Issued in the Rights Offering.

On the Effective Date, Reorganized Parent will issue the Preferred Shares to Eligible Participants of Old Notes who pay the Rights Offering Purchase Price pursuant to the Rights Offering under the Plan. The Class C Common Shares and the Preferred Shares will collectively represent initially (on an as-converted basis, 49.5% of the New Capital Stock of Reorganized Parent in the Rights Offering, and Class C Common Shares representing an additional 2.0% of the New Capital Stock of Reorganized Parent (on an as-converted basis) in payment of the Backstop Fee. The percentage ownership represented by the Preferred Shares (on an as-converted basis) and the Class C Common Shares issued in the Rights Offering will be subject to dilution, including dilution for (i) the exercise of the Warrants, and (ii) the issuance of Class D Common Shares under the Management Incentive Plan. The Preferred Shares and the Class C Common Shares will be issued in a private placement and in accordance with applicable bankruptcy law and without registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VI herein, titled “Exemptions From Securities Act Registration.” The Company will agree in the Registration Agreement to register the Preferred Shares and the Class C Common Shares.

(i)	New Warrants to Be Issued Under the Plan.

On the Effective Date, Reorganized Parent will issue the Warrants to Class B Purchasers. The Warrants will have a term of five years and will be exercisable initially for Class B Common Shares representing 9.1% of the New Capital Stock of Reorganized Parent on a fully-diluted, as-exercised basis, at an exercise price based on a $325 million equity value of Reorganized Parent. The Class B Common Shares issuable upon exercise of the Warrants, together with the Class B

Shares initially issued under the Plan would represent approximately 27.3% of the New Capital Stock of Reorganized Parent outstanding on a fully-diluted basis. The percentage ownership represented by the shares of Class B Common Shares issued to Class B Purchasers upon conversion of the Warrants is subject to dilution, including dilution for issuance of Class D Common Shares under the Management Incentive Plan. The Warrants will expire five years from the Effective Date. The Warrants will be issued in a private placement and in accordance with applicable bankruptcy law and without registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VI herein, titled “Exemptions From Securities Act Registration.” The Company will agree in the Registration Agreement to register the Class A Common Shares into which the Class B Common Shares issuable upon exercise of the Warrants are convertible.

Class B Purchasers should be aware that the value of the Warrants is wholly dependent upon the future performance of the Debtors’ business and the market price of the capital stock of Reorganized Parent. There can be no assurance that the market price of the capital stock of Reorganized Parent will ever exceed the exercise price per share of the Warrants (at any exercise price per share that falls within the range described in this Disclosure Statement), or that the Warrants will be “in the money” at any time prior to their expiration. As a result, the value of the Warrants is uncertain and highly speculative.

(j)	The Rights Offering, the Preferred Shares and the New Class C Common Shares.

Upon the Bankruptcy Court’s entry of the Rights Offering Approval Order, and the Backstop Commitment Agreement Assumption Order, the Debtors will commence a Rights Offering of Preferred Shares and Class C Common Shares to be offered to each Eligible Participant as of the Rights Offering Record Date. Pursuant to the Rights Offering, each Eligible Participant may subscribe for its Pro Rata share of the Preferred Shares and the Class C Common Shares. Each Rights Offering Purchaser must purchase both Preferred Shares and Class C Common Shares in the Rights Offering. Pursuant to the Backstop Commitment Agreement, the Backstop Investors have committed to purchase all Preferred Shares and Class C Common Shares offered, but not otherwise purchased, in the Rights Offering. As compensation for their commitment and subject to the entry of the Rights Offering Approval Order, the Debtors will pay the Backstop Investors, among other things, the Backstop Fee in the form of Class C Common Shares. The terms of the Rights Offering are summarized in Section III.G herein. The Debtors will also reimburse the expenses of the Backstop Investors and provide them with a customary indemnification, all as set forth in Section V of the Backstop Commitment Agreement.

On the Effective Date, the Preferred Shares issued pursuant to the Rights Offering, on an as-converted basis, together with the Class C Common Shares issued pursuant to the Rights Offering, for an aggregate Cash purchase price of $60 million, would represent 49.5% of the New Capital Stock of Reorganized Parent, and additional Class C Common Shares representing an additional 2.0% of the New Capital Stock of Reorganized Parent on an as-converted basis would be issued on account of the Backstop Fee. The percentage ownership represented by the Class C Common Shares issued upon conversion of the Preferred Shares is subject to dilution, including dilution for (i) the Warrants, and (ii) the issuance of Class D Common Shares under the Management Incentive Plan. The Rights Offering Purchase Price will fund Cash payments required to be made under the Plan, including, without limitation, Backstop Transaction Expenses and repayment of the DIP Facility Claims, and be used for general corporate purposes by the Reorganized Debtors after the Effective Date.

The terms of the Preferred Shares are summarized in Section III.H herein, and will be set forth in the Certificate of Designation to be included in the Plan Supplement.

(k)	Management Incentive Plan for Management

Following the Effective Date, Reorganized Parent will adopt and implement the Management Incentive Plan, which would, subject to certain terms and conditions, provide for, the issuance of up to 8% of the New Capital Stock of the Reorganized Parent to key executives of the Company, with the first 4% subject to a split of 50% in the form of restricted Class D Common Shares and 50% in the form of stock options to purchase additional Class D Common Shares to be issued on the Effective Date, and the remaining 4% to be issued at the discretion of the New Board.

3.	Plan Overview

The Plan provides for the classification and treatment of Claims against and Interests in the Debtors. For classification and treatment of Claims and Interests, the Plan designates Classes of Claims and Classes of Interests. These Classes and Plan treatments take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.

The following chart3 briefly summarizes the classification and treatment of Claims and Interests under the Plan. Amounts listed below are estimated.

In accordance with section 1122 of the Bankruptcy Code, the Plan provides for ten Classes of Claims against and/or Interests in the Debtors.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS OR EQUITY INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN AND THE RISK FACTORS DESCRIBED IN SECTION IV BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS OR EQUITY INTERESTS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.

Class	Type of Claim or Interest	Estimated Claim Amount	Impairment	Entitled to Vote	Estimated Recovery Under Plan
1	Priority Claims	$382,000	No	No	100%
2	Other Secured Claims	$13.1 million	No	No	100%
3	Secured Tax Claims	$417,000	No	No	100%
4	Prepetition Secured Loan Agreement Claims	$235 million[4]	Yes	Yes	100%

[3]

This chart is only a summary of the classification and treatment of Claims and Interests under the Plan. Projected Recoveries are based on midpoint valuation estimates of the Debtors. References should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests.

[4]	This amount is on account of the compromise and settlement of the “Make Whole Amount” and “Exit Fees” under the Senior Secured Loan Agreement described in section 2.C herein.

Class	Type of Claim or Interest	Estimated Claim Amount	Impairment	Entitled to Vote	Estimated Recovery Under Plan
5	Project Loan Claims	$19.4 million	No	No	100%
6	General Unsecured Claims	$13.0 million	No	No	100%
7	Old Notes Claims	$299.5 million (approximately)[5]	Yes	Yes	Approximately 40%
8	Intercompany Claims	$0	No	No	100%
9	Parent Equity Interests	N/A	Yes	No	N/A
10	Equity Interests in Subsidiaries	N/A	No	No	N/A

4.	Who May Vote on the Plan

Each Holder of an Allowed Claim in Classes 4 and 7 is entitled to vote either to accept or to reject the Plan. Only those votes cast by Holders of Allowed Claims in Classes 4 and 7 shall be counted in determining whether acceptances have been received sufficient in number and amount to obtain Confirmation. An Impaired Class of Claims shall have accepted the Plan if: (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims or Interests actually voting in such Class have voted to accept the Plan, and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims or Interests actually voting in such Class have voted to accept the Plan. Classes 1, 2, 3, 5, 6, 8 and 10 are Unimpaired under the Plan, are each deemed to accept the Plan by operation of law, and are not entitled to vote on the Plan. Class 9 is Impaired under the Plan, and deemed to reject the Plan by operation of law, and Holders of Claims in Class 9 are not entitled to vote on the Plan. Without limiting the foregoing, in the event that any Class of Claims or Interests entitled to vote on the Plan fails to accept the Plan as required by section 1129(a) of the Bankruptcy Code, the Plan may be amended and, in any event, the Debtors reserve the right to seek confirmation of the Plan over such rejection pursuant to section 1129(b) of the Bankruptcy Code.

5.	Summary of Solicitation Package and Voting Instructions

The following materials constitute the solicitation package (the “Solicitation Package”):

•	a solicitation cover letter from the Company addressed to the voting creditor;

•	the appropriate form of Ballot and instructions for completing the ballot (the “Ballot”)

[5]	The Class 7 Claims of $299.5 million (approximate) include Prepetition Indenture Trustee Fees and accrued interest through December 19, 2011.

•	a pre-addressed, postage pre-paid return envelope;

•	this Disclosure Statement with all exhibits; and

•	The Plan

Classes 4 and 7 are entitled to vote to accept or reject the Plan and shall be served by email or with paper copies of this Disclosure Statement and the Plan. Any party who desires additional paper copies of these documents may request copies by writing to Kurtzman Carson Consultants LLC (“KCC”) at 599 Lexington Avenue, 39th Floor, New York, NY 10022, Telephone: (877) 833-4150, International Callers: (917) 281-4800, email: lyonhomesinfo@kccllc.com (the “Voting Agent”). All parties entitled to vote to accept or reject the Plan shall receive by email, or a paper copy of, each appropriate Ballot.

The Voting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials, and generally oversee the solicitation process.

Only the Holders of Claims in Classes 4 and 7 are entitled to vote to accept or reject the Plan. To be counted, Ballots cast by Holders must be received by the Voting Agent by 5:00 p.m. (prevailing Eastern Time) on December 16, 2011, the Voting Deadline. Voting instructions are attached to each Ballot.

If you are a Beneficial Holder of Class 7 Old Notes Claims, you must deliver your Ballot to your broker, bank, dealer, agent, or other nominee (each of the foregoing, a “Nominee”). Please return your Ballot to your Nominee in order to allow for sufficient time to permit your Nominee to deliver a Master Ballot including your vote to the Debtors’ Voting Agent by the Voting Deadline.

Unless the Company, in its discretion decides otherwise, any Ballot received after the Voting Deadline shall not be counted. The Voting Agent will process and tabulate received Ballots and will File a voting report (the “Voting Report”) as soon as practicable on or after the Petition Date.

For answers to any questions regarding solicitation procedures, parties may contact the Voting Agent with any questions related to the solicitation procedures applicable to their Claims and Interests.

The Plan Supplement will be Filed by the Debtors no later than 10 days (unless otherwise ordered by the Bankruptcy Court) before the date fixed by the Bankruptcy Court to consider confirmation of the Plan. When Filed, the Plan Supplement will be available in both electronic and hard copy form. Details about how to access the Plan Supplement will be provided in the notice sent to all parties in interest regarding the confirmation hearing of the Plan.

Any Ballot that is properly executed by the Holder of a Claim, but fails to clearly indicate an acceptance or rejection, or that indicates both an acceptance and a rejection of the Plan, shall not be counted.

Each Holder of a Claim in Class 4 or 7 must vote all of its Claims either to accept or reject the Plan and may not split its votes. By signing and returning a Ballot, each Holder of a Claim in Class 4 or 7 will certify to the Bankruptcy Court and the Company that no other Ballots with respect to such Claim or Equity Interest have been cast or, if any other Ballots have been cast with respect to such Claim or Equity Interest, such other Ballots are revoked.

All Ballots are accompanied by voting instructions. It is important to follow the specific instructions provided with the Ballot.

The Company is relying on section 4(2) of the Securities Act and similar “blue sky” law provisions with respect to the issuance of the Rights Offering Securities, and the Class B Securities. The Company is relying on Section 3(a)(9) of the Securities Act as well as the exemption from the Securities Act and equivalent state law registration requirements provided by section 1145(a)(1) of the Bankruptcy Code, to exempt the Solicitation and the issuance of new securities on account of treatment of Claims in connection with the Solicitation and the Plan from registration under the Securities Act and “blue sky” law.

6.	Voting Instructions Specific to Beneficial Holders of Class 7 Old Notes Claims Entitled to Vote on the Plan.

If you are a Beneficial Holder of Class 7 Old Notes Claims, you must deliver your Ballot to your broker, bank, dealer, agent, or other nominee (each of the foregoing, a “Nominee”). Please return your Ballot to your Nominee in order to allow for sufficient time to permit your Nominee to deliver a Master Ballot including your vote to the Debtors’ Voting Agent by the Voting Deadline

Prior to the Solicitation Mailing Date, the Voting Agent will determine the identity of those Registered Record Owners and Intermediary Record Owners (collectively, “Record Owners”) holding Old Notes on behalf of Beneficial Holders as of the applicable Voting Record Date utilizing security positions reports provided by the Depository Trust Company (“DTC”) and will distribute an appropriate number of Solicitation Packages to such Record Owners to allow them to forward one to each applicable Beneficial Holder. Intermediate Record Holders will distribute Solicitation Packages to the respective Beneficial Holders within five (5) days of receiving Solicitation Packages.

7.	Tabulation of Votes

THE FOLLOWING IS IMPORTANT INFORMATION REGARDING VOTING THAT SHOULD BE READ CAREFULLY BY ALL HOLDERS OF CLAIMS IN VOTING CLASSES.

•

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY EXECUTED, COMPLETED, DATED AND DELIVERED SUCH THAT IT IS ACTUALLY RECEIVED ON OR BEFORE THE VOTING DEADLINE BY THE VOTING AGENT (OR IN THE CASE OF BENEFICIAL BALLOT HOLDERS, TO YOUR NOMINEE PRIOR TO THE VOTING DEADLINE).

•

A HOLDER OF A CLAIM MAY CAST ONLY ONE VOTE PER EACH CLAIM OR EQUITY INTEREST SO HELD. BY SIGNING AND RETURNING A BALLOT, BENEFICIAL HOLDER BALLOT OR MASTER BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLAIM, SUCH EARLIER BALLOTS, BENEFICIAL HOLDER BALLOTS OR MASTER BALLOTS ARE THEREBY SUPERSEDED AND REVOKED.

•

ANY BALLOT THAT IS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED TOWARD CONFIRMATION OF THE PLAN UNLESS THE DEBTORS HAVE GRANTED AN EXTENSION OF THE VOTING DEADLINE IN WRITING WITH RESPECT TO SUCH BALLOT.

•	ADDITIONALLY, THE FOLLOWING BALLOTS WILL NOT BE COUNTED:

•	any Ballot that the Debtors determine is illegible or contains insufficient information to permit the identification of the Holder of the Claim;

•	any Ballot cast by an entity that does not hold a Claim in a Class that is entitled to vote on the Plan;

•

any Ballot that (a) is properly completed, executed and timely filed, but does not indicate an acceptance or rejection of the Plan, or (b) indicates both an acceptance and rejection of the Plan, or (c) with the exception of a Master Ballot, partially accepts and partially rejects the Plan;

•	any Ballot sent to the Court, the Debtors, the Debtors’ agents/representatives, the Prepetition Indenture Trustee or the Debtors’ financial or legal advisors;

•	any Ballot transmitted by facsimile, telecopy or electronic mail; OR

•	any unsigned Ballot.

8.	Confirmation of the Plan

(a)	Generally

“Confirmation” is the technical term for the Bankruptcy Court’s approval of a plan of reorganization or liquidation. The timing, standards and factors considered by the Bankruptcy Court in deciding whether to confirm a plan of reorganization are discussed below.

(b)	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

Following commencement of the Chapter 11 Cases, the Company intends to promptly schedule a Confirmation Hearing and will provide notice of the Confirmation Hearing to all necessary parties. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing of any adjournment thereof.

9.	Confirming and Consummating the Plan

It is a condition to Confirmation of the Plan that the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors. Certain other conditions contained in the Plan must be satisfied or waived pursuant to the provisions of the Plan.

For further information, see Article IX of the Plan, entitled “Conditions Precedent to Confirmation and Consummation of the Plan.”

10.	Rules of Interpretation

The following rules for interpretation and construction shall apply to this Disclosure Statement: (1) capitalized terms used in the Disclosure Statement and not otherwise defined shall have the meaning ascribed to such terms in Article I.B of the Plan; (2) unless otherwise specified, any reference in this Disclosure Statement to a contract, instrument, release, indenture, or other agreement or document shall be a reference to such document in the particular form or substantially on such terms and conditions described; (3) unless otherwise specified, any reference in this Disclosure Statement to an existing document, schedule, or exhibit, whether or not filed, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (4) any reference to an entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references in this Disclosure Statement to Sections are references to Sections of this Disclosure Statement; (6) unless otherwise specified, all references in this Disclosure Statement to exhibits are references to exhibits in this Disclosure Statement; (7) unless otherwise set forth in this Disclosure Statement, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (8) any term used in capitalized form in this Disclosure Statement that is not otherwise defined in this Disclosure Statement or the Plan but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

11.	The Voting Record Date

The Voting Record Date was November 10, 2011. Only Holders of Allowed Claims in the Voting Classes on the Voting Record Date received the Solicitation Package and are allowed to vote to accept or reject the Plan.

12.	Other Restructuring Documents

Holders of Claims in the Voting Classes on the Voting Record Date will receive the Solicitation Package, which will be delivered by the Company via its Voting Agent on November 17, 2011.

In addition to the Solicitation Package, Holders of Claims in the Voting Classes on the Voting Record Date will receive, after the commencement of the Chapter 11 Cases and as ordered by the Bankruptcy Court, the following supplemental materials (the “Supplemental Materials”):

(i)	a notice of the Confirmation Hearing approved by the Bankruptcy Court for transmission to Holders of Claims and other parties in interest; and

(ii)	such other materials as the Bankruptcy Court may direct.

13.	Distribution of the Solicitation Package to Holders of Claims and Equity Interests Entitled to Vote on the Plan

With the assistance of the Voting Agent, the Debtors are distributing the Solicitation Package to the Record Holders on November 17, 2011 (the “Solicitation Mailing Date”). The Debtors submit that the timing of such distribution is sufficient to provide such Holders of Claims with adequate time within which to review the materials required to allow such parties to make informed decisions with respect to voting on the Plan. The Debtors have made every reasonable effort to ensure that Holders who have more than one Allowed Claim in a single voting Class received no more than one Solicitation Package.

14.	Distribution of Notices to Holders of Claims and Equity Interests in Non-Voting Classes and Holders of Disputed Claims

As set forth above, certain Holders of Claims and Equity Interests are not entitled to vote on the Plan. As a result, such parties will not receive Solicitation Packages, will not receive Supplemental Materials and, instead, will receive the appropriate forms of notice, after the commencement of the Chapter 11 Cases, as follows:

•

Unimpaired Claims and Equity Interests - Deemed to Accept. As noted above, Administrative Claims, DIP Facility Claims and Priority Tax Claims are unclassified and are not entitled to vote on the Plan, and Allowed Claims in Classes 1, 2, 3, 5, 6 and 8 and Equity Interests in Class 10 are Unimpaired under the Plan and, therefore, are presumed to have accepted the Plan. As such, Holders of such Claims or Equity Interests will receive, in lieu of the Restructuring Documents, a “Non-Voting Status Notice With Respect to Unimpaired Classes Deemed to Accept the Plan” after the commencement of the Company’s Chapter 11 Cases, which will contain instructions, among other things, on how to obtain a copy of the Plan and this Disclosure Statement, the Confirmation Objection Deadline and the Confirmation Hearing date and time.

•

Impaired Claims – Deemed to Reject. Holders of Class 9 Parent Equity Interests are Impaired and shall receive no distribution under the Plan on account of the Parent Equity Interests and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. As such, Holders of Parent Equity Interests will receive, in lieu of the Restructuring Documents, a “Non-Voting Status Notice With Respect to Impaired Class Deemed to Reject the Plan” after the commencement of the Company’s Chapter 11 Cases, which will contain instructions, among other things, on how to obtain a copy of the Plan and this Disclosure Statement, the Confirmation Objection Deadline and the Confirmation Hearing date and time.

•

Contract and Lease Counterparties. Parties to certain of the Debtors’ executory contracts and unexpired leases may not have Claims pending the disposition of their contracts or leases by assumption or rejection under the Plan. Such parties nevertheless will receive notice notifying them of the commencement of the Debtors’ Chapter 11 Cases after such cases are filed, as well as notifying them of the projected disposition of their contracts and/or lease and the scheduled hearing to consider confirmation of the Plan.

15.	Filing of the Plan Supplement

The Debtors will file the Plan Supplement no later than 10 days before the Confirmation Hearing. The Debtors will transmit a copy of the Plan Supplement to the “Distribution List,” as defined below. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of the Plan Supplement by: (a) calling the Voting Agent at (877) 573-3980; or (b) writing to William Lyon Homes, c/o Williams Lyon Homes Ballot Processing Center, c/o Kurtzman Carson Consultants LLC, 599 Lexington Avenue, 39th Floor, New York, NY 10022, Telephone: (877) 833-4150, International Callers: (917) 281-4800; email: lyonhomesinfo@kccllc.com. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at https://ecf.deb.uscourts.gov/.

As used herein, the term “Distribution List” means (a) the Office of the United States Trustee, (b) counsel for the Committee, if any is appointed, (c) counsel to the DIP Agent, (d) counsel to the Prepetition Secured Lenders, (e) counsel to the Ad Hoc Noteholders Group, (f) the Securities and Exchange Commission, (g) the Internal Revenue Service, (h) all parties that, as of the filing of the Plan Supplement, have filed requests for notice in the Chapter 11 Cases pursuant to Bankruptcy Rule 2002, and (i) any parties affected by an addition to Plan Schedules.

16.	The Confirmation Hearing

The Bankruptcy Court has not yet scheduled a Confirmation Hearing Date. Once scheduled, the Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

17.	The Deadline for Objecting to Confirmation of the Plan

The Bankruptcy Court has not yet scheduled a Confirmation Objection Deadline. Subject to order of the Bankruptcy Court, any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name of the applicable Debtor, the name of the objecting party and the amount and nature of the Claim of such Entity in each applicable Chapter 11 Case or the amount of Equity Interests held by such Entity in each applicable Chapter 11 Case; (iv) state with particularity the legal and factual bases and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the parties set forth below (the “Notice Parties”).

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE. INSTRUCTIONS WITH RESPECT TO THE CONFIRMATION HEARING AND DEADLINES WITH RESPECT TO CONFIRMATION WILL BE INCLUDED IN THE NOTICE OF CONFIRMATION HEARING TO BE APPROVED BY THE BANKRUPTCY COURT.

18.	Notice Parties

(a)	The Debtors, William Lyon Homes, Corporate Office, 4490 Von Karman Avenue, Newport Beach, California 92660 (Attn: Matthew Zaist, Executive Vice President);

(b)

Counsel to the Debtors, Pachulski Stang Ziehl & Jones, 10100 Santa Monica Boulevard, 13th Floor, Los Angeles, CA 90067-4100 (Attn: Richard M. Pachulski), and 919 N. Market Street, 17th Floor, Wilmington, DE 19801 (Attn: Laura Davis Jones);

(c)	Special Counsel to the Debtors, Irell & Manella LLP, 840 Newport Center Drive, Suite 400, Newport Beach, CA 92660-6324 (Attn: Jeffrey M. Reisner);

(d)	Counsel to the Backstop Parties, Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166-0193 (Attn: Matthew K. Kelsey and J. Eric Wise);

(e)	Counsel to the Ad Hoc Noteholders Group, Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, Los Angeles, California 90017 (Attn: Mark Shinderman and Neil Wertlieb);

(f)	Delaware Counsel to the Ad Hoc Noteholders Group, Morris, Nichols, Arsht & Tunnell LLP, 1201 North Market Street, 18th Floor, P.O. Box 1347, Wilmington, DE 19899-1347 (Deliveries 19801) (Attn: Robert J. Dehney);

(g)	Counsel to the Prepetition Agent and the Prepetition Secured Lenders, Akin Gump Strauss Hauer & Feld LLP, 2029 Century Park East, Suite 2400, Los Angeles, CA 90067-3010 (Attn: David P. Simonds) and Pepper Hamilton LLP, Hercules Plaza, Suite 5100, 13013 Market Street, P.O. Box 1790, Wilmington DE 19801-1151 (Attn: David Stratton); and

(h)	The Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware 19801;

19.	Effect of Confirmation of the Plan

The Plan contains certain provisions relating to (a) the compromise and settlement of Claims and Equity Interests, (b) the release of the Released Parties by the Debtors and the Holders of Claims or Equity Interests, and each of their respective Related Persons, and (c) exculpation of certain parties.

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM IN THE CHAPTER 11 CASES (IF ANY ARE FILED), OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

D.	CONSUMMATION OF THE PLAN

It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order unless otherwise satisfied or waived pursuant to the provisions of Article IX of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.

E.	RISK FACTORS

PRIOR TO DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST IN A VOTING CLASS HAS BEEN URGED TO CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN SECTION IV HEREIN TITLED, “RISK FACTORS.”

ARTICLE II.

BACKGROUND TO THE CHAPTER 11 CASES

A.	THE DEBTORS’ CORPORATE HISTORY

The predecessor to DE Lyon, The Presley Companies, was formed in 1956. In 1987, General William Lyon purchased 100% of the stock of The Presley Companies, which subsequently went public in 1991 and listed on the New York Stock Exchange under the symbol “PDC”. William Lyon Homes, a Delaware corporation, (“DE Lyon”), currently the parent corporation of the Company, was formed in 1999. Also in 1999, The Presley Companies acquired William Lyon Homes, Inc., a California corporation (“CA Lyon”), and The Presley Companies changed its name to William Lyon Homes and its ticker symbol to “WLS”. DE Lyon was subsequently taken private in 2006 by way of a tender offer by General William Lyon for the shares of DE Lyon that were then publicly owned. DE Lyon currently has one class of stock of which 1,000 shares are outstanding. 94.6% of the shares of DE Lyon (946 shares) are owned by General William Lyon individually and 5.4% of the shares of DE Lyon (54 shares) are owned by The William Harwell Lyon Separate Property Trust.

DE Lyon owns directly or indirectly thirty-nine operating entities. Specifically, DE Lyon directly and wholly owns three subsidiaries:

•	CA Lyon, a California corporation and the Company’s main operating entity;

•	California Equity Funding, Inc., a California corporation; and

•	Duxford Financial, Inc., a California corporation.

Duxford Financial, Inc. has direct ownership interests in three entities. These are:

•	Duxford Escrow, Inc., a California corporation;

•	Duxford Insurance Services, LLC, a California limited liability company; and

•	Bayport Mortgage, L.P., a California limited partnership.

CA Lyon has a number of direct and indirect wholly-owned subsidiaries. These are:

•	Circle G at the Church Farm North Joint Venture, LLC, an Arizona limited liability company;

•	PH - LP Ventures, a California corporation;

•	PH Ventures – San Jose, a California corporation;

•	HSP, Inc., a California corporation;

•	Whitney Ranch Village 5, LLC, a Delaware limited liability company;

•	Cerro Plata Associates, LLC, a Delaware limited liability company;

•	Laguna Big Horn, LLC, a Delaware limited liability company;

•	Duxford Title Reinsurance Co., a Vermont corporation;

•	Sycamore CC, Inc., a California corporation;

•	Presley CMR, Inc., a California corporation (which has a 50% interest in WLH Enterprises, a California general partnership);

•	Mountain Falls, LLC, a Nevada limited liability company;

•	William Lyon Southwest, Inc., an Arizona corporation;

•	PH-Rielly Ventures, a California corporation;

•	Presley Homes, a California corporation;

•	Lyon Mayfield, Inc., a Delaware corporation (which has a 100% interest in Lyon Mayfield, LLC, a Delaware limited liability company);

•	Lyon Waterfront, LLC, a Delaware limited liability company (which has a 50% interest in PLC/Lyon Waterfront Residential, LLC, a Delaware limited liability company);

•	Nobar Water Company, a California corporation;

•	Silver Creek Preserve, a California nonprofit corporation; and

•	Lyon East Garrison Company I, LLC, a California limited liability company (which has a 100% interest in East Garrison Partners I, LLC, a California limited liability company).

CA Lyon also has a partial interest in a number of entities. Following is a list of these entities with the percentage owned by CA Lyon:

•	Queen Creek Joint Venture, LLC, an Arizona limited liability company (50%);

•	William Lyon Mortgage, LLC, a California limited liability company (50%);

•	Horsethief Canyon Partners, a California general partnership (50%) (which is also owned 50% by HSP, Inc. and therefore 100% indirectly by CA Lyon); and

•

WLH Enterprises, a California general partnership (50%) (which is also owned 50% by Presley CMR, Inc. and therefore 100% indirectly by CA Lyon, and which has a 100% interest in Mountain Falls Golf Course, LLC, a Nevada limited liability company);

Lastly, CA Lyon owns interests of changing percentages (due to waterfall provisions in the entities’ operating agreements) in the following joint ventures:

•	Henry Ranch, LLC, a Delaware limited liability company;

•	Spectrum 90 Investors, LLC, a Delaware limited liability company;

•	4S Ranch Planning Area 38, LLC, a Delaware limited liability company;

•	San Miguel Village, LLC, a Delaware limited liability company;

•	Lyon Treviso, LLC, a Delaware limited liability company; and

•	Lyon Vista Del Mar 533, LLC, a Delaware limited liability company.

B.	OVERVIEW OF THE DEBTORS’ BUSINESS

The Company is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada.

1.	Business Operations and Sales

The Company conducts its homebuilding operations through four reportable operating segments: Southern California, Northern California, Arizona and Nevada. Each of the segments has responsibility for the management of the Company’s homebuilding and development operations within its geographic boundaries. The Company is most active in California; in 2010, approximately 78% of the home closings of the Company and its joint ventures were derived from the Northern California and Southern California segments, and 88% of the Company’s homes sales revenue was derived from these segments. For the six-,month period ending June 30, 2011, the Company marketed its homes through nineteen (19) sales locations.

The prices of the Company’s homes vary widely, but the Company targets mostly entry-level and first time move-up homebuyers. The Company utilizes a variety of product lines in its various markets but largely standardizes its home designs to encourage efficiency in the construction process. The Company hires subcontractors to perform virtually all of the construction necessary to develop its various projects.

During the year ended December 31, 2010, the Company had consolidated revenues from home sales of $266.9 million and delivered 760 homes. The Company had total consolidated operating revenues of $294.7 million, $309.2 million and $526.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. On a consolidated basis, the Company delivered 915 homes in 2009 and 1,260 homes in 2008. The Company’s dollar amount of backlog of homes sold but not closed as of December 31, 2010 was $30.1 million, down 47% from $56.5 million as of December 31, 2009. The cancellation rate of buyers who contracted to buy a home but did not close escrow was approximately 19% in 2010, down slightly from 21% in 2009. The Company had consolidated net loss of $136.8 million, $20.5 million, $111.6 million and $349.4 million during the years ended December 31, 2010, 2009, 2008 and 2007, respectively.

Due to the Company’s product and geographic diversification strategy, the prices of the Company’s homes vary substantially. During 2010, base sales prices for the Company’s attached housing ranged from approximately $120,000 to $575,000, and base sales prices for detached housing ranged from approximately $118,000 to $700,000. On a consolidated basis, the average sales price of homes closed for the year ended December 31, 2010 was $351,100.

In addition to developing and selling properties that it owns, the Company is party to certain construction management agreements with Resmark Equity Partners, LLC and its affiliate, Olympic Realty Advisors (together, “Resmark”) under which the Company sells and markets land owned by Resmark in three separate communities. For such services, the Company receives fees and commissions upon each of the home sales and upon completion of the developments under such agreements (generally 3 to 5 percent of the sales price). The Company may also, under certain circumstances, be entitled to receive additional compensation if certain financial thresholds are achieved.

The Company’s corporate headquarters are located at 4490 Von Karman Avenue, Newport Beach, California. As of December 31, 2010, the Company employed 212 full-time and 7 part-time employees, including corporate staff, supervisory personnel of construction projects, maintenance crews to service completed projects, as well as persons engaged in administrative, finance and accounting, engineering, golf course operations, sales and marketing activities.

2.	Marketing and Development Strategy

The Company designs, constructs and sells a wide range of homes designed to meet the specific needs of each of its markets, although it primarily emphasizes sales to the entry-level and first time move-up home buyer markets. The Company currently has a wide variety of product lines in sixteen sales locations, which enables it to meet the specific needs of each of its markets. Because the decision as to which product to develop is based on the Company’s assessment of market conditions and the restrictions imposed by government regulations, home styles and sizes vary from project to project. The Company’s attached housing ranges in size from 957 to 2,452 square feet, and the detached housing ranges from 1,157 to 3,245 square feet.

The Company generally standardizes and limits the number of home designs within any given product line. This standardization permits on-site mass production techniques and bulk purchasing of materials and components, thus enabling the Company to better control and reduce construction costs and home construction cycles.

The Company normally builds, decorates, furnishes and landscapes three to eight model homes for each product line and maintains on-site sales offices, which typically are open seven days a week. Interior decorations vary among the Company’s models and are carefully selected based upon the lifestyles of targeted buyers. Structural changes in design from the model homes are not generally permitted, but home buyers may select various other optional construction and design amenities.

The management team responsible for any given project develops marketing objectives, formulates pricing and sales strategies, and develops advertising and public relations programs for approval of senior management. The Company makes extensive use of advertising and other promotional activities, including on-line media, newspaper advertisements, brochures, direct mail and the placement of strategically located sign boards in the immediate areas of its developments. In addition, the Company markets all of its products through the internet via email lists and interest lists, as well as its website at www.lyonhomes.com. In general, the Company’s advertising emphasizes each project’s strengths, the quality and value of its products and its reputation in the marketplace.

The Company employs in-house commissioned sales personnel to sell its homes. In some cases, outside brokers are also involved in the selling of the Company’s homes, particularly in the Arizona and Nevada markets. The Company typically engages its sales personnel on a long-term, rather than a project-by-project basis. Sales personnel are trained by the Company and attend weekly meetings to be updated on the availability of financing, construction schedules and marketing and advertising plans.

The Company contracts with a number of architects and other consultants who are involved in the design process of the Company’s homes. Designs are constrained by zoning requirements, building codes, energy efficiency laws and local architectural guidelines, among other factors. Engineering, landscaping, master-planning and environmental impact analysis work are subcontracted to independent firms that are familiar with local requirements.

Substantially all construction work is done by subcontractors, with the Company acting as the general contractor. The Company manages subcontractor activities with on-site supervisory employees and management control systems. The Company does not have long-term contractual commitments with its subcontractors or suppliers; instead, it contracts development work by project and, where possible, by phase size.

3.	Competition and Risk Management

The homebuilding industry is highly competitive, particularly in the low- and medium-price range where the Company currently concentrates its activities. The Company does not have a significant market position in any geographic area that it serves due to the fragmented nature of the market. A number of the Company’s competitors have larger staffs, larger marketing organizations, and substantially greater financial resources than those of the Company. However, the Company competes effectively in its existing markets as a result of its product and geographic diversity, substantial development expertise, and reputation as a low-cost producer of quality homes. Further, the Company sometimes gains a competitive advantage in locations where changing regulations make it difficult for competitors to obtain entitlements or government approvals that the Company has already obtained.

The Company uses a land acquisition team, which includes members of its senior management, to manage the risks associated with land ownership and development. The Company’s land acquisition strategy has been to undertake projects with shorter life-cycles in order to reduce development and market risk, while maintaining an inventory of owned lots sufficient for construction of homes over a two-year period. Currently, the Company has eight projects, all of the homes of which the Company owns.

The Company enters purchase agreements with various land sellers. As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s financial and market risk associated with land holdings, the Company often transfers its right in certain land purchase agreements to entities owned by third parties in “land banking arrangements.” These entities use equity contributions or incur debt to finance the acquisition and development of the land being purchased. These entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company has no obligation to purchase the balance of these lots, but would forfeit remaining deposits and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and does not guarantee their liabilities.

Currently, the Company has one land banking arrangement under which the seller (Hearthstone) initially offered options to purchase 625 lots for a total purchase price of approximately $162.3 million. As of June 30, 2011, the Company had purchased 400 of those lots; the rest remain under option. The Debtors are in negotiations with the seller to amend the current agreements. Proposed amendments would include deferring the takedowns of property for approximately one year and eliminating any change in control trigger under the current documents. If successful, these proposed amendments would reduce the Debtors cash outlay by approximately $11.2 million through December of 2012, and reduce the associated draws on its DIP loan by approximately $4.7 million through assumed effective date of 2/28/2012.

C.	OVERVIEW OF THE PREPETITION CAPITAL STRUCTURE

1.	Senior Credit Facility

CA Lyon is a borrower under the Senior Secured Term Loan Agreement, dated October 20, 2009, by and among CA Lyon, and the Prepetition Secured Lenders and the Prepetition Agent, as amended by the First Amendment to Senior Secured Loan Agreement, dated March 18, 2011 (“Colony First Amendment”), Waiver No. 1 to Senior Secured Term Loan Agreement, dated April 20, 2011 (“Colony Waiver No. 1”), Waiver No. 2 to Senior Secured Term Loan Agreement, dated July 18, 2011 (“Colony Waiver No. 2”), Second Amendment and Waiver No. 3 to Senior Secured Term Loan Agreement dated September 16, 2011 (“Colony Waiver No. 3”) and Amendment to Waiver No. 3 to Senior Secured Term Loan Agreement dated October 7, 2011 (“Amendment to Colony Waiver No. 3”). At the end of this last waiver period, the Company and its Prepetition Secured Lenders engaged in extensive negotiation of the terms of the Debtors’ proposed restructuring, but the parties did not reach an agreement that would result in a further extension of the forbearance and waiver agreement.

The Prepetition Secured Loan Agreement governs a secured term loan in the aggregate principal amount of $206,000,000, bearing interest at 14% per annum, payable monthly. The scheduled maturity date for the Prepetition Secured Loans is October 20, 2014. The outstanding principal amount is $206,000,000. Based on the current outstanding balance of the Prepetition Secured Loan, interest payments are approximately $28.8 million annually.

DE Lyon guaranteed absolutely, irrevocably and unconditionally, as a guarantee of payment and not merely of collection, prompt payment in full when due, whether at stated maturity, upon acceleration or otherwise, under the Prepetition Secured Loan Agreement.

The Prepetition Secured Loans are secured by senior liens on substantially all of the assets of DE Lyon and CA Lyon, but excluding specified “Excluded Property” (the “Colony Collateral”). The Colony Collateral specifically includes all right, title and interest of DE Lyon and CA Lyon in and to all real property assets (other than certain assets released in accordance with the terms thereof) and in and to the following personal property assets (other than Excluded Property): (a) all inventory and equipment; (b) all instruments; (c) all documents and all present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the such collateral; (d) all accounts; (e) all chattel paper; (f) all deposit accounts; (g) all letters of credit and letter-of-credit rights; (h) certain commercial tort claims; (i) all securities and all other investment property; (j) all rights under all leases, contracts and agreements to which CA Lyon and DE Lyon are party; (k) all rights to the payment of money, insurance claims and proceeds and all general intangibles; (l) all other personal property and fixtures of every kind and nature; and (m) all proceeds, products, rents and profits of or from any and all of the foregoing, any accessions, accessories, additions, attachments, improvements, modifications and upgrades to, replacements of and substitutions thereto or thereof.

The Prepetition Secured Loan Agreement contains covenants that limit the ability of CA Lyon and DE Lyon to, without prior approval from the Prepetition Secured Lenders, inter alia: incur liens; incur additional indebtedness; transfer or dispose of assets; merge, consolidate or alter their line of business; guarantee obligations; engage in affiliated party transactions; declare or pay dividends or make other distributions or repurchase stock; make advances, loans or investments; repurchase debt (including under the Prepetition Indentures); and engage in change-of-control transactions. In addition, the Prepetition Secured Loan Agreement requires that the tangible net worth of DE Lyon not fall below $75.0 million at the end of any two consecutive fiscal quarters.

The outstanding principal amount of the Prepetition Secured Loans is $206 million, and the initial outstanding principal balance under the Restructured First Lien Loan Agreement will be $235 million. The increase in principal amount arises from a compromise and settlement of the “Make Whole Amount” and the “Exit Fees” under the Senior Secured Loan Agreement. This “Make Whole Amount” is a prepayment premium that is payable upon any prepayment of any portion of the Prepetition Secured Loans prior to its scheduled maturity (other than any prepayment required in connection with a payment of any portion of the outstanding principal balance of any of the Old Notes). The Make Whole Amount is calculated as the present value of all interest payments that would become due with respect to such prepaid amount from the date of prepayment through the maturity date of the loan, discounted at 14%. The Exit Fees are calculated under the terms of the Senior Secured Loan Agreement. If required to be paid, the Make Whole Amount and the Exit Fees would currently be estimated as approximately $70 million. The Company believes that the Make Whole Amount would not be payable except in connection with an actual prepayment, rather than a restructuring of the kind contemplated by the Plan. The Prepetition Secured Lenders assert, however, that the Make Whole Amount and Exit Fees would be payable, among other things, upon acceleration of the Prepetition Secured Loan Agreement. After significant efforts to raise capital from other sources, and extensive negotiations with the Prepetition Secured Lenders and other creditors, the Company believes that the restructuring of the Prepetition Secured Loan Agreement taken as a whole, including the settlement of the Make Whole Amount, all “Exit Fees” as defined in the Prepetition Secured Loan Agreement and all other fees at $29 million of additional principal, together with the reduction of the interest rate from 14% per annum to 10 1/4% per annum, the increased advance rate under the borrowing base, the extension of the maturity, and the relief from the consolidated tangible net worth covenant and increased flexibility under the investment, indebtedness and certain other covenants, represents the most favorable financing arrangement available to the Company. The agreement also provides that upon any repayment of any portion of the principal amount under the loan (whether or not at maturity), CA Lyon shall pay a formulaic exit fee. In the event that any portion of the outstanding principal amounts of the Old Notes (defined below) is repaid (whether or not at maturity), the Prepetition Secured Lenders may also elect to require CA Lyon to repay a certain portion of the outstanding loans.

The Prepetition Secured Loan Agreement contains customary events of default, including failure to pay when due amounts in respect of the loan or otherwise, failure to comply with certain agreements or covenants, and certain insolvency and bankruptcy events. The Prepetition Secured Loan Agreement also contains a cross-default to any failure to make any payment when due, after any applicable grace period, in respect of any indebtedness or guarantee having an aggregate principal amount of more than $10,000,000, and to any failure to observe any covenant or agreement relating to any such indebtedness or guarantee if such failure results or could result in acceleration. Upon the occurrence and unremedied continuance of a default, the Prepetition Secured Lenders may accelerate CA Lyon’s repayment obligation.

2.	Old Notes

CA Lyon has also issued three series of senior unsecured notes. The first series was issued in an aggregate principal amount of $150 million in 2004, bears a 7 5/8% interest rate, and is due on December 15, 2012 (the “7 5/8% Senior Notes”); the second was issued in an aggregate principal amount of $250 million in 2003, bears a 10 3/4% interest rate, and is due on April 1, 2013 (the “10  3/4% Senior Notes”); the third was issued in an aggregate principal amount of $150 million in 2004, bears a 7  1/2% interest rate, and is due on February 15, 2014 (the “7 1/2% Senior Notes” and, together with the 7 5/8% Senior Notes and the 10 3/4% Senior Notes, the “Old Notes”). Interest on the Old Notes is payable semi-annually. As a result of previous redemptions in 2010, the 7 5/8% Senior Notes have a current outstanding balance of approximately $66.7 million; the 10 3/4% Senior Notes, approximately $138.7 million; and the 7 1/2% Senior Notes, approximately $77.8 million. Each of the series of Old Notes is governed by an indenture (each, a “Prepetition Indenture,” and collectively, the “Prepetition Indentures”) by and among CA Lyon as issuer, DE Lyon and the other Prepetition Guarantors named therein, and U.S. Bank National Association, as Trustee (the “Prepetition Indenture Trustee”).

The Old Notes are unconditionally guaranteed on a senior unsecured basis by the following Debtors: DE Lyon; California Equity Funding, Inc.; PH-LP Ventures; Duxford Financial, Inc.; Sycamore CC, Inc.; Presley CMR, Inc.; William Lyon Southwest, Inc.; PH-Reilly Ventures; HSP, Inc.; PH Ventures-San Jose; WLH Enterprises, formerly Carmel Mountain Ranch; Lyon Waterfront, LLC; and Lyon East Garrison Company I, LLC.

The Prepetition Indentures contain covenants that limit the ability of CA Lyon and the Guarantors to, inter alia: incur additional indebtedness; pay dividends, make other distributions and repurchase stock; make investments; sell assets; incur liens; enter into agreements restricting the ability of the Guarantors to pay dividends; enter into transactions with affiliates; and consolidate, merge or sell all or substantially all of DE Lyon’s and CA Lyon’s assets. More specifically, upon a change of control as described in the Prepetition Indentures, CA Lyon is required to offer to purchase the Old Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. In addition, the Prepetition Indentures contain consolidated minimum tangible net worth covenants under which, if the consolidated tangible net worth of DE Lyon falls below $75 million for any two consecutive fiscal quarters, CA Lyon is required to make an offer to purchase up to 10% of each class of Old Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. However, CA Lyon may reduce the principal amount of the notes to be purchased by the aggregate principal amount of all notes previously redeemed. During 2008, 2009 and 2010, CA Lyon redeemed a total of approximately $266 million in principal amount of the Old Notes.

After giving effect to these repurchases, the Old Notes now have a current aggregate outstanding amount of approximately $299.5 million. Pursuant to the Noteholders RSA, holders of Old Notes Claims, representing approximately 63.5% in principal amount of the outstanding Old Notes, agreed, subject to the terms and conditions set forth in the Noteholders RSA, to vote in favor of the Plan and otherwise support the Plan. The Prepetition Indentures contain typical events of default such as the failure to pay interest or principal when due, failure to comply with any covenant, and the commencement of insolvency proceedings, etc. In addition, the Prepetition Indentures provide a cross-default to other agreements evidencing indebtedness in excess of $10 million if, under such agreement, DE Lyon, CA Lyon or any Guarantor defaults, and such default: (i) is caused by a failure to pay principal when due within the applicable grace period; (ii) results in acceleration of such indebtedness; or (iii) results in foreclosure upon the assets securing such indebtedness. In an event of default (other than defaults related to bankruptcy proceedings), the trustee for the Old Notes or holders of at least 25% thereof may accelerate CA Lyon’s repayment obligations by providing written notice of acceleration.

The Prepetition Indentures contain typical events of default such as the failure to pay interest or principal when due, failure to comply with any covenant, and the commencement of insolvency proceedings, etc. In addition, the Prepetition Indentures provide a cross-default to other agreements evidencing indebtedness in excess of $10 million if, under such agreement, DE Lyon, CA Lyon or any Guarantor defaults, and such default: (i) is caused by a failure to pay principal when due within the applicable grace period; (ii) results in acceleration of such indebtedness; or (iii) results in foreclosure upon the assets securing such indebtedness. In an event of default (other than defaults related to bankruptcy proceedings), the trustee for the Old Notes or holders of at least 25% thereof may accelerate CA Lyon’s repayment obligations by providing written notice of acceleration.

3.	Other Debt Financing

The Company has outstanding loans of lesser amounts that finance specific development projects.

Circle G at the Church Farm North Joint Venture, LLC (“Circle G”), a direct subsidiary of CA Lyon, is the borrower under the Loan Agreement by and between Circle G and U.S. Bank N.A., successor to California National Bank, N.A., dated February 14, 2006, as amended by the Extension and Modification Agreement dated April 6, 2007, the Second Extension and Modification Agreement dated June 20, 2007, the Third Extension and Modification Agreement dated May 19, 2008, the Fourth Extension and Modification Agreement dated December 31, 2008, the Amendment and Waiver of Default dated April 14, 2011 (the “U.S. Bank Amendment and Waiver”), and the Fifth Extension and Modification Agreement dated July 11, 2011 (the “U.S. Bank Fifth Extension”), collectively, the “U.S. Bank Loan Agreement”). The loan under this agreement bears interest at a floating rate of 0.25% per annum in excess of the WSJ prime rate (never less than 6.5%), payable monthly, and matures on January 1, 2012. The loan’s original principal amount was $39,500,000, and the outstanding balance as of September 30, 2011 was approximately $9 million. The loan is guaranteed by CA Lyon and DE Lyon and secured by certain real property of Circle G in Maricopa and Pinal Counties, Arizona and the personal property located thereon.

Mountain Falls, LLC and Mountain Falls Golf Course, LLC (the “Mountain Falls Entities”), direct and indirect subsidiaries of CA Lyon, respectively, are borrowers under the Amended and Restated Loan Agreement by and between the Mountain Falls Entities and Bank of the West. The loan under this agreement bears interest currently at 12.5% per annum until the outstanding principal balance is reduced to $7.5 million or less, at which point the interest rate will be reduced to 10% per annum, payable monthly. The loan matures on May 5, 2015. The loan’s original principal amount was approximately $39.8 million, and the outstanding balance as of October 1, 2011 was $7 million. Principal payments of $500,000 are made quarterly. The loan is guaranteed by CA Lyon and secured by certain real property of the Mountain Falls Entities in Nye County, Nevada and the personal property located thereon.

CA Lyon is the borrower under the Builder Agreement by and between CA Lyon and Irvine Community Development Company LLC dated January 26, 2010. The purchase money promissory note under this agreement bears interest at 7% per annum, payable upon certain specified dates and events, and matures in May, 2015. The loan’s original principal amount was approximately $10.7 million and the outstanding balance as of September 30, 2011 was approximately $3.9 million. The loan is secured by certain real property of CA Lyon in Orange County, California.

D.	LITIGATION CLAIMS

The Company is involved in various claims and litigation arising principally in the ordinary course of business. For the most part, these claims involve alleged construction defects, in which cases the Debtors usually file claims against the other parties involved, including trade vendors that are legally responsible. In addition, the Company is occasionally involved in employer related litigation, contract, insurance and personal injury matters. The Debtors’ pending litigation is set forth in Plan Schedule 2.

E.	EVENTS LEADING TO THE PROPOSAL OF PLAN AND POTENTIAL CHAPTER 11 FILING

In late 2010, DE Lyon realized that the decrease in its tangible net worth, due primarily to its non-cash impairment losses, could result in violations of tangible net worth covenants in the Prepetition Secured Loan Agreement and the U.S. Bank Loan Agreement. In addition, the Company became uncertain of its future ability to repay the 7 5/8% Senior Notes on December 15, 2012. In order to avoid breaching these covenants and obligations, and thereby causing defaults and cross-defaults, the Company completed a series of transactions to provide for financial covenant relief (the “Prepetition Transactions”). To guide it through the restructuring process and help identify options and funding sources, the Company hired financial advisors, Alvarez & Marsal LLC (“A&M”), in January, 2011.

Subsequent to first reaching out to its creditors, with the passage of two fiscal quarters at the end of which DE Lyon’s tangible net worth fell below $75 million, CA Lyon obtained the Colony Waiver No. 1 on April 20, 2011, which waived Prepetition Secured Lenders’ rights to enforce their remedies for breach of the modified tangible net worth covenant until July 19, 2011. CA Lyon then obtained a similar waiver by entering the Colony Waiver No. 2 on July 18, 2011. Such waiver terminated September 16, 2011. CA Lyon then obtained a similar waiver and CA Lyon and the Lenders amended the Prepetition Secured Loan Agreement by entering into Colony Waiver No. 3 on September 15, 2011. Such waiver was extended pursuant to the Amendment to Colony Waiver No. 3 on October 7, 2011. Such waiver terminated on October 27, 2011.

1.	Prepetition Tem Loan Agreement Waivers; Other Debt Facilities; Indenture Default

(a)	Credit Agreement Waivers

CA Lyon entered the Colony First Amendment on March 18, 2011 with the lenders of the Prepetition Secured Loans, which modified the tangible net worth covenant in the Prepetition Secured Loan Agreement to require the borrower thereunder to prevent DE Lyon’s tangible net worth from falling below $75 million for two consecutive quarters (whereas the original covenant had required the same for any quarter) until December 31, 2011, when the terms of the original covenant will again apply.

The Company also reached out both to Colony in the first quarter of 2011 to discuss a possible renegotiation of the Prepetition Secured Loans, and to entities then holding, collectively, approximately 59% of the Old Notes (the “Ad Hoc Noteholders Group”) in March, 2011 to discuss a possible renegotiation of the Prepetition Indentures. The Company held numerous discussions over email, telephone and in meetings, with all of the Company’s creditors. Over several months, the Company initiated and participated in exchanges of information and negotiations in an effort to reach a resolution of its impending debt obligations. Among other things, the Company agreed to pay the fees and expenses for the Ad Hoc Noteholders Group in connection with the negotiations of the Old Notes. Since the Company first realized the need to refinance its debt obligations or otherwise reorganize its capital structure, the Company has made, and continues to make, great efforts to reach a solution acceptable to all of its constituencies.

(b)	10 3/4% Senior Notes Indenture Interest Payment Default

In June, 2011, the Company began the negotiation of the Old Notes Restructuring Term Sheet. Those negotiations continued throughout the third quarter. On October 31, 2011, CA Lyon failed to make the scheduled interest payment on the 10 3/4% Senior Notes within the 30-day grace period specified in the 10 3/4% Senior Notes Indenture, resulting in an event of default under the 10 3/4% Senior Notes Indenture, and a cross-default under the Prepetition Secured Loan Agreement. In the event that Holders of the 10 3/4% Senior Notes exercised their right to accelerate the 10 3/4% Senior Notes, a cross-default under the other Prepetition Indentures would also result.

(c)	Other Debt Facilities

Circle G entered into an Amendment and Waiver on April 14, 2011 with U.S. Bank to obtain a waiver of the lender’s right to enforce its remedies for any past breach of the tangible net worth covenant, and to eliminate the covenant going forward. That covenant had required DE Lyon to maintain a tangible net worth of at least $90 million and available liquidity of at least $30 million. Subsequently, Circle G entered into a Fifth Extension with U.S. Bank on July 11, 2011 that extended the maturity of the loan until January 1, 2012.

(d)	Mayfield Property Acquisition

During the course of its negotiations with its principal debt holders, the Company was able to close the purchase of certain real property located in Mountain View and Palo Alto, California (the “Mayfield Property”) on terms favorable to the Company. The acquisition was consummated on October 28, 2011 pursuant to the terms of an agreement for purchase and sale that CA Lyon had entered into on July 19, 2010, which required the Company to either close the transaction or forfeit its deposit of $1 million by the end of October, 2011. The acquisition was financed with a $55 million loan to Lyon Mayfield, LLC (a wholly-owned, special purpose subsidiary of CA Lyon, which is not a Debtor, to which CA Lyon assigned its rights under the purchase and sale agreement) by Qina, LLC, an affiliate of the largest holder of the Company’s Old Notes. The loan required, among other things, the grant of a security interest in the property to Qina, LLC, an environmental indemnification, certain payment and performance guaranties by CA Lyon and certain guarantors of the Old Notes. Prior to the acquisition, the Company obtained the consent of the Prepetition Secured Lenders, to whom the Company also pledged its membership interest in Lyon Mayfield, Inc., the sole member of Lyon Mayfield, LLC, in connection with the acquisition. The Company believes that the acquisition was made at a very favorable price and that the Mayfield Property will facilitate the Company’s restructuring and post-Effective Date operations.

2.	Evaluation of Strategic Alternatives; Restructuring Preparations

Since January, 2011, the Company, with the assistance of its advisors, has been proactively evaluating strategic alternatives to address ongoing liquidity and financing concerns, including the sale of non-core assets and/or alternative debt structures, such as debt-for-debt or debt-for-equity agreements.

During the course of the review of strategic alternatives, it became apparent that a significant new capital investment would be required in order for the Company to satisfy its working capital and liquidity requirements, whether in the context of an out-of-court or in-court restructuring. As part of this process, the Company’s financial advisor contacted approximately 25 parties in an attempt to solicit proposals for new capital financing for the Company. The Company’s financial advisor indicated that the available capital-raising alternatives to the Rights Offering (if any) were either more expensive or less feasible than the Rights Offering. The Company believes the process of exploring financing alternatives was comprehensive and exhaustive.

After several weeks of active and arm’s-length negotiations, the Company, in consultation with its advisors, reached prepetition agreements in principle with the Prepetition Secured Lenders and the Ad Hoc Noteholders Group, representing a substantial majority of the Prepetition Noteholders, on a prepackaged restructuring plan, including the key terms of the Restructured First Lien Loan Agreement, the distributions under the Plan to Holders of Old Notes Claims and Equity Interests in Parent, and the treatment of general unsecured claims. The Company believes that the prearranged prepackaged restructuring plan is the best restructuring alternative reasonably available to the Company. The Company also secured commitments for a new capital investment of $60 million, to be consummated pursuant to the Rights Offering, and an additional $25 million in the form of Cash or, the holders of existing Parent Equity Interests finance the exercise of an option to purchase of 100% of the membership interests in the limited liability company that owns the rights to the certain properties in Rancho Mission Viejo, California, in the form of a combination of Cash and the membership interests purchased under such option, to be consummated pursuant to the Class B Common Stock Purchase Agreement, that the Company plans to utilize to fund its working capital requirements. The Company believes that the Backstop Commitment Agreement and the Class B Common Stock Commitment Agreement represent the best terms for financing available to the Company in this market.

The Plan represents a significant achievement for the Company and should greatly enhance the Company’s ability to reorganize successfully and expeditiously. Through confirmation of the Plan implementing the terms of the pre-packaged restructuring, the Company will restructure and substantially deleverage its balance sheet; reduce its cash interest expense to a level that is aligned with its expected future cash flows; retain additional flexibility to invest in growth initiatives to maximize enterprise value; and maintain very favorable pricing to the Company under the Prepetition Secured Loan Agreement. The Company also expects that it will generate additional liquidity from its operations, during the pendency of the Chapter 11 Cases and afterwards. For all of these reasons, the Company believes that it will have sufficient liquidity during the course of the Chapter 11 Cases and will be well-positioned going forward.

Notwithstanding the global economic circumstances that contributed to the Company’s current liquidity challenges, the Company has managed its business to reduce costs, protect margins, maintain relationships and competitive advantages, and increase its operational flexibility. The Company’s senior management team has significant experience in managing through adverse business cycles.

Confirmation of the Plan will afford the Debtors the opportunity to adjust their debt levels and capital structure in a manner that is commensurate with its projected cash flows. The Debtors expect to accomplish this goal through a process that will be consensual and that has the support of its key constituents.

The Debtors’ restructuring efforts are designed to result in greater profitability for the Company and to solidify their position as the market leader in their product categories. The Debtors expect to expeditiously emerge from chapter 11 having rationalized their capital structure by reducing debt to levels commensurate with their cash flow generating capacity and industry norms. Reducing leverage should create financial flexibility for future operating requirements and capital expenditures and improve liquidity. The Debtors believe that the efforts they have taken, and those they expect to take, will return the most value to the Debtor’s stakeholders.

The Board of Directors of each Debtor approved the Solicitation of the Plan on November 1, 2011.

F.	RESTRUCTURING SUPPORT AGREEMENTS

1.	Noteholders RSA[6]

On November 4, 2011, the Company entered into the Noteholders RSA with the holders of approximately 63.5% of the principal amount of the Old Notes then outstanding (each, a “Consenting Noteholder” and collectively, the “Consenting Noteholders”). Pursuant to the Noteholders RSA, each Consenting Noteholder agreed to exercise all votes to which it is entitled with respect to the principal amount of Old Notes subject to the Noteholders RSA to accept the Plan.

While the Noteholders RSA is in effect, each Consenting Noteholder also agreed not to transfer any Old Notes held by it that are subject to the Noteholders RSA, except to a transferee who agrees to be bound by the Noteholders RSA.

The Requisite Holders may also terminate the Noteholders RSA upon the occurrence of certain events, including the following:

(a) There shall have occurred a material breach under the Class B Common Stock Commitment Agreement, the Colony RSA, the Backstop Commitment Agreement or the DIP Facility, or the Class B Common Stock Commitment Agreement, the Colony RSA, the Backstop Commitment Agreement or the DIP Facility shall have been terminated;

(b) The Petition Date shall not have occurred on or before December 19, 2011;

(c) The Company fails to file the Plan and the Disclosure Statement on the Petition Date, unless both a Liquidity Event has occurred and the Chapter 11 Cases have been commenced by November 17, 2011, in which case the Company fails to file the Plan and Disclosure Statement by November 17, 2011;

(d) The Solicitation has not been completed by December 19, 2011, unless prior to such date, a Liquidity Event has occurred and the Chapter 11 Cases have been commenced;

(e) If the Solicitation has been completed prior to the Petition Date, (i) the Rights Offering Approval Order shall not have been entered by the 58th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date), (ii) the Confirmation Hearing shall not have concluded by the 58th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date), (iii) the Confirmation Order shall not been entered by the Bankruptcy Court by the 60th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date), or (iv) the Effective Date shall not have occurred within 17 days after the entry of the Confirmation Order. In the event that the Rights Offering Approval Order

[6]	Capitalized terms used in this Article II.F.1 without other definitions have the meanings assigned to those terms in the Noteholders RSA.

is not entered within 30 days after the Petition Date, the deadlines set forth in clauses (ii) and (iii) shall be extended by 30 days;

(f) If a Liquidity Event has occurred and the Solicitation has not been completed prior to the Petition Date, (i) the entry of an order by the Bankruptcy Court approving the Consent Solicitation Materials shall not have occurred by the 60th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date), (ii) the Confirmation Hearing shall not have concluded by to the 100th day after the Petition Date (or if such day is not a Court Date, the next succeeding Court Date), (iii) the Confirmation Order shall not have been entered by the Bankruptcy Court by the 102nd day after the Petition Date (or if such day is not a Court Date, the next succeeding Court Date), or (iv) the Effective Date shall not have occurred within 17 days after the entry of the Confirmation Order. In the event that the Rights Offering Approval Order is not entered by the 45th day after the Petition Date, the deadlines set forth in clauses (ii) and (iii) shall be extended by 30 days;

(g) The Company shall not have received the votes in support of the Plan from at least 66 2/3% of the principal amount of the Notes whose holders have voted, and a majority in number of the holders of Notes who have voted by any applicable voting deadline.

(h) The Corporate Governance Documents and the indenture governing the second lien notes are not in form and substance reasonably acceptable to the Requisite Noteholders on or prior to the Petition Date;

(i) The Company shall have failed to file the Noteholders RSA Motion by the first Court Date after the Petition Date;

(j) The Noteholders RSA Order shall not have been entered by the Bankruptcy Court by the 45th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date);

(k) The Company shall have failed to file the DIP Facility Motion on or before the first Court Date after the Petition Date;

(l) The Interim DIP Order shall not have been entered on the first Court Date after the Petition Date or the Final DIP Order shall not have been entered on or before the 45th day after the Petition Date;

(m) The Company shall have failed to file the Motion to approve the Rights Offering by the first Court Date after the Petition Date;

(n) The Company shall have failed to use reasonable best efforts to obtain a hearing on the Motion to approve the Rights Offering before the Bankruptcy Court by the 25th day after the Petition Date;

(o) The Backstop Commitment Agreement Assumption Order shall not have been entered by the Bankruptcy Court by the 45th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date);

(p) The documents related to the New Second Lien Notes (other than the New Second Lien Notes Indenture) shall not be in form and substance reasonably acceptable to the Requisite Noteholders prior to or on the 30th day after the Petition Date;

(q) The Company shall have withdrawn the Plan without the consent of the Requisite Noteholders;

(r) The amendment or modification of, or the filing of a pleading seeking to amend or modify, the Plan, the Disclosure Statement or any Plan-related documents, notices, exhibits, appendices and orders by the Debtors, which amendment, modification or filing is materially inconsistent with the Noteholders RSA or the Old Notes Restructuring Term Sheet in an manner that is not reasonably acceptable to the Consenting Noteholders;

(s) The filing by the Company of any motion or other request for relief seeking (i) voluntary dismissal of any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to “Non-material Subsidiaries” (as that term is used in the Noteholders RSA)), (ii) conversion of any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries) to chapter 7 of the Bankruptcy Code, or (iii) appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries);

(t) The entry of an order by the Bankruptcy Court (i) dismissing any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries), (ii) converting any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries) to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code with respect to any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries); or (iv) making a finding of fraud, dishonesty, or material misconduct by any officer or director of the Company;

(u) A material breach by DE Lyon or CA Lyon of any of its obligations under this Agreement or the agreements governing the Restructuring, and any such breach by DE Lyon or CA Lyon is not cured by 10 days after receipt of written notice and opportunity to cure, if such breach is curable, from the Consenting Noteholders or;

(v) Any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by the Company or the Consenting Noteholders;

(w) The Effective Date shall not have occurred by the 17th day after Confirmation of the Plan;

(x) The exclusive right of DE Lyon or CA Lyon to file and solicit a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(y) Any material adverse change (as defined or otherwise referenced in the Class B Common Stock Commitment Agreement, the Colony RSA, the Backstop Commitment Agreement or the DIP Facility, as applicable, or any similar event giving rise to a right of termination under the Class B Common Stock Commitment Agreement, the Colony RSA, the Backstop Commitment Agreement or the DIP Facility, as applicable) as a result of which, the non-Company parties to the Class B Common Stock Commitment Agreement, the Colony RSA, the Backstop Commitment Agreement or the DIP Facility, as the case may be, shall have the right to terminate their respective commitments, shall have occurred;

(z) The Company shall either (1) enter into a DIP Facility, a cash collateral use agreement or exit financing, or (2) file any motion with the Bankruptcy Court seeking an order approving a DIP Facility, cash collateral use agreement or exit financing, in either case, that is materially inconsistent with this Agreement and the Old Notes Restructuring Term Sheet in a manner that is not reasonably acceptable to the Requisite Noteholders;

(aa) The filing of any motion in the Chapter 11 Cases under sections 363, 364, or 365 of the Bankruptcy Code that is materially inconsistent with the terms and conditions of the Old Notes Restructuring Term Sheet or the Noteholders RSA in a manner that is not reasonably acceptable to the Requisite Noteholders; or

(bb) The Company fails to pay any of the Transaction Fees as they become due.

2.	Colony RSA[7]

On November 4, 2011, the Company entered into the Colony RSA with the Prepetition Secured Lenders holding 100% of the principal amount of the loans outstanding under the Prepetition Secured Loan Agreement. Pursuant to the Colony RSA, each Prepetition Secured Lender party thereto (each, a “Consenting Lender” and collectively, the “Consenting Lenders”) agreed, subject to the terms and conditions of the Colony RSA, to exercise all votes to which it is entitled to accept the Plan.

While the Colony RSA is in effect, the Consenting Lenders agreed to not transfer any Claims except to a transferee who agrees to be bound by the Colony RSA.

The Consenting Lenders may terminate the Colony RSA upon the occurrence of certain events, including the following:

(a) There shall have occurred a material breach under the Class B Common Stock Commitment Agreement, the Noteholders RSA, or the Backstop Commitment Agreement;

(b) The Petition Date shall not have occurred by December 19, 2011;

(c) the Company shall have failed to file the Plan and Disclosure Statement on the Petition Date, unless both a Liquidity Event has occurred and the Chapter 11 Cases have been commenced by November 17, 2011, in which case the Company fails to file the Plan and Disclosure Statement by November 17, 2011;

[7]	Capitalized terms used in this Article II.F.2 without other definitions have the meanings assigned to those terms in the Colony RSA

(d) The Solicitation has not been completed by December 19, 2011, unless, prior to such date, a Liquidity Event has occurred and the Chapter 11 Cases have been commenced;

(e) If the Solicitation has been completed prior to the Petition Date, (i) the Rights Offering Approval Order shall not have been entered by the 58th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date), (ii) the Confirmation Hearing shall not have concluded by the 58th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date), (iii) the Confirmation Order shall not been entered by the Bankruptcy Court by the 60th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date), or (iv) the Effective Date shall not have occurred within 17 days after the entry of the Confirmation Order. In the event that the Rights Offering Approval Order is not entered within 30 days after the Petition Date, the deadlines set forth in clauses (ii) and (iii) shall be extended by 30 days;

(f) If a Liquidity Event has occurred and the Solicitation has not been completed prior to the Petition Date, (i) the entry of an order by the Bankruptcy Court approving the Consent Solicitation Materials shall not have occurred by the 60th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date), (ii) the Confirmation Hearing shall not have concluded by to the 100th day after the Petition Date (or if such day is not a Court Date, the next succeeding Court Date), (iii) the Confirmation Order shall not have been entered by the Bankruptcy Court by the 102nd day after the Petition Date (or if such day is not a Court Date, the next succeeding Court Date), or (iv) the Effective Date shall not have occurred within 17 days after the entry of the Confirmation Order. In the event that the Rights Offering Approval Order is not entered by the 45th day after the Petition Date, the deadlines set forth in clauses (ii) and (iii) shall be extended by 30 days;

(g) The Company shall not have received the votes in support of the Plan from at least 66 2/3% of the principal amount of the Notes whose holders have voted, and a majority in number of the holders of Notes who have voted, by the voting deadline set forth in the Consent Solicitation Materials;

(h) The Company fails to file the Motion to approve the Rights Offering by the first Court Date after the Petition Date;

(i) The Company fails to use reasonable best efforts to obtain a hearing on the Motion to approve the Rights Offering before the Bankruptcy Court by the 25th day after the Petition Date;

(j) The Company fails to file the Colony RSA Motion by the first Court Date after the Petition Date;

(k) The Colony RSA Order shall not have been entered by the Bankruptcy Court by the 45th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date) or the Company shall file a motion subsequent to the entry of the Colony RSA Order seeking to reject this Agreement;

(l) The Backstop Commitment Agreement Assumption Order shall not have been entered by the Bankruptcy Court by the 45th day after the Petition Date (or, if such day is not a Court Date, the next succeeding Court Date);

(m) The Interim DIP Order shall not have been entered on the third Court Date after the Petition Date or the Final DIP Order shall not have been entered on or before the 30th day after the Petition Date(or, if such day is not a Court Date, the next succeeding Court Date);

(n) The Corporate Governance Documents are not in form and substance reasonably acceptable to the Administrative Agent and the Consenting Lenders on or prior to the hearing on confirmation of the Plan;

(o) The occurrence of an event of default under the Financing Orders, any agreement concerning the DIP Facility or any agreement concerning the use of the Administrative Agent’s and Prepetition Secured Lenders’ cash collateral that has not been cured (only if such breach is susceptible to cure) within the applicable time period provided for in the applicable document;

(p) The withdrawal, amendment, modification of, or the filing of a pleading seeking to amend or modify, supplement, the Plan, the Consent Solicitation Materials or any Plan Related Documents, or any notices, exhibits, appendices and orders by the Company, which such withdrawal, amendment, modification or filing associated with the foregoing, in a manner not acceptable to the Administrative Agent (at the direction of the Consenting Lenders in their sole and absolute discretion);

(q) The filing by the Company of any motion or other request for relief seeking (i) dismissal of any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries), (ii) conversion of any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries), or (iii) appointment of a trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries); unless such motion is made with the consent of the Administrative Agent (at the direction of the Consenting Lenders in their sole and absolute discretion);

(r) The entry of an order by the Bankruptcy Court (i) dismissing any of the Chapter 11 Cases (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries), (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code (other than the Chapter 11 Cases solely relating to Non-material Subsidiaries), or (iii) appointing a trustee or an examiner pursuant to section 1104 of the Bankruptcy Code with respect to DE Lyon or CA Lyon, unless such order is entered with the consent of the Administrative Agent (at the direction of the Consenting Lenders in their sole and absolute discretion); or (iv) making a finding of fraud, dishonesty, or material misconduct by any officer or director of the Company;

(s) A breach by DE Lyon or CA Lyon of any of its obligations under this Agreement, the Colony Restructuring Term Sheet or any of the other agreements governing the Restructuring, and any such breach by DE Lyon or CA Lyon is not cured (only if such breach is susceptible to cure) by the earlier of three (3) Business Days after receipt of written notice from the Administrative Agent or the Consenting Lenders or, to the extent applicable, the cure period provided for under the agreements governing the Restructuring (or, if sooner, at or immediately prior to the hearing on confirmation of the Plan or the Effective Date, as the case may be);

(t) The Company files, propounds or otherwise supports any plan of reorganization other than the Plan, or files any motion or application seeking authority to sell substantially all of its assets, without the consent of the Administrative Agent (at the direction of the Consenting Lenders in their sole and absolute discretion);

(u) Any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, enjoining or prohibiting the consummation of the Restructuring;

(v) The entry of an order by any court of competent jurisdiction invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the Loan Agreement or Loan Agreement Claims;

(w) The Company fails to pay the fees and expenses incurred by the legal and financial advisors to the Administrative Agent (including Akin Gump Strauss Hauer & Feld LLP and Pepper Hamilton LLP) as they become due;

(x) The occurrence of the Outside Date;

(y) The exclusive right of DE Lyon or CA Lyon to file and solicit a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

(z) Any intercreditor agreement, indenture, credit agreement or any other document relating to the implementation of the Restructuring that has been executed, filed with the Bankruptcy Court or otherwise finalized shall be in form or substance not acceptable to the Administrative Agent or the Consenting Lenders in their sole and absolute discretion;

(aa) Any Plan Related Document that has been executed, filed with the Bankruptcy Court or otherwise finalized shall be in form or substance not acceptable to the Administrative Agent or the Consenting Lenders in their sole and absolute discretion;

(bb) A Termination Event under the Class B Common Stock Commitment Agreement or the Backstop Commitment Agreement (as defined in such document) shall have occurred (except if such occurrence has been permanently waived) or the Class B Common Stock Commitment Agreement or the Backstop Commitment Agreement shall otherwise have been terminated, or the Class B Common Stock Commitment Agreement or the Backstop Commitment Agreement shall have been amended, modified, or supplemented in a manner not acceptable to the Administrative Agent or the Consenting Lenders in their sole and absolute discretion;

(cc) A Termination Event under the Noteholders RSA (as defined in such document) shall have occurred (except if such occurrence has been permanently waived) or the Noteholders RSA shall otherwise have been terminated, or the Noteholders RSA shall have been amended, modified, or supplemented in a manner not acceptable to the Administrative Agent or the Consenting Lenders in their sole and absolute discretion;

(dd) The Company shall (1) enter into a DIP Facility, a cash collateral use agreement or exit financing, (2) file any motion with the Bankruptcy Court seeking an order approving any DIP Facility, cash collateral use agreement or exit financing, in either case, that is in form or substance not acceptable to the Administrative Agent or the Consenting Lenders in their sole and absolute discretion, or an order or orders shall be entered by the Bankruptcy Court authorizing the use of the Administrative Agent and Prepetition Secured Lenders’ cash collateral or authorizing the Company to enter into a DIP Facility, cash collateral use agreement or exit financing (the “Financing Orders”) on terms and conditions that are not acceptable to the Administrative Agent or the Consenting Lenders in their sole and absolute discretion;

(ee) Upon the occurrence of any Material Adverse Change;

(ff) The Bankruptcy Court shall enter an order granting relief from the automatic stay to the holder or holders of any other security interest or lien (other than the Administrative Agent or Prepetition Secured Lenders) in any collateral to permit the pursuit of any judicial or non-judicial transfer or other remedy against any of the collateral or granting any form of adequate protection, including requiring cash payments by the Company to such holder or holders, in lieu of such relief;

(gg) The filing of any motion in the Chapter 11 Cases under sections 363, 364, or 365 of the Bankruptcy Code that is not acceptable to the Administrative Agent or the Consenting Lenders in their sole and absolute discretion; or

(hh) The occurrence of any default under the Loan Agreement (excluding the filing of voluntary petitions commencing the Chapter 11 Cases contemplated by this Agreement), including the failure to make any payment of interest or any other payment that is due and payable.

3.	Proposed DIP Financing and Use of Cash Collateral

A critical goal of the Debtors’ business stabilization efforts was to ensure the Debtors maintain sufficient liquidity to operate their businesses during the pendency of the Chapter 11 Cases. Therefore, the Debtors are negotiating an agreement with the DIP Lenders as to the terms of proposed debtor-in-possession financing facilities and hope to reach agreement imminently. The Debtors do not believe they are able to obtain postpetition financing or other financing accommodations from any prospective lender or group of lenders on more favorable terms and conditions than those contained in the DIP Facility and described below. Specifically, the Debtors are unable to obtain debtor-in-possession financing without providing senior priming liens. The DIP Facility was negotiated in good faith and at arm’s length, extensively and diligently considered by the Debtors’ management and submitted to the Parent board of directors for approval. The management of the Debtors believes that the proposed terms of the DIP Facility are fair and reasonable in light of current market conditions (particularly the lack of a ready market for any financing, including debtor-in-possession financing) and will be in the best interests of the Debtors’ Estates.

On the Petition Date, the Debtors intend to file a motion seeking approval of the DIP Facility. In this motion, the Debtors will seek permission from the Court to enter into the DIP Facility among Parent, the DIP Agent and the other DIP Lenders. The DIP Facility will grant super-priority administrative claim status to the Debtors’ obligations under the DIP Facility, and to grant first priority priming liens on substantially all of the properties and assets of CA Lyon,

Parent and the other Guarantors, other than specified Excluded Assets, to secure those obligations.

The financing to be provided under the DIP Facility and the use of Cash Collateral will allow the Debtors to, among other things: (a) continue to operate their businesses in an orderly manner; (b) maintain their valuable relationships with vendors, shippers, suppliers, customers and employees; (c) pay various interest, fees and expenses under the DIP Facility; (d) satisfy adequate protection and other obligations to the Prepetition Agent and Prepetition Secured Lenders under the Prepetition Secured Loan Agreement; and (e) support the Debtors’ working capital, general corporate and overall operational needs - all of which are necessary to preserve and maintain the going-concern value of the Debtors’ businesses and, ultimately, help ensure a successful reorganization.

4.	Employment of Advisors

To assist the Debtors in carrying out their duties as debtors in possession and to otherwise represent the Debtors’ interests in the potential Chapter 11 Cases, the Debtors will file applications seeking authorization to retain and employ certain advisors, whose terms of retention will be subject to approval by the Bankruptcy Court including: (a) Alvarez & Marsal North America, LLC and certain of its affiliates as financial advisors to the Debtors; (c) Pachulski, Stang, Ziehl & Jones LLP as general insolvency counsel to the Debtors; and (c) Irell & Manella LLP, as special counsel to the Debtors.

5.	First-Day Motions for Relief to Enable the Debtors to Continue Operating their Businesses

The Debtors intend to file the first-day motions listed below:8

(a) Motion to Provide Utilities “Adequate Assurance” of Payment;

(b) Motion for Authorization to: (1) Pay Employee Wages, (2) Reimburse Business Expenses, and (3) Honor Employee Benefits;

(c) Motion for Authorization to Pay Lienholders;

(d) Motion to Authorization to Maintain and Pay Surety Bonds;

(e) Motion for Authorization to Continue Use of Cash Management System/Use of Existing Business Forms;

(f) Motion for Authorization to Use Cash Collateral/Approve DIP Financing;

(g) Motion to Pay Prepetition Use and Sales Tax, Regulatory Fees, and Home Owner Association Fees;

(h) Motion to Pay Insurance Premiums and Maintain Policies;

(i) Motion to Continue to Operate in the Ordinary Course of Business;

[8]	This list is for illustrative purposes only. The Debtors reserve their rights not to file all of the motions listed below and/or to file additional motions and applications, in their discretion.

(j) Motion to Honor Customer Programs and Prepetition Deposits;

(k) Motion to Employ Ordinary Course Professionals;

(l) Motion for Joint Administration of Chapter 11 Cases;

(m) Motion to Employ Claims Agent;

(n) Employment Applications for Professionals;

(o) Motion to Approve Proposed Rights Offering;

(p) Motion to Approve Restructuring Support Agreements;

(q) Motions to Approve Backstop Commitment Agreement and Related Commitment Fee, Expense Reimbursement, and Indemnity Contemplated Thereunder;

(r) Motion to Schedule Combined Hearing to Consider Approval of Disclosure Statement and Confirmation of Plan; and

(s) Motion for Waiver of Requirement for Debtors to File Schedules and Statements of Financial Affairs.

These motions, if granted, will enable the Debtors, among other things, to;

•

pay prepetition obligations to common carriers and contractors able to perfect mechanics’ or artists’, or other liens in respect of prepetition obligations so that sales may continue in the ordinary course of business;

•	determine adequate assurance for future utility service and establish procedures for utility providers to object to such assurance;

•	pay prepetition insurance obligations and to continue insurance coverage;

•	maintain customer care programs;

•	maintain existing bank accounts, continue operation of their existing cash management system;

•	continue to operate in the ordinary course of business; and

•	remit and pay certain prepetition taxes and fees.

Similarly, to reduce the potentially negative effects of its bankruptcy on operations, the Debtors may, in their discretion, seek Bankruptcy Court approval to pay prepetition claims of vendors entitled to administrative expense status under Section 503(b)(9) of the Bankruptcy Code. Satisfying these obligations early in their Chapter 11 Cases, rather than upon the Effective Date, will enable the Debtors to effectuate a smoother transition into chapter 11, and help alleviate some of the strain that a chapter 11 filing can place on a debtor’s relationships with its vendors.

G.	[INTENTIONALLY OMITTED]

H.	REORGANIZATION STRATEGY

1.	Enhancing the Debtors’ Business Operations

With the assistance of their advisors, the Debtors have been focused on developing and executing a reorganization strategy to (a) maximize the value of their Estates, (b) address the factors that led to the bankruptcy filing, and (c) enable the Debtors to emerge from chapter 11 a stronger, more viable company. Specifically, this reorganization strategy is primarily (though not exclusively) focused on:

•	restructuring the Debtors’ balance sheet and emerging from chapter 11 with a long-term capital structure conducive to future profitability; and

•	managing the Debtors’ business to enhance its financial and operating performance, including utilizing the unique powers and opportunities afforded to a chapter 11 debtor in possession.

2.	Appropriate Capital Structure, Conversion of Debt and Rights Offering

As set forth above, as of September 30, 2011, the Debtors had outstanding debt of approximately $509.8 million. Upon emergence from chapter 11, the Reorganized Debtors expect to have outstanding debt of approximately $327.8 million. Accordingly, the Reorganized Debtors will have an improved balance sheet and more appropriate capital structure. These improvements will result from (i) the conversion of approximately $299.5 million in the aggregate of Old Notes into $75 Million of New Second Lien Notes and Class A Common Shares representing initially (assuming conversion of the Preferred Shares) 28.5% of the New Capital Stock of Reorganized Parent, (ii) the issuance and sale for $60.0 million in Cash of Preferred Shares and Class C Common Shares collectively representing initially (on an as-converted basis) 49.5% of the New Capital Stock of Reorganized Parent in the Rights Offering, and the issuance of Class C Common Shares representing an additional 2.0% of the New Capital Stock of Reorganized Parent (on an as-converted basis) in payment of the Backstop Fee, and (iii) the issuance and sale of Class B Common Shares representing initially (assuming conversion of the Preferred Shares) 20.0% of the New Capital Stock of Reorganized Parent pursuant to the Class B Common Stock Purchase Agreement. In addition to the reduction of leverage of the Reorganized Debtors upon emergence from chapter 11, the Reorganized Debtors also expect to benefit from an annual decrease in cash interest obligations of approximately $24.6 million, comprised of $19.9 million annual reduction associated with the conversion to equity of a portion of the Old Notes and $4.7 million annual reduction resulting from the reduction in interest rate from 14% under the Prepetition Secured Loan Agreement to 10 1/4% under the Restructured First Lien Loan Agreement.

I.	EXCLUSIVE PERIOD FOR FILING A PLAN AND SOLICITING VOTES

Under the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief. If a debtor files a plan within this exclusive period, then the debtor has the exclusive right for 180 days from the Petition Date to solicit acceptances to the plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization; however, a court may extend these periods upon request of a party in interest and “for cause.”

J.	DEADLINE TO ASSUME OR REJECT LEASES OF NONRESIDENTIAL REAL PROPERTY

Pursuant to section 365(d)(4) of the Bankruptcy Code, the time within which the Debtors must assume or reject unexpired leases of nonresidential real property is 120 days from the Petition Date, unless extended by order of the Bankruptcy Court.

K.	SUMMARY OF THE RIGHTS OFFERING

As described below, the Debtors intend to offer all Eligible Participants the opportunity to participate in the Rights Offering. However, it is possible that the Debtors will be unable to obtain sufficient commitments from the Eligible Participants to purchase all of the Rights Offering Securities for the full Rights Offering Purchase Price. Accordingly, to ensure the successful consummation of the Rights Offering, and the receipt by the Company of the Rights Offering Purchase Price in Cash, subject to entry of the Rights Offering Approval Order by the Bankruptcy Court, the Backstop Investors have agreed to “backstop” the Rights Offering and purchase any and all of the Preferred Shares and Class C Common Shares that are not subscribed upon the subscription expiration date. The Backstop Investors are those certain parties who are signatories to the Backstop Commitment Agreement, their respective affiliates, or any permitted assignee under the Backstop Commitment Agreement.

In consideration for entry into the Backstop Commitment Agreement, the Backstop Investors are entitled to, and the Debtors are obligated to pay, the Backstop Fee in the form of Class C Common Shares; provided, that if the Backstop Investors do not purchase any Rights Offering Securities that are not otherwise purchased in the Rights Offering because of any of (1) the transactions contemplated by the Old Notes Restructuring Term Sheet are otherwise not approved by the Bankruptcy Court, (2) the transactions contemplated by the Backstop Commitment Agreement and the Old Notes Restructuring Term Sheet are otherwise not consummated by the Company (when the Backstop Investors are prepared to perform after satisfaction of all applicable conditions to their commitment under the Backstop Commitment Agreement and in the Old Notes Restructuring Term Sheet) , or (3) the “Commitment” (as defined in the Backstop Commitment Agreement) is terminated pursuant to the terms thereof, the Backstop Fee will be payable in the form of Cash in the amount of $2.5 million, subject to the limitations contained in the Backstop Commitment Agreement, including clause (vi) of Section II thereof. In addition, the Debtors have agreed to reimburse or pay, as the case may be, the reasonable expenses of the Backstop Investors (the “Backstop Transaction Expenses”), including, but not limited to, the fees and expenses of Gibson, Dunn & Crutcher LLP, as legal advisors to the Backstop Investors and reasonable fees and expenses of any other professional retained by the Backstop Investors in connection with the transaction contemplated thereby. Furthermore, pursuant to Section V of the Backstop Commitment Agreement, the Debtors have agreed to provide the Backstop Investors (and their respective affiliates and their respective officers, directors, partners, trustees, employees, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns (each, and “Indemnified Person”)) with a customary indemnification form and against any losses, claims, damages, and liabilities to which any Indemnified Person may become subject arising out of or in connection with the Backstop Commitment Agreement, the restructuring contemplated by the Plan, the Rights Offering, all as more fully set forth in the Backstop Commitment Agreement. On the Effective Date, the Backstop Fee will be paid in the form of Class C Common Shares. As contemplated by the Backstop Commitment Agreement, the Class C Common Shares issued in payment of the Backstop Fee will represent 2.0% of the New Capital Stock of Reorganized Parent outstanding on a fully-diluted basis as of the Effective Date of the Plan, but prior to giving effect to (i) the issuance of Class D Common Shares under the Management Incentive Plan, or (ii) the issuance of Class B Common Shares upon issuance of the Warrants. See Section II(P) herein, titled “Summary of the Equity Capitalization of Reorganized

Parent.” The Debtors have committed to seek approval of the Rights Offering and Backstop Commitment Agreement by filing motions to approve these transactions, on an expedited basis, after they commence their Chapter 11 Cases. The Debtors will also seek approval of the procedures described below with respect to the Rights Offering.

(i) Rights Offering Record Date: Such date as set forth in the Rights Offering Approval Order entered by the Bankruptcy Court as the date for determining which Holders of Old Notes Claims are Eligible Participants eligible to participate in the Rights Offering.

(ii) Issuance of Rights: Each Eligible Participant may subscribe to buy any number of Rights Offering Securities, up to a maximum amount of $40 million. Each Rights Offering Purchaser that pays its share of the Rights Offering Purchase Price will receive Rights Offering Securities in the proportion that such Rights’ Offering Purchaser’s purchase price bears to the entire Rights Offering Purchase Price. In the event that the Rights Offering is over-subscribed, $20 million of the Rights Offering Securities will be issued to the Backstop Investors, and the remaining $40 million will be issued to all of the Rights Offering Purchasers in proportion to their respective bid amounts.

(iii) Preferred Stock Certificate of Designation: On the Effective Date, Reorganized Parent shall be authorized to enter into the transactions contemplated by the Certificate of Designation, and the Certificate of Designation shall become effective in accordance with its terms and conditions upon the parties thereto. The Preferred Shares shall be subject to the terms of the Preferred Stock Certificate of Designation.

(iv) Rights Offering Purchase Price: Means $60.0 million in Cash for the Rights Offering Securities, and, when used with respect to a particular Rights Offering Purchaser, an amount of Cash equal to the Rights Offering Purchase Price multiplied by such Rights Offering Purchaser’s subscribed-for portion of the Rights Offering Securities (Pro Rata for the entire amount of Rights Offering Securities).

(v) No Assignment. The Subscription Rights cannot be assigned by the Eligible Holders. Any assignment, or attempted assignment, will be null and void. Once an Eligible Participant has exercised any of its Subscription Rights by properly executing and delivering a Subscription Form to the Debtors or other Entity specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

(vi) Validity of Exercise of Subscription Rights: All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Subscription Rights shall be determined by the Debtors. The Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. A Subscription Form shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in their discretion reasonably exercised in good faith. The Debtors will use commercially reasonable efforts to give written notice to any Eligible Participant regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Person and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors, Reorganized Debtors, nor any of their Related Persons shall incur any liability for giving, or failing to give, such notification and opportunity to cure.

(vii) Registration Agreement. On the Effective Date, Reorganized DE Lyon will enter into the Registration Agreement with the holders of the Class C Common Shares and the Preferred Shares (and certain holders of New Second Lien Notes and Class A Common Shares who are parties to the Noteholders RSA). Pursuant to the Registration Agreement, Reorganized DE Lyon will agree, subject to the terms and conditions contained therein, to register the applicable New Second Lien Notes and shares of New Capital Stock with the SEC.

L.	SUMMARY OF THE TERMS OF NEW SECOND LIEN NOTES

The principal terms of the New Second Lien Notes are summarized on Exhibit F hereto:

The New Second Lien Notes will be issued in reliance on the exemption provided in Section 1145 of the Bankruptcy Code from registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VI herein, titled “Exemptions From Securities Act Registration.”

M.	SUMMARY OF THE PREFERRED SHARES

The Preferred Shares are shares of convertible preferred stock that will be issued by Reorganized Parent to the Eligible Participants and/or the Backstop Investors pursuant to the Rights Offering, the Backstop Commitment Agreement and the Plan. Dividends on the Preferred Shares will be payable at a rate of 6% per annum, up to 4% in Cash and the remaining 2% per annum to accrue. Holders of the Preferred Shares will have no mandatory redemption rights. Prior to conversion, the holders of the Preferred Shares will be entitled to exercise the voting rights associated with the Class C Common Shares on an as-converted basis.

The Preferred Shares will be convertible at any time at the option of the holder thereof, in part or in whole, into Class C Common Shares at a conversion rate of one Preferred Share to one Class C Common Share. The percentage ownership represented by the shares of Class C Common Shares issued upon conversion of the Preferred Shares is subject to dilution for (i) the exercise of the Warrants, and (ii) the issuance of Class D Common Shares under the Management Incentive Plan. To the extent dividends on the Preferred Shares are not paid in Cash prior to conversion, upon conversion, such accrued dividends will be paid in Cash upon conversion in connection with an initial public offering of common stock of the Reorganized Parent, but may not otherwise be paid in Cash under the terms of the Restructured First Lien Loan Agreement. Additional terms of the Preferred Shares are set forth in the Certificate of Designation, which shall be included in the Plan Supplement.

The Preferred Shares will be issued in a private placement that is exempt from registration under the Securities Act or any similar federal, state or local law as set forth in greater detail in Section VI herein, titled “Exemptions From Securities Act Registration.”

N.	SUMMARY OF THE RESTRUCTURED FIRST LIEN LOAN AGREEMENT

The Restructured First Lien Loan Agreement will consist of Loans (as defined in the Restructured First Lien Loan Agreement) in the initial aggregate principal amount of $235 million.

The terms of the Restructured First Lien Loan Agreement will amend and restate the terms of the Prepetition Secured Loan Agreement to, among other things: (i) extend the maturity of the Prepetition Secured Loan Agreement through the earlier of the third anniversary of the “Closing Date” (as defined in the Colony Restructuring Term Sheet) and January 31, 2015, (ii) reduce the interest rate to 10 1/4% per annum, and (iii) eliminate or modify certain financial covenants, consistent with the Colony Restructuring Term Sheet. Loans may not be reborrowed once repaid. For additional terms of the Restructured First Lien Loan Agreement, please refer to the Colony Restructuring Term Sheet (attached as Exhibit D to the Colony RSA (which is Exhibit C to the Plan)).

The borrower under the Restructured First Lien Loan Agreement will be Reorganized CA Lyon. The obligations of Reorganized CA Lyon under the Restructured First Lien Loan Agreement will be guaranteed by Reorganized Parent and such other guarantors as are described in the Colony Restructuring Term Sheet (the “Guarantors”). The obligations of (a) Reorganized CA Lyon under the Restructured First Lien Loan Agreement and (b) Reorganized Parent and the other Guarantors under the related guarantees will be secured by, among other things, a first-priority lien on and security interest in substantially all of the properties and assets of Reorganized CA Lyon, Reorganized Parent and the other Guarantors, other than specified “Excluded Assets”.

Reorganized CA Lyon, Reorganized Parent, the other Guarantors, the Post-Emergence Agent, the New Second Lien Notes Indenture Trustee and the New Second Lien Notes Collateral Agent shall enter into the Subordination and Intercreditor Agreement, to provide for the relative rights of the Post-Emergence First Lien Lenders and the holders of the New Second Lien Notes.

In addition to the $2.35 million restructuring fee payable on the Effective Date to the Prepetition Lenders, as consideration for the Post-Emergence Agent’s efforts in connection with the Restructured First Lien Loan Agreement, the Post-Emergence Agent has requested, and the Debtors have agreed to pay, certain fees to the Post-Emergence Agent for the services to be performed by the Post-Emergence Agent in connection with the Restructured First Lien Loan Agreement, in an amount equal to 0.10% per annum of the principal amount of the Restructured First Lien Loans on the Effective Date, payable quarterly in advance on the Effective Date and on each quarterly anniversary thereof occurring prior to payment in full.

O.	SUMMARY OF CERTAIN EMPLOYMENT AGREEMENTS

The Company shall have entered into three –year employment contracts with each of General William Lyon and William H. Lyon (collectively, the “Executives”), providing for $1.5 million combined annual salary. The Executives will be eligible for performance bonuses during the three-year term, not to exceed 50% of salary in the first year, and thereafter, commensurate with position and contributions as determined by a three-member compensation committee consisting of the two independent directors and one director appointed by the holders of the Class A Common Shares. The Executives will be entitled to receive severance pay under circumstances specified in the employment agreements in an amount equal to their base salaries for the remaining contract term, but in no event less than 18 months. The Executives will be subject to a non-solicitation agreement for a period of two years after termination of employment.

P.	SUMMARY OF THE EQUITY CAPITALIZATION OF REORGANIZED PARENT

The following table sets forth the equity capitalization of Reorganized Parent on a pro forma basis, giving effect to the transactions contemplated by the Plan, including, the initial distributions of (i) New Second Lien Notes and Class A Common Shares to the Holders of Allowed Old Notes Claims, (ii) Class B Common Shares to purchasers paying the Class B Common Stock Purchase Price, (iii) the issuance of the Preferred Shares and the Class C Common Shares in the Rights Offering to purchasers paying the Rights Offering Purchase Price, (iv) the payment of the Backstop Fee in the form of Class C Common Shares, (v) the issuance and the exercise of the Warrants. The following has been prepared for illustrative purposes only and assumes that the Preferred Shares are converted into Class C Common Shares, and that the Warrants are exercised in full in Cash to acquire Class B Common Shares, in each case on the

Effective Date of the Plan. There can be no assurance as to the timing of the conversion of the Preferred Shares or the exercise of the Warrants, or whether the Preferred Shares or the Warrants will ever be converted or exercised. In addition, the calculations in the following tables do not give effect to additional dilution that is expected to occur after the Effective Date of the Plan, including dilution anticipated upon the conversion of Preferred Shares issued in payment of Additional Class C Common Shares or the issuance of Class D Common Shares under the Equity Incentive Plan. All percentages set forth in the following tables represent the applicable percentages of the total number of shares of New Common Stock of Reorganized Parent deemed to be outstanding, on a fully diluted basis, for purposes of the calculations set forth in the applicable column in the table.

Pro Forma Equity Capitalization of Reorganized Parent [1]

	Initial Distribution [2]		After Exercise of Warrants
	Number	Percent	Number	Percent
Purchase Class B Common Shares	31,464,548	20.0%	47,201,842	27.3%
Rights Offering - Class C Common Shares [3]	16,110,366	10.2%	16,110,366	9.3%
Rights Offering - Class C Preferred Shares	64,831,831	41.2%	64,831,831	37.5%
Old Noteholder Claims - Class A Common Shares	44,793,255	28.5%	44,793,255	25.9%
Total Equity Shares	157,200,000	100.0%	172,937,294	100.0%

[1]	Analysis is prior to any dilution associated with the Management Incentive Plan (MIP)
[2]	Initial Share counts are based on a $1.00 per share value
[3]	Includes 2% Backstop Fee

ARTICLE III.

SUMMARY OF THE PLAN

THIS SECTION III IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE MATERIAL TERMS OF THE PLAN AND IS QUALIFIED BY REFERENCE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES OR CONFLICTS BETWEEN THIS SECTION III AND THE PLAN, THE TERMS AND CONDITIONS SET FORTH IN THE PLAN SHALL CONTROL AND GOVERN

A.	ADMINISTRATIVE, DIP FACILITY AND PRIORITY TAX CLAIMS

1.	Administrative Claims

Subject to sub-paragraph (a) below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) payment in full in Cash for the unpaid portion of such Allowed Administrative Claim; or (ii) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized

Debtors, as applicable, and such Holder; provided, however, that Administrative Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in the discretion of the Debtors or Reorganized Debtors in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. All statutory fees payable under 28 U.S.C. § 1930(a) shall be paid as such fees become due.

(a)	Professional Compensation and Reimbursement Claims

Professional Fee Claims. Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 90 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim will be paid by the Reorganized Debtors in Cash within five Business Days of entry of the order approving such Allowed Professional Fee Claim.

Ad Hoc Noteholders Group Fees and Expenses, Secured Lenders’ Fees and Expenses, Backstop Transaction Expenses, Prepetition Indenture Trustee’s Fees and Expenses; and Committee Members’ Fees and Expenses. The fees and expenses incurred by the Ad Hoc Noteholders Group Professionals, the DIP Agent’s and the DIP Lenders’ professionals, the Prepetition Agent’s professionals, the Prepetition Indenture Trustee and his professionals, and the Backstop Investors (pursuant to the terms of the Backstop Commitment Agreement) will be paid in connection with any applicable orders entered by the Bankruptcy Court. Nothing herein or in the Plan shall require such professionals (or the Prepetition Indenture Trustee) to file applications with, or otherwise seek approval of, the Bankruptcy Court as a condition to the payment of such fees and expenses.

2.	DIP Facility Claims

Unless otherwise agreed to by the DIP Lenders, the Allowed DIP Facility Claims will be indefeasibly paid and satisfied in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims in accordance with any applicable order entered by the Bankruptcy Court. Upon indefeasible payment and satisfaction in full of all Allowed DIP Facility Claims, the DIP Facility Secured Loan Agreement and all “Loan Documents” as defined therein, and all Liens and security interests granted to secure the DIP Facility Claims, will be immediately terminated, extinguished and released, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors. Notwithstanding the above, any indemnity provisions contained in the DIP Facility Secured Loan Agreement will survive such termination, release and satisfaction in the manner and to the extent set forth therein.

3.	Priority Tax Claims

On or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (c) pursuant to and in accordance with sections 1129(a)(9)(C) and (D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. Any installment payments to be made under clause (c) above will be made in equal quarterly Cash payments beginning on the Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim. Payment of statutory fees due pursuant to 28 U.S.C. § 1930(a)(6) will be made at all appropriate times until the entry of a final decree or order converting or dismissing the Chapter 11 Cases provided, however, that the Debtors may prepay any or all such Claims at any time, without premium or penalty.

B.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

1.	Summary

All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims have not been classified as described in Article III.B of the Plan.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights
1	Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Secured Tax Claims	Unimpaired	Deemed to Accept

Class	Claim	Status	Voting Rights
4	Prepetition Secured Loan Agreement Claims	Impaired	Entitled to Vote
5	Project Loan Claims	Unimpaired	Deemed to Accept
6	General Unsecured Claims	Unimpaired	Deemed to Accept
7	Old Notes Claims	Impaired	Entitled to Vote
8	Intercompany Claims	Unimpaired	Deemed to Accept
9	Parent Equity Interests	Impaired	Deemed to Reject
10	Equity Interests in Subsidiaries	Unimpaired	Deemed to Accept

2.	Classification and Treatment of Claims and Equity Interests

(a)	Class 1 - Priority Claims

•	Classification: Class 1 consists of the Priority Claims.

•

Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. With respect to each Class 1 Claim that becomes due and payable prior to the Effective Date, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 1 Claim will have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code.

•

Voting: Class 1 is an Unimpaired Class, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims will not be entitled to vote to accept or reject the Plan.

(b)	Class 2 - Other Secured Claims

•

Classification: Each Class 2 Claim is an Other Secured Claim against the applicable Debtors. With respect to each applicable Debtors this Class will be further divided into subclasses designated by letters of the alphabet (Class 2A, Class 2B and so on), so that each holder of any Other Secured Claim against such Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class, and except for a precautionary class of otherwise unclassified Other Secured Claims.

•

Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. With respect to each Class 2 Claim that becomes due and payable prior to the Effective Date, on or as soon as reasonably practicable after the later of (i) the Initial Distribution

Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 2 Claim will have agreed upon in writing; (C) any defaults shall be cured and shall be paid or satisfied in accordance with and pursuant to the terms of the applicable agreement between the Debtors and the Holder of the Allowed Class 2 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code. Each Holder of an Allowed Other Secured Claim will retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Other Secured Claim will be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

•

Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims will not be entitled to vote to accept or reject the Plan.

(c)	Class 3 - Secured Tax Claims

•

Classification: Each Class 3 Claim is a Secured Tax Claim against the applicable Debtors. With respect to each applicable Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 3A, Class 3B and so on), so that each holder of any Secured Tax Claim against such Debtor is in a Class by itself, except to the extent that there are Secured Tax Claims that are substantially similar to each other and may be included within a single Class, and except for a precautionary class of otherwise unclassified Secured Tax Claims.

•

Treatment: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors: (a) Cash in an amount equal to the amount of such Allowed Class 3 Claim; (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Class 3 Claim at a later date; or (c) pursuant to and in accordance with sections 1129(a)(9)(C) and (D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five years after the Petition Date, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, further, that Class 3 Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors or Reorganized Debtors without further notice to or order of the Bankruptcy Court. Each Holder of an Allowed Class 3 Claim will retain the Liens securing its Allowed Class 3 Claim as of the Effective Date until full and final payment of such Allowed Class 3 Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Class 3 Claim will be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Any installment payments to be made under clause (c) above will be made in equal quarterly Cash payments beginning on the first Subsequent Distribution Date following the Effective Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Secured Tax Claim.

•

Voting: Class 3 is an Unimpaired Class, and the Holders of Class 3 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 Claims will not be entitled to vote to accept or reject the Plan.

(d)	Class 4 - Prepetition Secured Loan Agreement Claims

•	Classification: Class 4 consists of the Prepetition Secured Loan Agreement Claims.

•	Allowance: On the Effective Date, the Prepetition Secured Loan Agreement Claims will be deemed Allowed in an aggregate amount equal to $235 million.

•

Treatment: On the Effective Date, the Prepetition Secured Loan Agreement will, subject to satisfaction or waiver of the conditions precedent set forth in the Restructured First Lien Loan Agreement, be amended and restated by the Restructured First Lien Loan Agreement, “Loan Documents” as defined in the Prepetition Secured Loan Agreement will, as applicable, be amended and restated by the “Loan Documents” as defined in the Restructured First Lien Loan Agreement, and certain “Security Documents” (as defined in the Prepetition Secured Loan Agreement) will be amended, supplemented or otherwise modified and will constitute and become “Security Documents” (as defined in the Restructured First Lien Loan Agreement), and will secure all the obligations under the Restructured First Lien Loan Agreement and the other “Loan Documents” (as defined in the Restructured First Lien Loan Agreement). On the Effective Date, each Holder of an Allowed Prepetition Secured Loan Agreement Claim shall be a “Lender” under the Restructured First Lien Loan Agreement with all of the rights set forth therein, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim.

•	Voting: Class 4 is Impaired, and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

(e)	Class 5 – Project Loan Agreements

•

Classification: Each Class 5 Claim is an Project Loan Claim against the applicable Debtors. With respect to each applicable Debtors this Class will be further divided into subclasses designated by letters of the alphabet (Class 5A, Class 5B and so on), so that each holder of any Project Loan Claim against such Debtor is in a Class by itself.

•

Treatment: The legal, equitable and contractual rights of the Holders of Class 5 Claims are unaltered by the Plan. On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 5 Claim is an Allowed Class 5 Claim on the Effective Date or (ii) the date on which such Class 5 Claim becomes an Allowed Class 5 Claim, each Holder of an Allowed Class 5 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 5 Claim, at the election of the Debtors or Reorganized Debtors: (A) Cash equal to the amount of such Allowed Class 5 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 5 Claim will have agreed upon in writing; (C) any defaults shall be cured or otherwise satisfied shall be paid in accordance with and pursuant to the terms of the applicable agreement between the Debtors and the Holder of the Allowed Class 5 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code. Each Holder of an Allowed Project Loan Claim will retain the Liens securing its Allowed Project Loan Claim as of the Effective Date until full and final payment of such Allowed Project Loan Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Project Loan Claim will be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

•

Voting: Class 5 is an Unimpaired Class, and the Holders of Class 5 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 5 Claims will not be entitled to vote to accept or reject the Plan.

(f)	Class 6 – General Unsecured Claims

•	Classification: Class 6 consists of the General Unsecured Claims.

•

Treatment: With respect to each Class 6 Claim that becomes due and payable prior to the Effective Date, on or as soon as reasonably practicable after the Effective Date, solely to the extent that any of the legal, equitable and contractual rights in respect of any Class 6 Claim under applicable non-bankruptcy law, each Allowed Class 6 Claim will be, at the Debtors’ option: (i) Reinstated, and paid, subject to the terms and conditions thereof, in Cash on the later to occur of the Effective Date or when such Claims become due in the ordinary course of the Debtors’ business operations; or (ii) otherwise rendered not impaired pursuant to section 1124 of the Bankruptcy Code, including with respect to payment on the Effective Date or as soon as practicable thereafter, except to the extent that the Reorganized Debtors and such Holder agree to other less favorable treatment in writing.

•

Voting: Class 6 is an Unimpaired Class, and the Holders of Class 6 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, Therefore, Holders of Class 6 Claims are not entitled to vote to accept or reject the Plan.

(g)	Class 7 - Old Notes Claims

•	Classification: Class 7 consists of the Old Notes Claims.

•

Allowance: Notwithstanding any provisions of Article VIII to the contrary, the Old Notes Claims will be deemed Allowed, without offset, counterclaim or defense of any kind, in the aggregate approximate amount of $299,541,611.62.

•

Treatment: On the Effective Date, the Distribution Agent will receive for and on behalf of each and every Holder of an Allowed Old Notes Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, $75 million in initial principal amount of New Second Lien Notes of CA Lyon and Class A Common Shares representing initially in the aggregate 28.5% of the New Capital Stock of Reorganized Parent. Notwithstanding any provisions in Article VII to the contrary, unless the Prepetition Indenture Trustee consents to the direct distribution via DTC, the Distribution Agent will promptly distribute the New Second Lien Notes and the Class A Common Shares to the Prepetition Indenture Trustee. For the avoidance of doubt, the Debtors will take all reasonable steps to ensure that all New Second Lien Notes and Class A Common Shares will be in a form that is DTC eligible. Notwithstanding any provision in the Plan to the contrary, the distribution on account of Allowed Old Notes Claims will not be dependent on the surrender or cancellation of the Old Notes. The Prepetition Indenture Trustee will send such notices and take such other actions as are reasonably requested by the Debtors to effect the cancellation of the Old Notes held by Cede & Co.

•	Voting: Class 7 is Impaired, and Holders of Class 7 Claims are entitled to vote to accept or reject the Plan.

(h)	Class 8 - Intercompany Claims

•	Classification: Class 8 consists of the Intercompany Claims.

•	Treatment: On the Effective Date, all Class 8 Intercompany Claims will be Reinstated.

•	Voting: Class 8 is an Unimpaired Class, and the Holders of Class 8 Claims will be conclusively deemed to have accepted the Plan. Therefore,

Holders of Class 8 Claims will not be entitled to vote to accept or reject the Plan.

(i)	Class 9 - Parent Equity Interests

•	Classification: Class 9 consists of the Parent Equity Interests.

•

Treatment: On the Effective Date, all Class 9 Parent Equity Interests will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise. Holders of Class 9 Parent Equity Interests will not receive any distribution on account of their Parent Equity Interests.

•	Voting: Class 9 is Impaired, and the Holders of Class 9 Equity Interests are deemed to reject the Plan.

(j)	Class 10 – Equity Interests in Subsidiaries

•	Classification: Class 10 consists of the Equity Interests in the Subsidiaries.

•	Treatment: On the Effective Date, Reorganized Parent or CA Lyon, as applicable, will own 100% of the Equity Interests in the Subsidiaries.

•

Voting: Class 10 is an Unimpaired Class, and the Holders of Class 10 Equity Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 10 Equity Interests are not entitled to vote to accept or reject the Plan.

3.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to cure any arrears or defaults that may exist with respect to contracts to be assumed under the Plan.

4.	Discharge of Claims

Except as otherwise provided in the Plan and effective as of the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests will be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including (except in the case of postpetition interest comprising part of the Prepetition Secured Loan Agreement Claim or the DIP Facility Claim) any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (ii) the Plan will bind all Holders of Claims and Equity Interests, notwithstanding whether any such Holders abstained from voting to accept or reject the Plan or voted to reject the Plan; (iii) all Claims and Equity Interests will be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) all Entities will be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

C.	ACCEPTANCE OR REJECTION OF THE PLAN

1.	Presumed Acceptance of Plan

Classes 1, 2, 3, 5, 6, 8, and 10 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.

2.	Presumed Rejection of Plan

Class 9 is Impaired and Holders of Parent Equity Interests shall receive no distribution under the Plan on account of the Parent Equity Interests and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

3.	Voting Classes

Each Holder of an Allowed Claim as of the applicable Voting Record Date in each of the Voting Classes (Classes 4 and 7) will be entitled to vote to accept or reject the Plan.

4.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

5.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors (subject to any consents that may be required under the Colony RSA, the Noteholders RSA, or the Backstop Commitment Agreement) reserve the right to modify the Plan or any Exhibit thereto or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

D.	MEANS FOR IMPLEMENTATION OF THE PLAN

1.	General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan.

2.	Corporate Existence

The Debtors will continue to exist after the Effective Date as a separate legal entities, with all the powers of corporations, limited liability companies, memberships and partnerships pursuant to the applicable law in their states of incorporation or organization and pursuant to the Amended Organizational Documents.

3.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Confirmation Order, on or after the Effective Date, all property and assets of the Estates (including, without limitation, Causes of Action and, unless otherwise waived or released pursuant to an order of the Bankruptcy Court or the Plan, Avoidance Actions) and any property and assets acquired by the Debtors pursuant to the Plan will vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges or other encumbrances except for the Liens of the Prepetition Indenture Trustee on distributions to Holders of Class 7 Claims as provided in the Prepetition Indentures. Except as may be otherwise provided in the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors will pay the charges that they incur after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including reasonable fees relating to the preparation of Professional fee applications) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

4.	Restructured First Lien Loan Agreement and Sources of Cash for Plan Distributions

On the Effective Date, the applicable Reorganized Debtors will be authorized to execute and deliver the Restructured First Lien Loan Agreement and the related “Loan Documents,” as defined therein, and will be authorized to execute, deliver, file, record and issue any other notes, guarantees, deeds of trust, documents (including UCC financing statements), amendments to the foregoing, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than expressly required by the Restructured First Lien Loan Agreement).

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments required pursuant to the Plan will be obtained from the Reorganized Debtors’ Cash balances, including Cash from operations, the Rights Offering Purchase Price and the Class B Common Stock Purchase Price. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors.

5.	New Second Lien Notes and Class A Common Shares Issued Under the Plan

On the Effective Date, the applicable Reorganized Debtors will be authorized to execute and deliver the Restructured New Second Lien Notes Indenture and the related “Note Documents,” as defined therein, and will be authorized to execute, deliver, file, record and issue any other notes, guarantees, deeds of trust, documents (including UCC financing statements), or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than expressly required by the Restructured First Lien Loan Agreement).

On the Effective Date, Reorganized Parent will contribute the Class A Common Shares to Reorganized CA Lyon, and Reorganized CA Lyon will distribute the Class A Common Shares to Holders of Allowed Old Notes Claims pursuant to the terms set forth in the Plan and herein.

6.	New Class B Common Shares and Warrants Issued Under the Plan

On the Effective Date, Reorganized Parent will issue Class B Common Shares and Warrants to Class B Purchasers, pursuant to the terms set forth herein.

7.	Rights Offering

(a)	Issuance of Subscription Rights.

On the Petition Date, the Debtors expect to file a motion seeking Bankruptcy Court approval of the Rights Offering. Approval of the procedures governing the Rights Offering (which are summarized below) are subject to entry of an order by the Bankruptcy Court. Each Eligible Participant will receive Subscription Rights to subscribe for its Pro Rata Share of the Rights Offering Securities for an aggregate purchase price in Cash equal to the Rights Offering Purchase Price. In accordance with the terms and conditions of the Backstop Commitment Agreement, the Backstop Investors have committed to purchase all Remaining Rights Offering Securities. The Rights Offering Securities, including the Remaining Rights Offering Securities, will be issued to the Eligible Participants (including the Backstop Investors), for the Rights Offering Purchase Price. The Preferred Shares will be subject to the terms of the Certificate of Designation. On the Effective Date, Reorganized Parent will be authorized to enter into and consummate the transactions contemplated by the Amended Organizational Documents, including the Certificate of Designation, and such Amended Organizational Documents, and the Rights Offering Securities, will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Amended Organizational Documents).

(b)	Subscription Period.

The Rights Offering will commence on the Subscription Commencement Date and expire on the Subscription Deadline. Each Eligible Participant that wishes to participate in the Rights Offering will be required to affirmatively elect to exercise its Subscription Rights, and provide written notice thereof to the Entities specified in the Subscription Form, on or prior to the Subscription Deadline in accordance with the terms of the Plan and the Subscription Form. All Remaining Rights Offering Securities will be allocated to the Backstop Investors on the Subscription Deadline, and will be purchased by the Backstop Investors on the Effective Date, all in accordance with the terms and conditions of the Backstop Commitment Agreement.

(c)	Exercise of Subscription Rights and Payment of Rights Offering Purchase Price.

On the Subscription Commencement Date, the Distribution Agent will mail the Subscription Form to each Eligible Participant known as of the Rights Offering Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as well as instructions for the payment of the eventual Rights Offering Purchase Price for that portion of the Subscription Rights sought to be exercised by such Person. The Debtors may adopt such additional detailed procedures consistent with the provisions of the Plan as the Debtors may deem necessary to effectuate, or desirable to more efficiently administer the exercise of the Subscription Rights and ascertain payment of the Rights Offering Purchase Price, to the extent authorized by the Bankruptcy Court.

(d)	No Assignment; No Revocation.

The Subscription Rights will not be assignable, and cannot be assigned by the Eligible Participants. Any assignment, or attempted assignment, will be null and void. Once an Eligible Participant has exercised any of its Subscription Rights by properly executing and delivering the Subscription Form to the Debtors or other Entity specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

(e)	Distribution of Rights Offering Securities.

On, or as soon as reasonably practicable after, the Effective Date, Reorganized Parent or another applicable Distribution Agent will distribute the Rights Offering Securities purchased by each Rights Offering Purchaser or Backstop Investor to such Rights Offering Purchaser or Backstop Investor.

(f)	Validity of Exercise of Subscription Rights.

All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Subscription Rights will be determined by the Debtors or Reorganized Debtors. The Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. A Subscription Form will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in their discretion reasonably exercised in good faith. The Debtors will use commercially reasonable efforts to give written notice to any Eligible Participant regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Person and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their Related Persons will incur any liability for giving, or failing to give, such notification and opportunity to cure.

(g)	Rights Offering Proceeds.

The proceeds of the Rights Offering will fund Cash payments required to be made under the Plan, including, without limitation, payments in respect of Allowed Claims, Chapter 11 Transaction Expenses and repayment of the DIP Facility Claims, and be used for general corporate purposes by the Debtors to the extent approved by the Bankruptcy Court in the First Day Motions or otherwise, and by the Reorganized Debtors after the Effective Date.

(h)	Registration Agreement.

On the Effective Date, Reorganized Parent will be authorized to enter into and consummate the transactions contemplated by the Registration Agreement and such documents, and any agreement or document entered into in connection therewith, will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Registration Agreement).

8.	Management Incentive Plan

Following the Effective Date, Reorganized Parent will adopt and implement the Management Incentive Plan, which would, subject to certain terms and conditions, provide for, the issuance of up to 8% of the New Capital Stock of the Reorganized Parent to key executives of the Company, with the first 4% subject to a split of 50% in the form of restricted Class D Common Shares and 50% in the form of stock options to purchase additional Class D Common Shares to be issued on the Effective Date, and the remaining 4% to be issued at the discretion of the New Board.

9.	Issuance of New Securities and Related Documentation

On the Effective Date, each of Reorganized DE Lyon and Reorganized CA Lyon will be authorized to and will issue, the applicable New Securities and Documents, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The issuance, distribution and exercise of the Subscription Rights, the issuance and distribution of the Class C Common Shares, the issuance and distribution of the Preferred Shares, the issuance and distribution of Class C Common Shares upon conversion of the Preferred Shares, the issuance and distribution of the Class B Common Shares, the issuance and distribution of the Warrants, and the issuance and distribution of Class B Common Shares upon exercise of the Warrants will be exempt from registration under applicable securities laws, pursuant to section 4(2) of the Securities Act and/or other applicable exemptions. The Rights Offering and issuance of the Rights Offering Securities, the Class B Common Shares, the Warrants, and the additional Class B Common Shares issuable upon exercise of the Warrants are not being made pursuant to section 1145(a) of the Bankruptcy Code and are not on account of the Claims and/or Equity Interests. The Class A Common Shares and the New Second Lien Notes will be issued in reliance on the exemption from registration provided by Section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all financing documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan, including, without limitation, the Restructured First Lien Loan Agreement, the Restructured Project Loan Agreements, the New Second Lien Notes Indenture, the New Second Lien Notes, the Preferred Shares, the New Common Stock, the Registration Agreement and any other agreement or document related to or entered into in connection with any of the foregoing, will become, and the Backstop Commitment Agreement and the Class B Common Stock Purchase Commitment will remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement). The aggregate number of shares of New Capital Stock of Reorganized Parent to be authorized on the Effective Date will be 157,200,000 shares consisting of (a) 44,793,255 Class A Common Shares, (b) 31,464,548 Class B Common Shares, (c) 16,110,366 Class C Common Shares, and (d) 64,831,831 Preferred Shares (exclusive of dilutive impact associated with the Management Incentive Plan)

Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of the Reorganized Debtors will be that number of shares of New Capital Stock as may be designated in the Amended Organizational Documents. Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized Parent will enter into the Registration Agreement with each holder of Class B Common Shares, Preferred Shares and Class C Common Shares, and each other Person (a) who by virtue of the issuance by Parent to such Person on the Effective Date of the New Capital Stock and/or its relationship with Parent (i) holds shares of New Capital Stock or New Second Lien Notes that are “restricted” (as such term is used within the meaning of the applicable securities laws) because acquired in a private placement under section 4(2) of the Securities Act, or (ii) could otherwise reasonably be deemed to be an “underwriter” or “affiliate” (as such terms are used within the meaning of applicable securities laws) of Parent, and (b) who requests in writing that Parent execute such agreement. In connection with the distribution of New Second Lien Notes or New Capital Stock to current or former employees of the Debtors, Parent may take whatever actions are necessary to comply with applicable federal, state, local and international tax withholding obligations, including withholding from distributions a portion of the New Capital Stock and selling such securities to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes.

10.	Substantive Consolidation for Plan Purposes

The Plan serves as a motion by the Debtors seeking entry, pursuant to section 105 of the Bankruptcy Code, of an order authorizing, on the Effective Date, the substantive consolidation of the Estates of all of the Debtors for purposes of classifying and treating all Claims under the Plan, including for voting, confirmation, and distribution purposes only. Substantive consolidation will not (i) alter the state of incorporation of any Debtor for purposes of determining applicable law of any of the Causes of Action, (ii) alter or impair the legal and equitable rights of the Debtors to enforce any of the Causes of Action, or (iii) otherwise impair, release, discharge, extinguish or affect any of the Causes of Action or issues raised as a part thereof.

If substantive consolidation is ordered, then on and after the Effective Date, all Assets and liabilities of the Debtors shall be treated as though they were merged into a single estate for purposes of treatment of and distributions on Claims. All duplicative Claims (identical in both amount and subject matter) Filed against more than one of the Debtors shall automatically be expunged so that only one Claim survives against the consolidated Debtors. All guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and/or several liability of any Debtor with respect to any other Debtor, shall be treated as one collective obligation of the Debtors. Any alleged defaults under any applicable agreement with the Debtors arising from substantive consolidation under this Plan shall be deemed cured as of the Effective Date.

11.	Release of Liens, Claims and Equity Interests

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity except for the Liens of the Prepetition Indenture Trustee on distributions to holders of Class 7 claims as provided in the Prepetition Indentures. Any Entity holding such Liens or interests will, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

12.	Certificate of Incorporation and Bylaws

The Amended Organizational Documents shall amend or succeed the certificates or articles of incorporation, by-laws, membership agreements, partnership agreements and other organizational documents of the Debtors to satisfy the provisions of the Plan and the Bankruptcy Code, and will (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy

Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of New Capital Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan; (iii) to the extent necessary or appropriate, include restrictions on the Transfer of New Capital Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate the Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws, and other applicable organizational documents, as permitted by applicable law.

13.	Directors and Officers of Reorganized Parent

The New Board will initially be comprised of up to seven (7) directors, who will initially be appointed as follows: (i) one director appointed by the Requisite Holders of the Class A Common Shares, (ii) two directors, including the Chairman of the Board, appointed by the Requisite Holders of the Class B Common Shares, (iii) two directors appointed by the Requisite Holders of the Class C Common Shares and Preferred Shares voting as a class, and (iv) initially, two incumbent independent directors who are satisfactory to the holders of (a) 66 2/3% of the Class A Common Shares, (b) a majority of the Class B Common Shares and (c) a majority of the Preferred Stock and the Class C Common Shares voting as a class. Thereafter, the appointment of one new independent director will be subject to the approval of the holders of (i) 66 2/3% of the Class A Common Shares, (ii) a majority of the Class B Common Shares and (iii) the Class C Common Shares and Preferred Shares (with the Class C Shares and the Preferred Shares voting together). The other new independent director will be appointed by the holders of a majority of the Class C Common Shares and the Preferred Shares, voting together.

As of the Effective Date, the initial officers of the Reorganized Debtors will be the officers of the Debtors existing immediately prior to the Effective Date and the existing directors of the Reorganized Debtors other than Reorganized Parent will be the directors of such Debtors immediately prior to the Effective Date.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or as an officer of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or officer, the nature of any compensation for such Person. Each such director and each officer will serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Organizational Documents and the other constituent and organizational documents of the Reorganized Debtors. The existing board of directors of Parent will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

14.	Corporate Action

Each of the Debtors and the Reorganized Debtors, as applicable, may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtors and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the

Reorganized Debtors and as applicable or by any other Person (except for those expressly required pursuant to the Plan).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors or members of any Debtor (as of prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, managers or partners of such Debtors, or the need for any approvals, authorizations, actions or consents of any Person.

All matters provided for in the Plan involving the legal or corporate structure of any Debtor or any Reorganized Debtors, as applicable, and any legal or corporate action required by any Debtor or any Reorganized Debtor as applicable, in connection with the Plan, will be deemed to have occurred and will be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of any Debtor or any Reorganized Debtors, as applicable, or by any other Person. On the Effective Date, the appropriate officers of each Debtor and each Reorganized Debtors, as applicable, are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtor and each Reorganized Debtors, as applicable, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of each Debtor and each Reorganized Debtor as applicable, will be authorized to certify or attest to any of the foregoing actions.

15.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, all notes, stock, instruments, certificates, agreements and other documents evidencing the DIP Facility Claims, Project Loan Claims, Old Notes Claims, and the Parent Equity Interests will be canceled, and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

On the Effective Date, except to the extent otherwise provided herein, the Prepetition Indentures will be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder will be fully released, terminated, extinguished and discharged. The Prepetition Indentures will continue in effect solely for the purposes of: (1) allowing Holders of the Old Notes Claims to receive distributions under the Plan; and (2) allowing and preserving the rights of the Prepetition Indenture Trustee to (a) make distributions in satisfaction of Allowed Old Notes Claims, (b) exercise its charging liens against any such distributions, and (c) seek compensation and reimbursement for any fees, expenses (including attorney’s fees) or indemnity to the extent permitted by the Prepetition Indentures. Upon completion of all such distributions, the Old Notes and the Prepetition Indentures will terminate completely. From and after the Effective Date, the Prepetition Indenture Trustee will have no duties or obligations under the Prepetition Indentures other than to make distributions. As of the Effective Date, the Old Notes will be deemed surrendered to the Prepetition Indenture Trustee in accordance with the terms of the Prepetition Indentures. All surrendered and canceled Old Notes held by the Prepetition Indenture Trustee will be disposed of in accordance with the applicable terms and conditions of the Prepetition Indenture.

16.	Plan Supplement, Other Documents and Orders and Consents Required Under Noteholders RSA, Colony RSA and the Backstop Commitment Agreement

So long as the Noteholders RSA, the Colony RSA, or the Backstop Commitment Agreement, as applicable, have not been terminated, the documents to be Filed as part of the Plan Supplement and the other documents and orders referenced herein, or otherwise to be executed in connection with the transactions contemplated hereunder, shall be subject to the consents and the approval rights, as applicable, of (a) the Prepetition Agent and the Consenting Lenders as set forth in the Colony RSA, (b) the Consenting Noteholders and the Requisite Noteholders as set forth in the Noteholders RSA and (c) the Backstop Investors as set forth in the Backstop Commitment Agreement. To the extent that there is any inconsistency between the Colony RSA, the Noteholders RSA, or the Backstop Commitment Agreement, on the one hand, and the Plan, on the other hand, as to such consents and the approval rights and the Colony RSA, the Noteholders RSA or the Backstop Commitment Agreement, as applicable, has not been terminated, then the consents and the approval rights required in the Colony RSA, the Noteholders RSA or the Backstop Commitment Agreement, as applicable, shall govern.

E.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts (including, without limitation, employment agreements) and Unexpired Leases that:

•	have been rejected by order of the Bankruptcy Court;

•	are the subject of a motion to reject pending on the Effective Date;

•

are identified in the Plan Supplement (in either case which list may be amended by the Debtors to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended list and serving it on the affected contract parties at least ten (10) days prior to the Confirmation Hearing); or

•	are rejected pursuant to the terms of the Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to Article VI of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

2.	Assignment of Executory Contracts or Unexpired Leases

In the event of an assignment of an Executory Contract or Unexpired Lease, at least twenty (20) days prior to the Confirmation Hearing, the Debtors will serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will: (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors will file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed cure amounts. Any applicable cure amounts will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be filed, served and actually received by the Debtors at least five (5) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order will constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. If an objection to assignment or cure amount is sustained by the Bankruptcy Court, the Reorganized Debtors in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it.

3.	Rejection of Executory Contracts or Unexpired Leases

All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 will be deemed rejected as of the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the rejections described in Article VI of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

4.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. The Debtor or Reorganized Debtor, as the case may be, will provide notice of such rejection and specify the appropriate deadline for the filing of such Proof of Claim.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so will be forever barred, estopped and enjoined from asserting such Claim, and such Claim will not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized

Debtors and their Estates and property will be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article XII.D of the Plan. All claims arising from the rejection of any Executory Contract or Unexpired Lease shall be treated as Class 6 Claims, subject to any applicable limitation or defense under the Bankruptcy Code and applicable law.

5.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be filed, served and actually received by the Debtors at least ten (10) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged cure amount, which may be asserted at any time. In the event of a dispute regarding (1) the amount of any payments to cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to cure is sustained by the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it.

6.	Assumption of Director and Officer Insurance Policies

The Debtors, and upon the Effective Date, the Reorganized Debtors, will assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not impair or otherwise modify any rights of the Reorganized Debtors under the D&O Liability Insurance Policies.

7.	Indemnification Provisions

All indemnification provisions currently in place (whether in the by-laws, certificate of incorporation, board resolutions, contracts, or otherwise) for the following: (i) Prepetition Agent; (ii) Prepetition Lenders; (iii) Prepetition Indenture Trustee; (iv) the Backstop Investors; and (v) directors, officers and employees of the Debtors who served in such capacity as of the Petition Date with respect to or based upon any act or omission taken or omitted in such capacities, for or on behalf of the Debtors, will be Reinstated (or assumed, as the case may be), and will survive effectiveness of the Plan. No such Reinstatement or assumption shall in any way extend the scope or term of any indemnification provision beyond that contemplated in the underlying contract or document as applicable.

8.	Compensation and Benefit Programs

Except as otherwise provided in the Plan (including but not limited to the compensation for General William Lyon and William H Lyon pursuant to employment agreements as described herein, which will exclusively address the benefits for those executives or any order of the Bankruptcy Court, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to its employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans (other than equity incentive plans, which will be replaced by the Management Incentive Plan), life, and accidental death and dismemberment insurance plans, are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of the Chapter 11 Cases or the consummation of any transactions contemplated by the Plan will be Reinstated and such acceleration will be rescinded and deemed not to have occurred.

9.	Workers’ Compensation Benefits

Except as otherwise provided in the Plan (including but not limited to the compensation for General William Lyon and William H Lyon pursuant to employment agreements as described herein, which will exclusively address the benefits for those executives, or any order of the Bankruptcy Court, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to its employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans (other than equity incentive plans, which will be replaced by the Management Incentive Plan), life, and accidental death and dismemberment insurance plans, are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of the Chapter 11 Cases or the consummation of any transactions contemplated by the Plan will be Reinstated and such acceleration will be rescinded and deemed not to have occurred.

F.	PROVISIONS GOVERNING DISTRIBUTIONS

1.	Dates of Distributions

Except as otherwise provided in the plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions provided in the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for therein, regardless of whether distributions are delivered on or at any time after the Effective Date.

Upon the Effective Date, all Debts of the Debtors shall be deemed fixed and adjusted pursuant to the Plan and the Reorganized Debtors shall have no liability on account of any Claims or Interests except as set forth in the Plan and in the Confirmation Order. All payments and all distributions made by the Reorganized Debtors under the Plan shall be in full and final satisfaction, settlement and release of all Claims against the Reorganized Debtors.

At the close of business on the Distribution Record Date, the transfer ledgers for the Old Notes shall be closed, and there shall be no further changes in the record holders of such indebtedness. The Reorganized Debtors, the Disbursing Agent, the Prepetition Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize the transfer of any Old Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

2.	Distribution Agent

Except as provided therein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent, or by such other Entity designated by the Debtors as a Distribution Agent on the Effective Date. the Reorganized Debtors, or such other Entity designated by the Debtors, shall not be required to give any bond or surety or other security for the performance of the Reorganized Debtors’ duties as Distribution Agent unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

3.	Cash Distributions

Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign Creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

4.	Rounding of Payments

Whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole dollar or zero if the amount is less than one dollar. To the extent Cash, notes, warrants, shares, stock are to be distributed under the Plan remain undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash, notes, or shares shall be treated as “Unclaimed Property” under the Plan.

Whenever payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole dollar. To the extent that any Cash, any shares of New Capital Stock or any New Second Lien Notes to be distributed under the Plan remain undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash, Notes, or shares shall be treated as “Unclaimed Property” under the Plan.

No fractional shares shall be issued or distributed under the Plan. Each Person entitled to receive shares of New Capital Stock or New Second Lien Notes shall receive the total number of whole shares of New Capital Stock, or, as the case may be, the number of New Second Lien Notes, to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of shares of New Capital Stock or, as the case may be, New Second Lien Notes, the actual distribution of shares of such stock shall be rounded to the next lower whole number.

5.	Distributions on Account of Claims Allowed After the Effective Date

Except as otherwise agreed by the Holder of a particular Claim, or as provided in the Plan, all distributions shall be made pursuant to the terms of the Plan and the Confirmation Order. Distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, as determined for U.S. federal income tax purposes, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising interest, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim). Whenever any payment of a fraction of a dollar would otherwise be called for, the actual distribution shall reflect a rounding of such fraction down to the nearest dollar.

6.	General Distribution Procedures.

The Reorganized Debtors, or any other duly appointed Distribution Agent, shall make all distributions of Cash or other property required under the Plan, unless the Plan specifically provides otherwise. All Cash and other property held by the Reorganized Debtors for distribution under the Plan shall not be subject to any claim by any Person, except as provided under the Plan.

7.	Address for Delivery of Distributions.

Distributions to Holders of Allowed Claims, to the extent provided for under the Plan, shall be made (1) at the address set forth on any proofs of claim filed by such Holders (to the extent such proofs of claim are filed in the Chapter 11 Cases), (2) at the addresses set forth in any written notices of address change delivered to the Debtors, or (3) at the addresses in the Debtors’ books and records.

8.	Undeliverable Distributions and Unclaimed Property.

If the distribution to the Holder of any Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further distribution shall be made to such Holder, and the Reorganized Debtors shall have no obligation to make any further distribution to the Holder, unless and until the Reorganized Debtors is notified in writing of such Holder’s then current address.

Any Entity which fails to claim any Cash within one year from the date upon which a distribution is first made to such entity shall forfeit all rights to any distribution under the Plan. Entities which fail to claim Cash shall forfeit their rights thereto and shall have no claim whatsoever against the Debtors or the Reorganized Debtors or against any Holder of an Allowed Claim to whom distributions are made by the Reorganized Debtors.

9.	Withholding Taxes.

Pursuant to section 346(f) of the Bankruptcy Code, the Reorganized Debtors shall be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. From and as of the Effective Date, the Reorganized Debtors shall comply with all reporting obligations imposed on it by any Governmental Unit in accordance with applicable law with respect to such withholding taxes. As a condition to receiving any distribution under the Plan, the Reorganized Debtors may require that the Holder of an Allowed Claim entitled to receive a distribution pursuant to the Plan provide such Holder’s taxpayer identification number and such other information and certification as may be deemed necessary for the Reorganized Debtors to comply with applicable tax reporting and withholding laws.

10.	Setoffs.

The Reorganized Debtors may, to the extent permitted under applicable law, setoff against any Allowed Claim and any distributions to be made pursuant to the Plan on account of such Allowed Claim, the claims, rights and causes of action of any nature that the Reorganized Debtors may hold against the Holder of such Allowed Claim that are not otherwise waived, released or compromised in accordance with the Plan; provided, however, that neither such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claims, rights and causes of action that the Reorganized Debtors possesses against such Holder.

11.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article V.N of the Plan, the Holder of such Claim will tender the applicable instruments, securities, notes or other documentation evidencing such Claim (or a sworn affidavit identifying the instruments, securities, notes or other documentation formerly held by such Holder and certifying that they have been lost), to Reorganized Parent or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable. The Prepetition Indenture Trustee will send such notices and take such other actions as are reasonably requested by the Debtors to effect the cancellation of the Old Notes held by Cede & Co.

Unless the Prepetition Indenture Trustee consents to the direct distribution via DTC, the Distribution Agent will promptly distribute the New Second Lien Notes and the Class A Common Shares to the Prepetition Indenture Trustee. For the avoidance of doubt, the Debtors will take all reasonably practicable steps to ensure that all New Second Lien Notes and Class A Common Shares are in a form that is DTC eligible. Notwithstanding any provision in the Plan to the contrary, the Debtors will be solely responsible for cancelling or surrendering the Old Notes and neither the Prepetition Indenture Trustee, nor any Holders of Old Notes, will be required to cause such notes to be cancelled or surrendered prior to receiving distributions under the Plan.

12.	Lost, Stolen, Mutilated or Destroyed Securities

In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim or Equity Interest evidenced by a security or note that has been lost, stolen, mutilated, or destroyed will, in lieu of surrendering such security or note to the extent required by the Plan, deliver to Reorganized Parent and other applicable Distribution Agents: (x) evidence reasonably satisfactory to Reorganized Parent and other applicable Distribution Agents of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by Reorganized Parent and other applicable Distribution Agents to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim or Allowed Equity Interest. Upon compliance with Article VII.K of the Plan as determined by the Debtors or Reorganized Debtors by a Holder of a Claim or Equity Interest evidenced by a security or note, such Holder will, for all purposes under the Plan, be deemed to have surrendered such security or note to Reorganized Parent and other applicable Distribution Agents.

G.	PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

1.	No Filing of Proofs of Claim

Except as otherwise provided under the Plan, Holders of Claims shall not be required to file a proof of claim and no parties should file a proof of claim. Unless disputed by the Holder of a Claim, the amount set forth in the applicable Debtor’s books and records shall constitute the Allowed amount of such Holder’s Claim. If the Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed Amount of such Holder’s Claim, such Holder must advise the Reorganized Debtors in writing, in which event the Claim will become a Disputed Claim. The Reorganized Debtors intends to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Reorganized Debtors may, in its discretion, file with the Bankruptcy Court an objection to the allowance of such Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order, provided however, that the Reorganized Debtors, may compromise, settle, withdraw or resolve any objections to Claims without further order of the Bankruptcy Court.

2.	Disputed Claims

All objections to Claims shall be filed and served not later than one-hundred-twenty (120) days following the Effective Date; provided, however, such date may be extended by the Bankruptcy Court beyond such one-hundred-twenty (120) days upon motion filed by the Reorganized Debtors prior to the expiration of the above-noted 120 day deadline. The filing of a motion to extend the deadline to object to any Claims shall automatically extend such deadline until a Final Order is entered on such motion. In the event that such motion to extend the deadline to object to Claims is denied by the Bankruptcy Court, such deadline shall be the later of the current deadline (as previously extended, if applicable) or 30 days after the Bankruptcy Court’s entry of an order denying the motion to extend such deadline. Unless otherwise provided in the Confirmation Order, the Reorganized Debtors is authorized to settle, or withdraw any objections to, any Disputed Claim following the Effective Date without further notice to Creditors or authorization of the Bankruptcy Court, in which event such Claim shall be deemed to be an Allowed Claim in the amount compromised for purposes of the Plan. Under no circumstances will any distributions be made on account of Disallowed Claims.

3.	Procedures Regarding Disputed Claims

No payment or other distribution or treatment shall be made on account of a Disputed Claim, even if a portion of the Claim is not disputed, unless and until such Disputed Claim becomes an Allowed Claim and the amount of such Allowed Claim is determined by a Final Order or by stipulation between the Debtors and the Holder of the Claim. No distribution or other payment or treatment shall be made on account of a Disallowed Claim at any time.

The Debtors (prior to the Effective Date) or the Reorganized Debtors (after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any

Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to such objection. Any Final Order of the Bankruptcy Court that estimates a Disputed Claim pursuant to the Plan shall irrevocably constitute and be a conclusive and final determination of the maximum allowable amount of Claim, should it become an Allowed Claim. Accordingly, the Holder of a Disputed Claim that is estimated by the Bankruptcy Court pursuant to the Plan will not be entitled to any subsequent reconsideration or upward adjustment of the maximum allowable amount of such Claim as a result of any subsequent adjudication or actual determination of the allowed amount of such Disputed Claim or otherwise, and the Holder of such Claim shall not have recourse to the Debtors or the Reorganized Debtors in the event the allowed amount of the Claim of such Holder is at any time later determined to exceed the estimated maximum allowable amount.

4.	Allowance of Claims

Following the date on which a Disputed Claim becomes an Allowed Claim after the Distribution Date, the Reorganized Debtors shall pay directly to the Holder of such Allowed Claim the amount provided for under the Plan, as applicable, and in accordance therewith.

(a)	Allowance of Claims

Notwithstanding anything to the contrary herein, after the Effective Date and subject to the other provisions of the Plan, the Reorganized Debtors will have and will retain any and all rights and defenses that the Debtors had with respect to any Claim or Equity Interest, except with respect to any Claim or Equity Interest deemed Allowed under the Plan or by orders of the Bankruptcy Court. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order and the DIP Orders), no Claim or Equity Interest will become an Allowed Claim unless and until such Claim or Equity Interest is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Equity Interest.

(b)	Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, will have the exclusive authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims or Equity Interests are in an Unimpaired Class or otherwise; provided, however, this provision will not apply to Professional Fee Claims, Ad Hoc Noteholders Group Fees and Expenses, the Backstop Fee, the Backstop Transaction Expenses, or the DIP Facility Claim, From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors will have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

(c)	Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim or Equity Interest pursuant to applicable law and (b) any contingent or unliquidated Claim or Equity Interest pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim or Equity Interest, contingent Claim or Equity Interest or unliquidated Claim or Equity Interest, including during the litigation concerning any objection to any Claim or Equity Interest or during the pendency of any appeal relating to any such objection. All of the aforementioned Claim or Equity Interests and objection, estimation and resolution procedures are cumulative and not exclusive of one another, Claim or Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation proceeding.

H.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

1.	Conditions Precedent to Confirmation

Confirmation of the Plan will be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.C of the Plan of the following:

•

The Bankruptcy Court will have entered a Final Order in form and in substance satisfactory to the Debtors, Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders and Backstop Investors, in the approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Confirming the Plan.

•

The Plan and all schedules, documents, supplements and exhibits to the Plan will have been filed in form and substance acceptable to the Debtors, Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders and Backstop Investors.

•

The proposed Confirmation Order will be in form and substance acceptable to the Debtors, Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders and Backstop Investors.

•	The board of directors of the Reorganized Parent will have been selected.

2.	Conditions Precedent to Consummation

Consummation of the Plan will be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.C of the Plan of the following:

•

The Confirmation Order shall have been entered and either (a) become a Final Order or (b) the 14-day stay contemplated by Bankruptcy Rule 3020(e) in respect thereof shall have been terminated unless waived by (i) the Debtors, Prepetition Agent, and Consenting Lenders and (ii) the Requisite Noteholders and Backstop Investors in their reasonable judgment, and (c) the Confirmation Order shall otherwise be in a form and substance acceptable to the Debtors, Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders and Backstop Investors, and no stay of the Confirmation Order will have been entered and be in effect. The Confirmation Order will provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.

•

The Bankruptcy Court will have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated in the Plan and the Plan Supplement.

•

All documents and agreements necessary to implement the Plan, including, without limitation, the Restructured First Lien Loan Agreement, the New Second Lien Indenture and the Subordination and Intercreditor Agreement, in each case in form and substance acceptable to the Debtors, the Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders, and Backstop Investors as applicable, will have (a) been tendered for delivery, and (b) been effected by, executed by, or otherwise deemed binding upon, all Entities party thereto. All conditions precedent to such documents and agreements will have been satisfied or waived pursuant to the terms of such documents or agreements.

•

All material consents, actions, documents, certificates and agreements necessary to implement the Plan will have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

•

The Debtors will have received the Rights Offering Purchase Price, in Cash, net of any fees or expenses authorized by Order of the Bankruptcy Court to be paid from the Rights Offering Purchase Price, and such Cash shall have been contributed by Parent to CA Lyon.

•

The Debtors will have received the Class B Common Stock Purchase Price, in Cash, net of any fees or expenses authorized by Order of the Bankruptcy Court to be paid from the Class B Common Stock Purchase Price, and such Cash shall have been contributed by Parent to CA Lyon.

•	All interest, fees and expenses (including legal and advisory fees and expenses) on account of the Prepetition Secured Loan Agreement Claims shall have been paid as required by the DIP Orders.

•	The Termination Date has not occurred under either the Colony RSA or the Noteholder RSA.

•	The Rights Offering Documents shall be in form and substance reasonably acceptable to the Backstop Investors.

•	The Confirmation Date will have occurred.

3.	Waiver of Conditions

The conditions to confirmation of the Plan and to Consummation of the Plan set forth in Article IX of the Plan may be waived by the Debtors, with the (i) consent of the Prepetition Agent and Consenting Lenders and (ii) consent in the their reasonable judgment of the Requisite Noteholders and the Backstop Investors, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan. To the extent that a condition to Consummation of the Plan requires the consent of the Backstop Investors, such conditions may only be waived by the Debtors with the consent of the Backstop Investors. The failure to satisfy or waive a condition to Consummation may be asserted by the Debtors or the Reorganized Debtors, Prepetition Agent, Consenting Lenders, Requisite Noteholders or Backstop Investors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtors or Reorganized Debtors, Prepetition Agent, Consenting Lenders, Requisite Noteholders or Backstop Investors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each right will be deemed an ongoing right that may be asserted at any time.

4.	Effect of Non Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (c) constitute an Allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

I.	DEBTORS’ RELEASES

Notwithstanding anything to the contrary in the Plan, the failure of the Court to approve any or all of the provisions set forth in Article XI of the Plan shall not constitute a failure of any condition to ether confirmation or the effectiveness of the Plan, but without prejudice to the respective parties’ rights under the Colony RSA, the Noteholders RSA or the Backstop Commitment Agreement.

J.	RELEASE, INJUNCTION AND RELATED PROVISIONS

1.	General

Notwithstanding anything contained in the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments under the Plan, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. Pursuant to the terms contained in the Plan, among other things, the subordination provisions contained in the Prepetition Indenture will be eliminated and each holder of an Old Notes Claim will receive and be entitled to retain the property as set forth in the Plan. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments under the Plan will be settled, compromised, terminated and released pursuant to the Plan; provided, however, that nothing contained in the Plan will preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan.

In accordance with the provisions of the Plan and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against them and (2) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Causes of Action against other Entities.

2.	Release

EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED AND CONFIRMED, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION (COLLECTIVELY, THE “RELEASING PARTIES”) WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER PROVIDED A FULL DISCHARGE, WAIVER AND RELEASE TO THE RELEASED PARTIES (AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED FOREVER RELEASED, WAIVED AND DISCHARGED BY THE RELEASING PARTIES) AND THEIR RESPECTIVE PROPERTIES FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, LITIGATION CLAIMS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY IN WHOLE OR IN PART TO THE DEBTORS, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THE PLAN OR THE SOLICITATION OF VOTES ON THE PLAN THAT SUCH RELEASING PARTY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTORS, THEIR ESTATES OR THE REORGANIZED DEBTORS (WHETHER DIRECTLY OR DERIVATIVELY) AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN OR THE PLAN SUPPLEMENT; (II) ANY CAUSES OF ACTION ARISING FROM FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (III) THE RIGHTS OF SUCH RELEASING PARTY TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN OR ASSUMED PURSUANT TO THE PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT. THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON AND THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES RELEASED PURSUANT TO THIS RELEASE. NOTWITHSTANDING THE FOREGOING, THE DEBTORS ARE NOT RELEASING THE DEBTORS BUT THEY ARE RELEASING THE RELATED PERSONS TO THE DEBTORS PURSUANT TO THIS PARAGRAPH.

The Debtors believe that the Releases by each of the Releasing Parties of each of the Released Parties as described above are integral to the Plan. Moreover, the Debtors have received substantial contributions to the Plan from the Released Parties. The Released Parties have played a critical role in the formulation of the Debtors’ Plan and have expended a significant amount of time and resources analyzing and negotiating the complex issues presented by the Debtors’ capital structure. The Plan reflects the settlement and resolution of several of these complex issues. In addition, absent the agreement of (i) the Ad Hoc Noteholders Group, (ii) Colony, and (iii) the Holders of Parent Equity, Allowed General Unsecured Claims would not be Unimpaired.

Absent the tireless efforts of the various constituencies who came together to work out the terms of the Plan, supported by 100% in amount of the Prepetition Secured Lenders and approximately 63.47% in amount of the Old Notes Claims as of the Voting Record Date, aimed at resolving the Chapter 11 Cases, the Debtors and their creditors would likely remain mired in complex and contentious litigation for years to come, and/or liquidate, threatening to materially delay and reduce distributions to all creditors. Further, the Prepetition Secured Lenders and the Prepetition Noteholders are agreeing that the Debtors or Reorganized Debtors, as the case may be, may provide for certain consideration to Holders of General Unsecured Claims if the Plan is confirmed. The willingness of these creditors to take such risks and provide such benefits to the other Holders of Claims against the Estates is a substantial contribution to the Plan and to the Chapter 11 Cases; absent such willingness, the Plan would not have been possible, and the Debtors may have been unable to reorganize. The substantial and extensive contributions by the Released Parties — both monetary and nonmonetary — further justify the non-Debtor releases set forth in the Plan.

Additionally, an identity of interest may exist between the Debtors and certain non-Debtor Released Parties, such that the non-Debtor releases are appropriate in that they eliminate effectively additional unknown claims against the Estates. For example, the Debtors’ directors and officers are parties to and beneficiaries of certain indemnification provisions, whereby the Debtors are obligated to indemnify them. Under these agreements, any claim asserted against a Released Party who the Debtors are obligated to indemnify may essentially be a claim against the Debtors. Any such claim, even if ultimately unsuccessful, could further deplete finite estate resources. As of the date hereof, the Debtors are not aware of any claims against a Released Party.

K.	THIRD PARTY RELEASE

AS OF AND SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, EACH CREDITOR THAT AFFIRMATIVELY ELECTS TO GRANT THE THIRD PARTY RELEASE PROVIDED IN THIS PARAGRAPH BY CHECKING THE APPROPRIATE BOX ON THE BALLOT PROVIDED TO SUCH CREDITOR IN CONNECTION WITH SOLICITATION OF SUCH CREDITORS’ VOTE TO ACCEPT OR TO REJECT THE PLAN, FOR ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, TRANSFEREES, SUCH CREDITORS’ OFFICERS AND DIRECTORS, ACTING IN SUCH CAPACITIES AS OF THE PETITION DATE, SUCH CREDITORS’ AGENTS, MEMBERS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, PARTNERS, AFFILIATES, REPRESENTATIVES, IN EACH CASE IN THEIR CAPACITY AS SUCH, SHALL, BY VIRTUE OF ITS VOTE, BE DEEMED TO HAVE RELEASED THE, (A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) THE AD HOC NOTEHOLDERS GROUP AND THE MEMBERS THEREOF; (E) THE PREPETITION AGENT; (F) THE PREPETITION SECURED LENDERS; (G) THE DIP AGENT; (H) THE DIP LENDERS; (H) THE BACKSTOP INVESTORS; (I) THE PREPETITION INDENTURE TRUSTEE, AND (J) THE RELATED PERSONS OF EACH OF (A) THROUGH (I) OF THE FOREGOING, EACH IN ITS CAPACITY AS SUCH, FROM ANY AND ALL DIRECT CLAIMS AND CAUSES OF ACTION HELD BY SUCH CREDITOR WHATSOEVER, OR IN ANY MANNER ARISING FROM OR RELATED TO, IN WHOLE OR IN PART, (I) THE DEBTORS, (II) THE DEBTORS’ RESTRUCTURING, (III) THE CONDUCT OF THE DEBTORS’ BUSINESSES, (IV) THE CHAPTER 11 CASES, (V) THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE

TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, (VI) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY AGENT THEREOF, (VII) THE RIGHTS OFFERING AND RELATED TRANSACTIONS, AND (VIII) THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, WHICH CLAIMS ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE BEFORE THE EFFECTIVE DATE.

1.	Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any kind or nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests. Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates will be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims and Equity Interests of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

2.	Exculpation

The Exculpated Parties will neither have nor incur any liability to any Entity for any claims or Causes of Action arising before, on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or confirmation or Consummation of the Plan; provided, however, that the foregoing provisions will have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order of the Bankruptcy Court or other court of competent jurisdiction to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party will be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, however that the foregoing provisions will not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by the Plan or the Plan Supplement.

3.	Preservation of Rights of Action

(a)	Maintenance of Causes of Action

Except as otherwise provided in Article XI or elsewhere in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors will retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action and Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors in, interest to the Debtors and the Estates, may, and will have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court. The Litigation Claims include, without limitation, the claims set forth on Plan Schedule 2.

(b)	Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Cause of Action or Litigation Claim against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such Cause of Action or Litigation Claim for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Causes of Action or Litigation Claims upon or after the confirmation of the Plan or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Causes of Action or Litigation Claims have been expressly released in the Plan (including, without limitation, and for the avoidance of doubt, the Release contained in Article XI of the Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any Debtor is a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

4.	Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY SUIT, ACTION OR OTHER PROCEEDING, OR CREATING, PERFECTING OR ENFORCING ANY LIEN OF ANY KIND, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER. BY ACCEPTING DISTRIBUTIONS PURSUANT TO THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST WILL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THIS INJUNCTION. ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, WILL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

L.	BINDING NATURE OF PLAN

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, AND SUCH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN

THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.

M.	CONFIRMATION PROCEDURES

1.	Confirmation Hearing

The date has not yet been set for the Confirmation Hearing. Once scheduled, the Confirmation Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Bankruptcy Court and served on such parties as the Bankruptcy Court may order. Moreover, the Plan may be modified or amended, if necessary, pursuant to section 1127 of the Bankruptcy Code, prior to, during or as a result of the Confirmation Hearing, without further notice to parties-in-interest.

The date has not yet been set for the Confirmation Objection Deadline.

All Confirmation Objections must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in accordance with the Disclosure Statement Order on or before the Confirmation Objection Deadline.

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED IN THE MANNER SET FORTH HEREIN MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED WITHOUT FURTHER NOTICE.

2.	Filing Objections to the Plan

Any objection to confirmation of the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules and the Local Rules; (iii) state the name of the objecting party and the amount and nature of the Claim or the amount of Equity Interests held by such Entity; (iv) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received no later than the Confirmation Objection Deadline by the Notice Parties, as defined in Section I.C herein.

N.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (i) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (ii) the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of section 1129 of the Bankruptcy Code set forth below.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors have complied and will comply with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•

Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been or will be disclosed to the Bankruptcy Court, and any such payment: (a) made before the confirmation of the Plan is reasonable; or (b) is subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after confirmation of the Plan.

•

The Debtors will disclose the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors, an affiliate of the Debtors participating in the plan with the Debtors, or a successor to the Debtors under the Plan. The appointment to, or continuance in, such office by such individual, will be consistent with the interests of creditors and equity security holders and with public policy and the Debtors will have disclosed the identity of any insider that the Reorganized Debtors will employ or retain, and the nature of any compensation for such insider;

•

Either each Holder of an Impaired Claim or Equity Interest in Parent will (A) have accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code, or (B) if section 1111 (b)(2) applies to such Claim, receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such Holder’s interest in the estate’s interest in the property that secures such claims;

•

Each Class of Claims or Equity Interests that is entitled to vote on the Plan will either have accepted the Plan or will not be Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class pursuant to section 1129(b) of the Bankruptcy Code;

•

Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims and Priority Claims will be paid in full in Cash on the Effective Date, or as soon thereafter as is reasonably practicable, and that Priority Tax Claims will be paid in accordance with section 1129(a)(9)(C) of the Bankruptcy Code;

•	At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class;

•	Confirmation of the Plan will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor thereto under the Plan;

•	The Debtors have paid or will pay all fees payable under section 1930 of title 28, and the Plan provides for the payment of all such fees on the Effective Date; and

•	The Plan provides for the continuation after the Effective Date of payment of all retiree benefits.

1.	Best Interests of Creditors Test/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that the bankruptcy court find, as a condition to confirmation of a chapter 11 plan, that each holder of a claim or equity interest in each impaired class: (i) has accepted the plan; or (ii) among other things, will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such Person would receive if each of the debtors were liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the Bankruptcy Court must: (1) estimate the Cash proceeds (the “Liquidation Proceeds”) that a chapter 7 trustee would generate if each Debtor’s Chapter 11 Case were converted to a chapter 7 case on the Effective Date and the assets of such Debtor’s Estate were liquidated; (2) determine the distribution (the “Liquidation Distribution” that each non-accepting Holder of a Claim or Equity Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and (3) compare each Holder’s Liquidation Distribution to the distribution under the Plan (“Plan Distribution’”) that such Holder would receive if the Plan were confirmed and consummated.

To assist the Bankruptcy Court in making the findings required under section 1129(a)(7) of the Bankruptcy Code, the Debtors’ management, together with A&M, the Debtors’ restructuring and financial advisors, prepared a Liquidation Analysis, a copy of which is attached hereto as Exhibit E.

The Liquidation Analysis presents “High”, “Midpoint” and “Low” estimates of Liquidation Proceeds, thus representing a range of management’s assumptions relating to the costs incurred during a liquidation and the proceeds realized as a result thereof. The “High”, “Midpoint” and “Low” estimates of Liquidation Proceeds for the Chapter 11 Cases are $363 million, $345 million and $328 million, respectively. For additional detail with respect to such estimates, refer to the Liquidation Analysis attached hereto as Exhibit E. It is assumed that the liquidation would occur over a period of twelve months. The projected date of conversion to a hypothetical chapter 7 liquidation (the “Assumed Effective Date”) is February 28, 2012. In each case, it is assumed that the chapter 7 trustee would enter into an agreement with the Debtors’ Prepetition Secured Lenders, as applicable, to wind-down operations and sell the remainder of the Debtors’ assets on a piecemeal basis.

THE STATEMENTS IN THE LIQUIDATION ANALYSIS, INCLUDING ESTIMATES OF ALLOWED CLAIMS, WERE PREPARED SOLELY TO ASSIST THE BANKRUPTCY COURT IN MAKING THE FINDINGS REQUIRED UNDER SECTION 1129(a)(7) AND THEY MAY NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE.

THE DEBTORS BELIEVE THAT ANY ANALYSIS OF A HYPOTHETICAL LIQUIDATION IS NECESSARILY SPECULATIVE. THERE ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS UNDERLYING THE LIQUIDATION ANALYSIS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR A CHAPTER 7 TRUSTEE. NEITHER THE LIQUIDATION ANALYSIS, NOR THE FINANCIAL INFORMATION ON WHICH IT IS BASED, HAS BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WOULD NOT VARY MATERIALLY FROM THE HYPOTHETICAL RESULTS PRESENTED IN THE LIQUIDATION ANALYSIS.

2.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that the bankruptcy court find that confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization, unless the plan contemplates such liquidation. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their business.

The Debtors believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code. In connection with the development of the Plan and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy its financial obligations while maintaining sufficient liquidity and capital resources. The Debtors’ management, with the assistance of its financial advisors, developed a business plan and prepared financial projections for fiscal years 2012 through 2017 (the “Financial Projections”). The Financial Projections, together with the assumptions on which they are based, are attached hereto as Exhibit D.

In general, as illustrated by the Financial Projections, the Debtors believe that with the significantly de-leveraged capital structure provided under the Plan and the return to trade terms and increased liquidity, the Reorganized Debtors should have sufficient Cash flow and availability to make all payments required pursuant to the Plan while conducting ongoing businesses operations. The Debtors believe that confirmation and Consummation is, therefore, not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(l 1) of the Bankruptcy Code.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS.

The Financial Projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management, Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the 5-year period of the Financial Projections may vary from the projected results and the variations may be material. All Holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

3.	Valuation

In order to provide information to parties in interest regarding the possible range of values of their distributions under the Plan, it is necessary to ascribe an estimated value, or range of values, to the Company. The Debtors have been advised by A&M, their financial advisor, with respect to the estimated value of the Company, including the Reorganized Debtors, on a going-concern basis.

The estimates of the enterprise value contained in this section do not reflect values that could be attainable in public or private markets. The valuation information contained in this section is not a prediction or guarantee of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan.

4.	Summary Results of Valuation Analysis

In conjunction with the allocation of distributions under the Plan, the Debtors determined that it was necessary to estimate the post-confirmation reorganization enterprise and equity values of the Reorganized Debtors. Accordingly, the Debtors directed A&M to prepare a valuation analysis of the Reorganized Debtors.

A&M estimates that the range reorganization enterprise value of the Reorganized Debtors is approximately $470.0 million to $500.0 million, with a midpoint of $485.0 million. The assumed reorganization enterprise value reflects work performed by A&M on the basis of information with respect to the business and assets of the Debtors available to A&M as of September 30, 2011. Based upon the assumed midpoint enterprise value of $485.0 million and assumed post-reorganization debt of approximately $327.8 million, A&M calculated equity value for the Reorganized Debtors of $157.2 million. Assuming a distribution of approximately 157,200,000 shares of new equity pursuant to the Plan, the imputed equity value on a per-share basis for the Reorganized Debtors is $1.00 per new share.

The foregoing valuation is based upon a number of assumptions, including, among others, confirmation of the Plan in substantially submitted to the Court, in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein, an assumed Effective Date of February 28, 2012 and the forecasts reflected in the Projections.

In preparing the estimated reorganization enterprise value, A&M: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors; (c) reviewed certain projected financial and operating data of the Debtors; (d) reviewed certain property leases of the Debtors; (e) met with certain members of senior management of the Debtors to discuss the Debtors’ operations and future prospects; (f) reviewed publicly available financial data and considered the market values of public companies that A&M deemed generally comparable to the operating businesses of the Debtors; (g) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that A&M deemed generally comparable to the operating businesses of the Debtors; (h) considered certain economic and industry information relevant to the Debtors’ operating businesses; and (i) conducted such other analyses as A&M deemed appropriate. Although A&M conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities and business plans, A&M assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors. A&M did not independently verify the assumptions underlying the projections in connection with A&M’s valuation. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection with A&M’s valuation.

Estimates of reorganization enterprise value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold. The estimates of reorganization enterprise value prepared by A&M assume that the Reorganized Debtors will continue as the owners of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein.

Such estimates reflect computations of the estimated reorganization enterprise value of the Reorganized Debtors through the application of various valuation techniques, which were weighted, including, among others: (a) a comparable-company analysis, in which A&M derived market multiples of public companies that A&M deemed generally comparable to the operating businesses of the Debtors and applied such multiples to the Reorganized Debtors Total Assets and Inventory; (b) a comparable-acquisitions analysis, in which A&M derived transaction multiples of certain acquisitions of companies that A&M deemed generally comparable to the operating businesses of the Debtors and applied such multiples to the Reorganized Debtors Total Assets; and (c) a discounted-cash flow analysis, in which A&M, using a weighted-average cost of capital, computed the present value of free cash flows and terminal value of the Debtors. An estimate of reorganization enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of the economy generally or the applicable industry in particular. As a result, the estimate of reorganization enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of the Debtors, A&M or any other person assumes responsibility for their accuracy.

Depending on the results of the Reorganized Debtors’ operations, changes in the financial markets and / or other economic conditions, the value of the Reorganized Debtors may change significantly. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in the Chapter 11 Cases, conditions affecting generally the industry in which the Debtors participate and by other factors not capable of accurate prediction. Accordingly, the reorganization enterprise value estimated by A&M does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges described in A&M’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Shares. The estimated reorganization enterprise value depends highly upon achieving the future financial results set forth in the projections, as well as the realization of certain other assumptions that are not guaranteed. The valuations set forth herein represent estimated reorganization enterprise values and do not necessarily reflect values that could be attainable in public or private markets. The estimated equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such a market trading value, if any, may differ materially from the estimated reorganization equity value associated with the valuation analysis.

5.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan: (1) leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest; or (2) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default— (A) cures any such default that occurred before or after the commencement of the Chapter 11 Cases, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (B) reinstates the maturity of such claim or interest as such maturity existed before such default; (C) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; (D) if such claim or such interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensates the holder of such claim or such interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; and (E) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan and are not insiders. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Section 1126(d) of the Bankruptcy Code, except as otherwise provided in section 1126(e) of the Bankruptcy Code, defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of equity interests in that class actually voting to accept or to reject the plan.

Claims in Class 1, 2, 3, 5, 6 and 8 and Equity Interests in Class 10 are not Impaired under the Plan, and, as a result, the Holders of such Claims and Equity Interests are deemed to have accepted the Plan.

Claims in Classes 4 and 7 are Impaired under the Plan, and as a result, the Holders of Claims or Equity Interests in such Classes are entitled to vote on the Plan. Pursuant to section 1129 of the Bankruptcy Code, the Holders of Claims or Equity Interests in the Voting Classes must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to such Classes, and without considering whether the Plan “discriminates unfairly” with respect to such Classes, as both standards are described herein. As stated above, Classes of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan. Classes of Equity Interests will have accepted the if the Plan is accepted by at least two-thirds in amount of the Equity Interests of each such Class.

6.	Confirmation Without Acceptance by Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if less than all impaired classes entitled to vote on the plan have accepted it, provided that the plan has been accepted by at least one impaired class of claims, Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired Class’s rejection or deemed rejection of the Plan, the Plan will be confirmed, at the Debtors’ request, in a procedure commonly known as “cram down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Equity Interests that is impaired under, and has not accepted, the Plan.

7.	No Unfair Discrimination

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

8.	Fair and Equitable Test

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards depending on the type of claims or equity interests in such class:

The condition that a plan be “fair and equitable” to a non-accepting Class of Secured Claims includes the requirements that: (a) the Holders of such Secured Claims retain the liens securing such Claims to the extent of the Allowed amount of the Claims, whether the property subject to the liens is retained by the debtors or transferred to another entity under the Plan; and (b) each Holder of a Secured Claim in the Class receives deferred Cash payments totaling at least the Allowed amount of such Claim with a present value, as of the Effective Date of the Plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

The condition that a plan be “fair and equitable” with respect to a non-accepting Class of unsecured Claims includes the requirement that either: (a) the plan provides that each Holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the Effective Date of the plan, equal to the allowed amount of such Claim; or (b) the Holder of any Claim or Equity Interest that is junior to the Claims of such Class will not receive or retain under the plan on account of such junior Claim or Equity Interest any property.

The condition that a plan be “fair and equitable” to a non accepting Class of Equity Interests includes the requirements that either: (a) the plan provides that each Holder of an Equity Interest in that Class receives or retains under the plan, on account of that Equity Interest, property of a value, as of the Effective Date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such Holder is entitled, (ii) any fixed redemption price to which such Holder is entitled, or (iii) the value of such interest; or (b) if the Class does not receive such an amount as required under (a), no Class of Equity Interests junior to the non-accepting Class may receive a distribution under the plan.

To the extent that any class of Claims or Class of Equity Interests either reject the Plan or are deemed to have rejected the Plan, the Debtors reserve the right to seek (a) confirmation of the Plan under section 1129(b) of the Bankruptcy Code and/or (b) modify the Plan in accordance with Article XVII.D of the Plan.

Notwithstanding the rejection of any Class that votes to reject the Plan, the Debtors do not believe that the Plan discriminates unfairly against any Impaired Class of Claims or Equity Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for non-consensual confirmation of the Plan.

O.	CONSUMMATION OF THE PLAN

The Plan will be consummated on the Effective Date. For a more detailed discussion of the conditions precedent to the consummation of the Plan and the impact of failure to meet such conditions, see Article IX.B of the Plan.

ARTICLE IV.

RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE IMPAIRED SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESS OR THE PLAN AND ITS IMPLEMENTATION.

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.	Parties in Interest May Object to the Debtors’ Classification of Claims and Equity Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Equity Interests, each encompassing Claims or Equity Interests, as applicable, that are substantially similar to the other Claims and Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2.	The Debtors May Fail to Satisfy the Vote Requirement.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims or Equity Interests as those proposed in the Plan or may be forced to liquidate.

3.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, findings by the bankruptcy court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of Claims within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or Equity Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement, the balloting procedures and voting results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes, or the Plan contains other terms disapproved of by the Bankruptcy Court.

Confirmation of the Plan is also subject to certain conditions as described in Article IX.A of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims or Equity Interests would receive with respect to their Allowed Claims or Equity Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan. Section 1127 of the Bankruptcy permits the Debtors to modify the Plan at any time before confirmation, but not if such modified Plan fails to meet the requirements for confirmation. The Debtors or the Reorganized Debtors may modify the Plan at any time after confirmation of the Plan and before substantial consummation of the Plan if circumstances warrant such modification and this Court, after notice and a hearing, confirms the Plan as modified, but not if such modified Plan fails to meet the requirements for confirmation. The Debtors will comply with the disclosure and solicitation requirements set forth in section 1125 of the Bankruptcy Code with respect to the modified Plan. Any Holder of a Claim or Equity Interest that has accepted or rejected the Plan is deemed to have accepted or rejected, as the case may be, the Plan as modified, unless, within the time fixed by this Court, such Holder changes their previous acceptance or rejection.

4.	Non-Consensual Confirmation of the Plan May Be Necessary.

In the event that any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements and the Debtors may request such non-consensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, in the event that a Voting Class does not accept the Plan, there can be no assurance that the Bankruptcy Court will reach this conclusion.

5.	The Debtors May Object to the Amount or Classification of a Claim or Equity Interest.

Except as otherwise provided in the Plan, the Debtors and Reorganized Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim or Equity Interest where such Claim or Equity Interest is or may become subject to an objection, counterclaim or other suit by the Debtors. Any Holder of a Claim or Equity Interest that is or may become subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

6.	Risks of Not Obtaining the Rights Offering Purchase Price and of the Termination of the Backstop Commitment Agreement; Risks of Not Obtaining the Class B Common Stock Purchase Price.

The Plan is predicated on, among other things, Parent’s receipt of the Rights Offering Purchase Price. Notwithstanding the Backstop Commitment Agreement, because the Rights Offering has not been completed, there can be no assurance that the Debtors will receive any or all of the Rights Offering Purchase Price. In addition, under the Backstop Commitment Agreement, the Backstop Investors have the contractual right to terminate the Backstop Commitment Agreement, if among other reasons, the deadlines set forth in such agreement or the various conditions precedent to enforcement of the Backstop Investors’ obligations are not satisfied. If Parent does not receive the Rights Offering Purchase Price, the Company will not be able to consummate the Plan in its current form. The Rights Offering is a funding mechanism and not a distribution on account of Claims. Holders of Old Notes Claims are receiving New Second Lien Notes and Class A Common Shares, not Rights Offering Securities, on account of their Old Notes Claims. The Debtors chose the Rights Offering as a funding mechanism because, among other reasons, they believed it was the cheapest available source of funds and the Debtors chose to make it available to only accredited investors to comply with applicable securities laws. Accordingly, the Debtors do not believe any holder of an Old Notes Claim that is unaccredited has any right to participate in the Rights Offering.

The Plan is also predicated on Parent’s receipt of the Class B Common Stock Purchase Price. Notwithstanding the Class B Common Stock Commitment Agreement, there can be no assurance that the Parent will receive all or any of the Class B Common Stock Purchase Price.

7.	The Effective Date May Not Occur.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing, or as to whether the Effective Date will, in fact, occur.

8.	Contingencies Will Not Affect Validity of Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims and Equity Interests under the Plan can be affected by a variety of contingencies. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Equity Interests under the Plan, will not affect the validity of the vote taken by the Voting Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes,

9.	The Debtors May Default Under the DIP Facility.

The Debtors’ DIP Facility contains numerous covenants and events of default. If the Debtors fail to comply with the covenants, or are otherwise in default of the DIP Credit Agreement, the DIP Lenders have the right to accelerate the total amount due under the DIP Facility and require the immediate payment in full in Cash of such amounts. Following such a demand, if the Debtors were unable to obtain emergency relief from the Bankruptcy Court, the DIP Lenders and the Prepetition Secured Lenders would have the right, subject to the terms of the DIP Orders, to foreclose upon the assets of the Debtors.

10.	The Restructuring Support Agreements May Terminate.

As set forth in Sections II.F.l and II.F.2 hereof, the Noteholders RSA and the Colony RSA may terminate if, among, other things, the deadlines set forth in such agreements are not met or if the conditions precedent to the respective parties obligation to support the Plan or to confirm the Plan are not satisfied in accordance with the terms of such Agreements. If the Noteholders RSA and the Colony RSA terminate, Parent may not be able to obtain the support of the Prepetition Noteholders and Prepetition Secured Lenders required to adopt the Plan. In addition, termination of either the Noteholders RSA or the Colony RSA constitutes a default under the DIP Credit Facility Agreement as well as the Backstop Commitment Agreement. If the DIP Credit Facility Agreement and Backstop Commitment Agreement terminate, Parent would not be able to consummate the Plan in its current form.

B.	RISK FACTORS THAT MAY AFFECT THE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN AND/OR RECOVERIES UNDER THE PLAN

1.	There May Be a Lack of a Trading Market for the Class C Common Shares or the Preferred Shares.

The New Second Lien Notes and Class A Common Shares issued to the Holders of Allowed Old Notes Claims will be freely transferable upon issuance, unless issued to an affiliate or unless other restrictions apply. Reorganized Parent has committed to register the Preferred Shares, and, under certain circumstances, the Class A Common Shares and the New Second Lien Notes held by parties to the Noteholders RSA, and the Class C Common Shares issuable upon conversion of the Preferred Shares under the Securities Act to the extent the holders of these securities enter into the Registration Agreement with Reorganized Parent on the Effective Date. There can be no assurance, however, that any market will develop or as to the liquidity of any market that may develop for any such securities.

2.	To Service the Reorganized Debtors’ Indebtedness and to Meet Their Operational Needs, the Reorganized Debtors Will Require a Significant Amount of Cash. Their Ability to Generate Cash Depends on Many Factors Beyond Their Control.

The Reorganized Debtors’ ability to make payments on and to refinance their indebtedness and to fund planned capital expenditures and research and development efforts will depend on their ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond their control.

The Reorganized Debtors’ businesses may not generate sufficient cash flow from operations. Although the Financial Projections represent management’s view based on current known facts and assumptions about the future operations of the Reorganized Debtors, there is no guarantee that the Financial Projections will be realized. The Reorganized Debtors may not be able to meet their projected financial results or achieve projected revenues and cash flows assumed in projecting future business prospects. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, The Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due or may not be able to meet its operational needs. A failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such working capital when it is required.

In addition, if the Reorganized Debtors’ cash flows and capital resources are insufficient to fund their debt service obligations, they may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional equity capital or refinance all or a portion of their indebtedness. In the absence of such operating results and resources, the Reorganized Debtors could face substantial cash flow problems and might be required to sell material assets or operations to meet their debt service and other obligations. The Reorganized Debtors will be unable to predict the timing of such asset sales or the proceeds which they could realize from such sales and that they will be able to refinance any of their indebtedness, including the Restructured First Lien Loan Agreement and the Restructured Project Loan Agreements, on commercially reasonable terms or at all.

3.	The Estimated Valuation of the Reorganized Debtors and the New Capital Stock and the Estimated Recoveries to Holders of Allowed Claims and Equity Interests Are Not Intended to Represent the Private or Public Sale Values of the New Capital Stock.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Equity Interests are not intended to represent the private or public sale values of Reorganized Parent’s securities, The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, without limitation: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (d) the Debtors’ ability to maintain adequate liquidity to fund operations.

4.	The Holders of the Old Notes May Control Reorganized Parent.

Implementation of the proposed Rights Offering under the Plan will result in a small number of holders or their assignees owning a significant percentage of the shares of outstanding New Capital Stock. A small number of holders of the Old Notes or their assignees could hold a controlling percentage of the New Capital Stock. These holders or their assignees could, among other things, exercise a controlling influence over the business and affairs of Reorganized Parent and the other Reorganized Debtors.

5.	The Issuance of Equity Interests to Reorganized Parent’s Management May Dilute the Equity Ownership Interest of Other Holders of the New Capital Stock.

It is anticipated that the New Board will adopt a Management Incentive Plan for directors and management, consisting of issuances from time to time of shares of the New Capital Stock of Reorganized Parent, including the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended. If the New Board distributes equity interests, or options to acquire such equity interests, to directors, management or employees, it is contemplated that such distributions will dilute the New Capital Stock issued on account of Claims and Equity Interests under the Plan and the ownership percentage represented by the New Capital Stock distributed under the Plan.

6.	It is Unlikely That Reorganized Parent Will Pay Dividends in the Foreseeable Future.

All the of the Reorganized Debtors’ cash flow will be required to be used in the foreseeable future (a) to make payments under the Restructured First Lien Loan Agreement, the Restructured Project Loan Agreements and the New Second Lien Notes, (b) to fund Reorganized Parent’s other obligations under the Plan, and (c) for working capital and capital expenditure purposes. In addition, the Restructured First Lien Loan Agreement, the Restructured Project Loan Agreements and New Second Lien Notes Indenture will contain certain restrictions on Reorganized Parent’s ability to pay dividends. Accordingly, Reorganized Parent does not anticipate paying cash dividends on the New Common Stock in the foreseeable future.

7.	Tax Implications of the Plan.

The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors currently do not intend to seek any ruling from the IRS on the tax consequences of the Plan. Even if the Debtors decide to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date. In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge. See “Summary of Certain U.S. Federal Income Tax Consequences of the Plan.”

C.	MARKET AND ECONOMIC RISKS

1.	Adverse Changes in General Economic Conditions Could Reduce the Demand for Homes and, as a Result, Could Negatively Impact the Company’s Results of Operations.

The homebuilding industry continues to experience uncertainty and reduced demand for new homes in certain markets, which negatively impacted the Company’s financial and operating results during the year ending December 31, 2010. Increased instability in the credit markets has contributed to the decline in demand for new housing. The conditions experienced during 2010 include, among other things, the subdued emergence from a national recession, increases in unemployment levels, continuing concerns over the effects of asset valuations on the banking system and credit markets, reduced availability of mortgage loan financing, reduced consumer confidence, the absence of home price stability, and continued declines in the value of new homes in certain markets. For the year ending December 31, 2010, net new home orders decreased 25% to 650 from 869 in the 2009 period. The Company experienced a decrease of 29% in net new home orders of 869 in the 2009 period compared to 1,221 in 2008.

If the downturn in the homebuilding and mortgage lending industries continues or intensifies, or if the national economy weakens further and the recession continues or intensifies, the Company could continue to experience declines in the market value of the Company’s inventory and demand for the Company’s homes, which could have a significant negative impact on the Company’s gross margins and financial and operating results. Additionally, if energy costs should increase, demand for the Company’s homes could be adversely impacted, and the cost of building homes may increase, both of which could have a significant negative impact on the Company’s results of operations.

2.	Revenues and Margins May Continue to Decrease, and Results of Operations May Be Adversely Affected, as a Result of Declines in Demand for Housing and Other Changes in Economic and Business Conditions.

The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions such as levels of employment, consumer confidence and income, availability of financing for acquisitions, construction and permanent mortgages, interest rate levels, inflation, immigration trends and demand for housing. An important segment of the Company’s customer base consists of move-up buyers, who often purchase homes subject to contingencies related to the sale of their existing homes. The difficulties facing these buyers in selling their homes during recessionary periods may adversely affect home sales. Moreover, during such periods, the Company may need to reduce sales prices and offer greater incentives to buyers to compete for sales that may result in reduced margins. Increases in the rate of inflation could adversely affect gross margins by increasing costs and expenses. In times of high inflation, demand for housing may decline and the Company may be unable to recover increased costs through higher sales.

Since early 2006, the U.S. housing market has been negatively impacted by declining consumer confidence, restrictive mortgage standards, and large supplies of foreclosure, resale and new homes, among other factors. When combined with a prolonged economic downturn, high unemployment levels, and uncertainty in the U.S. economy, these conditions have contributed to decreased demand for housing, declining sales prices, and increasing pricing pressure, which hinders the Company’s ability to attract new home buyers. As a result, the Company has experienced operating losses each year, beginning in 2007. Such losses resulted from a combination of reduced homebuilding gross margins, losses on land sales to generate cash flow and significant non-cash impairment losses on real estate inventories. On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 was enacted into law, which extended and expanded the homebuyer federal tax credit until April 30, 2010. The Act, which was applicable to net new home orders under contract by April 30, 2010 and closed by September 30, 2010, favorably impacted the Company’s home sales during the early part of 2010, but also contributed to an industry-wide decline in net new home orders in the latter part of 2010.

3.	Increases in the Company’s Cancellation Rate Could Have a Negative Impact on the Company’s Home Sales Revenue and Home Building Gross Margins.

During the years ended December 31, 2010, 2009 and 2008, the Company’s cancellation rates were 19%, 21% and 28%, respectively, which can negatively impact the number of closed homes, net new home orders, home sales revenue and the Company’s results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including declines, and/or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. High levels of home order cancellations would have a negative impact on the Company’s home sales revenue and financial and operating results.

4.	Disruptions in the Financial and Credit Markets Could Adversely Affect Demand for the Company’s Products or Access to Capital.

The homebuilding industry can be greatly affected by macro economic factors, including changes in national, regional, and local economic conditions, as well as potential homebuyers’ perceptions of such economic factors. These factors, including employment levels, income, prices, and credit availability and interest rates affecting homeowners, can adversely affect the residential real estate market. As discussed in this and prior reports, the residential real estate market has been particularly challenging over the last several quarters. The recent disruptions in the overall economy and, in particular, the credit and financial markets, have further deteriorated this environment and could further reduce consumer income, liquidity, credit and confidence in the economy, and result in further reductions in new and existing home sales. Continuing softness or deterioration of the credit markets or the residential real estate market could be severely harmful to the Company’s financial position and results of operations and could adversely affect the Company’s and/or CA Lyon’s liquidity or its ability to comply with the covenants under the Restructured First Lien Loan Agreement, the New Second Lien Notes Indenture, the Restructured Project Loan Agreements and/or other credit facilities. If CA Lyon is unable to comply with the terms of its credit facilities and/or indentures, the holders of the indebtedness under the credit facilities and/or the indentures could accelerate that indebtedness and exercise other rights and remedies against CA Lyon, DE Lyon, the other Guarantors and/or the guarantors of other indebtedness. There can be no assurances that recent or future government responses to the disruptions in the financial markets will restore consumer confidence, stabilize such markets or increase liquidity and the availability of credit to consumers and businesses.

5.	Interest Rates and the Unavailability of Mortgage Financing Can Adversely Affect Demand for Housing.

In general, housing demand is negatively impacted by increases in interest rates and housing costs and the unavailability of mortgage financing as a result of declining customer credit quality, tightening of mortgage loan underwriting standards, or other factors. Most buyers finance their home purchases through third-party lenders providing mortgage financing. Over the last several years, many third-party lenders have significantly increased underwriting standards, and many subprime and other alternate mortgage products are no longer available in the marketplace in spite of a decrease in mortgage rates. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect the Company’s results of operations through reduced home sales revenue, gross margin and cash flow.

Changes in federal income tax laws may also affect demand for new homes. Various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gain from the sale of a principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general. No meaningful prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

6.	Financial Condition and Results of Operations May Be Adversely Affected by any Decrease in the Value of Land Inventory, as Well as by the Associated Carrying Costs.

The Company continuously acquires land for replacement and expansion of land inventory within the markets in which it builds. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. Thus, the Company may have bought and developed land on which homes cannot be profitably built and sold. The market value of land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. The Company employs measures to manage inventory risks which may not be successful. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, the Company may have to sell homes at significantly lower margins or at a loss. Further, the Company may be required to write-down the book value of certain real estate assets in accordance with U.S. generally accepted accounting principles, and some of those write-downs could be material.

During 2010, the Company incurred non-cash impairment losses on real estate assets amounting to $111.9 million. In addition, the Company incurred non-cash impairment losses on real estate assets of $45.3 million and $135.3 million, respectively, for the years ended December 31, 2009 and 2008. The Company assesses its projects on a quarterly basis, when indicators of impairment exist. Indicators of impairment include a decrease in demand for housing due to soft market conditions, competitive pricing pressures which reduce the average sales price of homes, which includes sales incentives for home buyers, slow sales absorption rates, a decrease in the value of the underlying land and a decrease in project cash flows for a particular project. The Company was required to write down the book value of its impaired real estate assets in accordance with FASB ASC 360, as defined in Note 5 of “Notes to Consolidated Financial

Statements.” A continued slump in the housing market could result in additional write-downs, which could have a material adverse effect on the Company’s financial condition and earnings.

D.	RISKS RELATED TO THE COMPANY’S INDEBTEDNESS

1.	The Company’s High Level of Indebtedness Could Adversely Affect its Financial Condition and Prevent it From Fulfilling its Obligations.

the Company is highly leveraged and, subject to restrictions, the Company, CA Lyon and their subsidiaries may incur substantial additional indebtedness. The Company’s high level of indebtedness could have detrimental consequences, including the following:

•

after giving effect to the Plan, a significant portion of the indebtedness of CA Lyon will be scheduled to mature prior to or during 2015, and CA Lyon may not have the ability to repay its indebtedness as it matures;

•

the ability to obtain additional financing as needed for working capital, land acquisition costs, building costs, other capital expenditures, or general corporate purposes, or to refinance existing indebtedness before its scheduled maturity, may be limited;

•

the Company will need to use a substantial portion of cash flow from operations to pay interest and principal on post Effective Date indebtedness, which will reduce the funds available for other purposes;

•

if the Debtors are unable to comply with the terms of the agreements governing their indebtedness, the holders of that indebtedness could accelerate that indebtedness and exercise other rights and remedies against the applicable Debtors;

•

the Company has a higher level of indebtedness than some of its competitors, which may put the Company at a competitive disadvantage and reduce the Company’s flexibility in planning for, or responding to, changing conditions in the industry, including increased competition;

•

substantially all of the Debtors’ actively selling projects are pledged as security for the Prepetition Secured Loan Agreement or, as the case may be, the Project Loan Agreements, and will be pledged as security for the Restructured Secured Loan Agreement and the New Second Liens Notes, or, as the case may be, the Project Loan Agreements and a default on the debt could result in foreclosure on the Debtors’ assets which could, under certain circumstances, limit or prohibit the ability to operate as a going concern; and

•	the Company is vulnerable to economic downturns and adverse developments in the business.

The Company’s ability to meet expenses depends on future performance, which will be affected by financial, business, economic and other factors. The Company will not be able to control many of these factors, such as economic conditions in the markets where the Company operates and pressure from competitors. The Company cannot be certain that the cash flow will be sufficient to allow the Company to pay principal and interest on debt, support operations, and meet other obligations. If the Company does not have the resources to meet these and other obligations, CA Lyon may be required to refinance all or part of the existing or restructured debt, sell assets or borrow more money. The Company may not be able to do so on acceptable terms, in a timely manner, or at all. In addition, the terms of existing or future debt instruments limit the ability of the Company to pursue any of these alternatives.

2.	Difficulty in Obtaining Sufficient Capital Could Result in Increased Costs and Delays in Completion of Projects.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land and begin development. Land acquisition, development and construction activities may be adversely affected by any shortage or increased cost of financing or the unwillingness of third parties to engage in joint ventures. The Company’s current financial position may make it more difficult for the Company to obtain capital for development projects, particularly if the Company has difficulty meeting its current financial covenants. Any difficulty in obtaining sufficient capital for planned development expenditures could cause project delays and any such delay could result in cost increases and may adversely affect the Company’s sales and future results of operations and cash flows.

3.	The Restructured First Lien Loan Agreement and the New Second Lien Notes Indenture Will Impose Significant Operating and Financial Restrictions, Which May Prevent the Reorganized Debtors From Capitalizing on Business Opportunities and Taking Some Corporate Actions.

The Restructured First Lien Loan and the New Second Lien Note Indentures will impose significant operating and financial restrictions. These restrictions will limit the ability of the Reorganized Debtors, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions;

•	make investments;

•	sell assets;

•	incur liens;

•	enter into agreements restricting the Company’s subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of Debtor’s assets.

The Restructured Project Loan Agreements contain additional restrictions, and the Debtors may enter into additional indebtedness arrangements that may impose further restrictions. In addition, the Debtors may in the future enter into other agreements refinancing or otherwise governing indebtedness which impose yet additional restrictions. These restrictions may adversely affect the Debtors’ ability to finance future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders or holders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

In addition, the Restructured First Lien Loan Agreement may also require the Reorganized Debtors on a consolidated basis to maintain compliance with specified certain minimum financial covenant tests, the Reorganized Debtors’ ability to comply with these tests may be affected by events beyond their control.

If the Reorganized Debtors are unable to achieve the projected results from its operations for whatever reason, the Reorganized Debtors may be unable to comply with the restrictions contained in the Restructured First Lien Loan Agreement and the New Second Lien Notes Indenture, and the lenders under the Restructured First Lien Loan Agreement could:

•	declare all borrowings outstanding, together with accrued and unpaid interest, to be immediately due and payable; or

•	require the Reorganized Debtors to apply all of their available cash to repay the borrowings.

If the Reorganized Debtors were unable to repay or otherwise refinance these borrowings when due, the lenders under the Restructured First Lien Loan Agreement and, subject to the Subordination and Intercreditor Agreement, the Holders of the New Second Lien Notes could sell the collateral securing the Restructured First Lien Loan Agreement, which constitutes substantially all of the Reorganized Debtors’ assets.

4.	Potential Future Downgrades of the Company’s Credit Ratings Could Adversely Affect the Company’s Access to Capital and Could Otherwise Have a Material Adverse Effect on the Company.

Over the past few years, the rating agencies had downgraded the Company’s corporate credit rating and ratings on the Old Notes due to the deterioration in the Company’s homebuilding operations, credit metrics, other earnings-based metrics and the significant decrease in the Company’s tangible net worth. These ratings and the Company’s current credit condition affect, among other things, ability to access new capital, especially debt, and negative changes in these ratings may result in more stringent covenants and higher interest rates under the terms of any new debt. The Company’s credit ratings could be further lowered or rating agencies could issue adverse commentaries in the future, which could have a material adverse effect on the Company’s business, results of operations, financial condition and liquidity. In particular, a weakening of the Company’s financial condition, including a significant increase in the Company’s leverage or decrease in the Company’s profitability or cash flows, could adversely affect the Company’s ability to obtain necessary funds, result in a credit rating downgrade or change in outlook, or otherwise increase the Company’s cost of borrowing.

E.	OPERATIONAL RISKS

1.	If Land Is Not Available at Reasonable Prices, the Company’s Home Sales Revenue and Results of Operations Could Be Negatively Impacted and/or the Company Could Be Required to Scale Back the Company’s Operations in a Given Market.

The Company’s operations depend on the Company’s ability to obtain land for the development of the Company’s residential communities at reasonable prices and with terms that meet the Company’s underwriting criteria. The Company’s ability to obtain land for new residential communities may be adversely affected by changes in the general availability of land, the willingness of land sellers to sell land at reasonable prices given the deterioration in market conditions, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density, and other market conditions. If the supply of land appropriate for development of residential communities continues to be limited because of these factors, or for any other reason, the number of homes that the Company’s homebuilding subsidiaries build and sell may continue to decline. Additionally, the ability of the Company to open new projects could be impacted if the Company elects not to purchase lots under option contracts. To the extent that the Company is unable to purchase land timely or enter into new contracts for the purchase of land at reasonable prices, due to the lag time between the time the Company acquires land and the time the Company begins selling homes, the Company’s home sales revenue and results of operations could be negatively impacted and/or the Company could be required to scale back the Company’s operations in a given market.

2.	Adverse Weather and Geological Conditions May Increase Costs, Cause Project Delays and Reduce Consumer Demand for Housing, All of Which Would Adversely Affect the Company’s Results of Operations and Prospects.

As a homebuilder, the Company is subject to numerous risks, many of which are beyond management’s control, including: adverse weather conditions such as droughts, floods, or wildfires, which could damage projects, cause delays in completion of projects, or reduce consumer demand for housing; shortages in labor or materials, which could delay project completion and cause increases in the prices for labor or materials, thereby affecting the Company’s sales and profitability; and landslides, soil subsidence, earthquakes and other geologic events, which could damage projects, cause delays in the completion of projects or reduce consumer demand for the Company’s projects. Many of the Company’s projects are located in California, which has experienced significant earthquake activity and seasonal wildfires. In addition to directly damaging the Company’s projects, earthquakes or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting the Company’s ability to market homes in those areas and possibly increasing the costs of completion.

There are some risks of loss for which the Company may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could adversely affect the Company’s business, results of operations and financial condition.

3.	The Company’s Business is Geographically Concentrated, and Sales, Results of Operations, Financial Condition and Business Would Be Negatively Impacted by a Decline in Regional Economies.

The Company presently conducts all of its business in four geographic regions: Southern California, Northern California, Arizona and Nevada. Because the Company’s operations are concentrated in these geographic areas, the economic downturn in these markets has caused housing prices and sales to decline, which has caused a material adverse effect on the Company’s business, results of operations, and financial condition.

The Company generates over 85% it its revenue and a significant amount of its profits from, and holds approximately one-half of the dollar value of real estate inventory in, California. Over the last several years, land values, the demand for new homes and home prices have declined substantially in the state, negatively impacting the Company’s profitability and financial position. In addition, the state of California is experiencing severe budget shortfalls and is considering raising taxes and increasing fees to offset the deficit. There can be no assurance that the profitability and financial position of the Company will not be further impacted if the challenging conditions in California continue or worsen.

4.	The Company May Not Be Able to Compete Effectively Against Competitors in the Homebuilding Industry.

The homebuilding industry is highly competitive. Homebuilders compete for, among other things, homebuying customers, desirable properties, financing, raw materials and skilled labor. The Company competes both with large homebuilding companies, some of which have greater financial, marketing and sales resources than the Company, and with smaller local builders. Our competitors may independently develop land and construct housing units that are substantially similar to the Company’s products. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which the Company operates. The Company currently builds in several of the top markets in the nation and, therefore, the Company expects to continue to face additional competition from new entrants into the Company’s markets. The Company also competes for sales with individual resales of existing homes and with available rental housing.

5.	The Company’s Operating Results are Variable.

The Company has historically experienced, and in the future expects to continue to experience, variability in operating results on a quarterly and an annual basis. Factors expected to contribute to this variability include, among other things:

•	the timing of land acquisitions, zoning and other regulatory approvals;

•	the timing of home closings, land sales and level of sales;

•	product mix;

•	the ability to continue to acquire additional land or options thereon at acceptable terms;

•	inventory impairment charges due to market impact on sales prices;

•	the condition of the real estate market and the general economy;

•	delays in construction due to acts of God, adverse weather, reduced subcontractor availability, and strikes;

•	changes in prevailing interests rates and the availability of mortgage financing; and

•	costs of material and labor.

Many of the factors affecting the Company’s results are beyond the Company’s control and may be difficult to predict.

6.	The Company’s Success Depends on Key Executive Officers and Personnel.

The Company’s success is dependent upon the efforts and abilities of its executive officers and other key employees, many of whom have significant experience in the homebuilding industry and in the Company’s divisional markets. In particular, the Company is dependent upon the services of General William Lyon, Chairman of the Board and Chief Executive Officer, William H. Lyon, President and Chief Operating Officer, and Matthew R. Zaist, Executive Vice President, as well as the services of the division presidents and division management teams and personnel in the corporate office. The loss of the services of any of these executives or key personnel, for any reason, could have a material adverse effect upon the Company’s business, operating results and financial condition.

7.	Construction Defect, Soil Subsidence and Other Building-Related Claims May Be Asserted Against the Company, and the Company May Be Subject to Liability for Such Claims.

As a homebuilder, the Company has been, and continues to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

California law provides that consumers can seek redress for patent (i.e., observable) defects in new homes within three or four years (depending on the type of claim asserted) from when the defect is discovered or should have been discovered. If the defect is latent (i.e., non-observable), consumers must still seek redress within three or four years from the date when the defect is discovered or should have been discovered, but in no event later than ten years after the date of substantial completion of the work on the construction. Consumers purchasing homes in Arizona and Nevada may also be able to obtain redress under state laws for either patent or latent defects in their new homes.

With respect to certain general liability exposures, including construction defect claims, product liability claims and related claims, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it can be difficult to determine the extent to which the assertion of these claims will expand. Although the Company has obtained insurance for construction defect claims subject to applicable self-insurance retentions, such policies may not be available or adequate to cover liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with the Company’s subcontractors.

8.	Utility Shortages or Price Increases Could Have an Adverse Impact on Operations.

In prior years, certain areas in Northern and Southern California have experienced power shortages, including mandatory periods without electrical power, as well as significant increases in utility costs. The Company may incur additional costs and may not be able to complete construction on a timely basis if such power shortages and utility rate increases continue. Furthermore, power shortages and rate increases may adversely affect the regional economies in which the Company operates, which may reduce demand for housing. The Company’s operations may be adversely impacted if further rate increases and/or power shortages occur.

9.	The Company’s Business and Results of Operations Are Dependent on the Availability and Skill of Subcontractors.

Substantially all construction work is done by subcontractors with the Company acting as the general contractor. Accordingly, the timing and quality of construction depends on the availability and skill of the Company’s subcontractors. While the Company has been able to obtain sufficient materials and subcontractors during times of material shortages and believes that its relationships with suppliers and subcontractors are good, the Company does not have long-term contractual commitments with any subcontractors or suppliers. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on the Company’s business and results of operations.

10.	Increased Insurance Costs and Reduced Insurance Coverages May Affect the Company’s Results of Operations and Increase the Potential Exposure to Liability.

Recently, lawsuits have been filed against builders asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Some of these lawsuits have resulted in substantial monetary judgments or settlements against these builders. The Company’s insurance may not cover all of the potential claims, including personal injury claims, arising from the presence of mold or such coverage may become prohibitively expensive. If the Company is unable to obtain adequate insurance coverage, a material adverse effect on business, financial condition and results of operations could result if the Company is exposed to claims arising from the presence of mold.

The cost of insurance for the Company’s operations has risen, deductibles and retentions have increased and the availability of insurance has diminished. Significant increases in the cost of insurance coverage or significant limitations on coverage could have a material adverse effect on the Company’s business, financial condition and results of operations from such increased costs or from liability for significant uninsurable or underinsured claims.

11.	The Company Conducts Certain of its Operations Through Unconsolidated Joint Ventures With Independent Third Parties in Which the Company Does Not Have a Controlling Interest, and the Company May Be Adversely Impacted by Joint Venture Partners’ Failure to Fulfill Their Obligations.

The Company participates in land development joint ventures (“JVs”) in which the Company has less than a controlling interest. The Company has entered into JVs in order to acquire attractive land positions, to manage its risk profile and to leverage its capital base. The Company’s JVs are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the joint venture’s members and other third parties.

The Company’s joint venture investments are generally very illiquid, due to a lack a controlling interest in the JVs. The Company’s lack of a controlling interest also results in the risk that the JV will take actions that the Company disagrees with, or fail to take actions that the Company desires, including actions regarding the sale of the underlying property.

12.	The Company Is the General Partner in Partnership Joint Ventures and May Be Liable for Joint Venture Obligations.

Certain of the Company’s active joint ventures are organized as limited partnerships. The Company is the general partner in some of these and may serve as the general partner in future joint ventures. As a general partner, the Company may be liable for a joint venture’s liabilities and obligations should the joint venture fail or be unable to pay these liabilities or obligations.

13.	Supply and Labor Shortages and Other Risks Could Increase Costs and Delay Completion.

Construction services operations could be adversely affected by fluctuating prices and limited supplies of building materials as well as the cost and availability of trades personnel. These prices and supplies may be adversely affected by natural disasters and adverse weather conditions, which could cause increased costs and delays in construction that could have an adverse effect upon the Company’s construction services operations.

14.	The Company is Subject to Changes in the Demand for Construction Projects.

Individual markets can be sensitive to overall capital spending trends in the economy, financing and capital availability for real estate and competitive pressures on the availability and pricing of construction projects. These factors can result in a reduction in the supply of suitable projects, increased competition and reduced margins on construction contracts.

15.	The Timing and Funding of Contracts and Other Factors Could Lead to Unpredictable Operating Results.

Construction services operations are also subject to other risks and uncertainties, including the timing of new contracts and the funding of such awards; the length of time over which construction contracts are to be performed; cancellations of, or changes in the scope of, existing contracts; and the ability to meet performance or schedule guarantees and cost overruns.

F.	REGULATORY RISKS

1.	Governmental Laws and Regulations May Increase the Company’s Expenses, Limit the Number of Homes That the Company Can Build or Delay Completion of Projects.

The Company is subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. The Company may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which the Company operates. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which the Company has received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety, and welfare issues, which can further delay these projects or prevent their development. As a result, home sales could decline and costs increase, which could negatively affect the Company’s results of operations.

2.	The Company is Subject to Environmental Laws and Regulations, Which May Increase Costs, Limit the Areas in Which the Company Can Build Homes and Delay Completion of Projects.

The Company is also subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause the Company to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect the Company’s results of operations. Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with the contamination. In addition, in those cases where an endangered species is involved, environmental rules and regulations can result in the elimination of development in identified environmentally sensitive areas.

G.	OTHER RISKS

1.	The Company May Not Be Able to Benefit From Net Operating Loss Carry Forwards.

At December 31, 2010, the Company had gross federal and state net operating loss carry forwards totaling approximately $115.5 million and $386.3 million, respectively. Federal net operating loss carry forwards begin to expire in 2028; state net operating loss carry forwards begin to expire in 2013. As a result of the Plan, however, the Company’s net operating loss carry forwards will be limited under Tax Code section 382. The Company will only receive tax benefits for the net operating loss carry forwards if there is future taxable income before the applicable net operating loss expiration period. The Company has fully reserved against all of its deferred tax assets, including the net operating loss carry forward that was carried on the Company’s financial statements, due to the change of ownership under Tax Code Section 382 resulting from the transactions contemplated by the Plan and the possibility that the Company may not have taxable income. However, these deferred tax assets will be available to the Company if there is sufficient future taxable income. See “Certain U.S. Federal Income Tax Consequences of the Plan.”

2.	Future Terrorist Attacks Against the United States or Increased Domestic or International Instability Could Have an Adverse Effect on the Company’s Operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflicts in Iraq and Afghanistan, may cause disruption to the economy, the Company, the Company’s employees and the Company’s customers, which could adversely affect the Company’s revenues, operating expenses, and financial condition.

H.	RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

1.	The Financial Information Contained Herein Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit was Performed.

The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from its books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.

2.	Financial Projections and Other Forward Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary.

This Disclosure Statement contains various projections concerning the financial results of the Reorganized Debtor’s operations, including the Financial Projections, that are, by their nature, forward looking, and which projections are necessarily based on certain assumptions and estimates. Should any or all of these assumptions or estimates ultimately prove to be incorrect, the actual future experiences of the Reorganized Debtors may turn out to be different from the financial projections.

Specifically, the projected financial results contained in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize, including, without limitation, assumptions concerning: (a) the timing of confirmation and Consummation of the Plan in accordance with its terms; (b) the anticipated future performance of the Reorganized Debtors, including, without limitation, the Debtors’ ability to maintain or increase revenue and gross margins, control future operating expenses or make necessary capital expenditures; (c) general business and economic conditions; (d) overall industry performance and trends; (e) the Debtors’ ability to maintain market strength and receive vendor support by way of favorable purchasing terms; and (f) consumer preferences continuing to support the Debtors’ business plan.

DUE TO THE INHERENT UNCERTAINTIES ASSOCIATED WITH PROJECTING FINANCIAL RESULTS GENERALLY, THE PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSIDERED ASSURANCES OR GUARANTEES OF THE AMOUNT OF FUNDS OR THE AMOUNT OF CLAIMS THAT MAY BE ALLOWED IN THE VARIOUS CLASSES. WHILE THE DEBTORS BELIEVE THAT THE FINANCIAL PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT ARE REASONABLE, THERE CAN BE NO ASSURANCE THAT THEY WILL BE REALIZED.

I.	DISCLOSURE STATEMENT DISCLAIMER

1.	The Information Contained Herein Is for Soliciting Votes Only.

The information contained in this Disclosure Statement is for purposes of soliciting votes on the Plan and may not be relied upon for any other purposes.

2.	This Disclosure Statement was Not Approved by the Securities and Exchange Commission.

This Disclosure Statement has not been filed with the SEC or any state regulatory authority. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.	The Debtors Relied on Certain Exemptions From Registration Under the Securities Act.

This Disclosure Statement has been prepared pursuant to sections 1125 and 1126, as applicable, of the Bankruptcy Code and Rule 3016(b) of the Bankruptcy Rules and is not necessarily in accordance with the requirements of federal or state securities laws or other similar laws. The offer and issuance of New Second Lien Notes and Class A Common Shares to Holders of Claims in Class 7 have not been registered under the Securities Act or similar state securities or “blue sky” laws. The Rights Offering and the issuance of New Class B Common Shares pursuant to the Class B Common Stock Commitment Agreement [and the issuance of Warrants, or Class B Common Shares issuable upon exercise of the Warrants] have also not been registered under the Securities Act or similar state securities or “blue sky” laws. To the maximum extent permitted by section 1145 of the Bankruptcy Code, the Securities Act and other applicable nonbankruptcy law, the Solicitation, the issuance of the New Second Lien Notes,

Class A Common Shares, Class B Common Shares, Class C Common Shares, the Preferred Shares and the Warrants, and any shares of New Capital Stock reserved for issuance upon conversion of the Preferred Shares, exercise of the Warrants, or under the Management Incentive Plan, will be exempt from registration under the Securities Act by virtue of section 1145 of the Bankruptcy Code, section 3(a)(9) of the Securities Act, section 4(2) of the Securities Act and/or Rule 701 promulgated under the Securities Act.

4.	This Disclosure Statement Contains Forward Looking Statements.

This Disclosure Statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,”“expect,”“anticipate,”“estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to Holders of Allowed Claims and Equity Interests may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

5.	No Legal or Tax Advice Is Provided to You by This Disclosure Statement.

This Disclosure Statement is not legal or tax advice to You. The contents of this Disclosure Statement should not be construed as legal, business or tax advice, and are not personal to any person or entity. Each Holder of a Claim or an Equity Interest should consult his or her own legal counsel and accountant with regard to any legal, tax and other matters concerning his or her Claim or Equity Interest. This Disclosure Statement may not be relied upon for any purpose other than as a disclosure of certain information to determine how to vote on the Plan or object to confirmation of the Plan.

6.	No Admissions Are Made by This Disclosure Statement.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtors, the Backstop Investors, the Ad Hoc Noteholders Group, Prepetition Agent, Prepetition Secured Lenders, the Ad Hoc Noteholders Group, Consenting Noteholders, Prepetition Agent, Prepetition Indenture Trustee, or Backstop Investors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims or Equity Interests or any other parties in interest.

Notwithstanding any rights of approval, pursuant to the Noteholders RSA, the Colony RSA, the Backstop Commitment Agreement or otherwise, as to the form of substance of this Disclosure Statement, the Plan or any other document relating to the transactions contemplated thereunder, neither the Prepetition Secured Lenders, the Prepetition Agent, the Ad Hoc Noteholders Group, the Backstop Investors, nor their respective representatives, members, financial or legal advisors or agents, has independently verified the information contained herein or takes any responsibility therefor and none of the foregoing entities or persons makes any representations or warranties whatsoever concerning the information contained herein.

7.	No Reliance Should Be Placed on Any Failure to Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Equity Interest is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors may seek to investigate, File and prosecute Claims and Equity Interests and may object to Claims after the confirmation Date or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such Claims or Equity Interests or objections to Claims or Equity Interests.

8.	Nothing Herein Constitutes a Waiver of Any Right to Object to Claims or Equity Interests or Recover Transfers and Assets.

The vote by a Holder of an Allowed Claim or Equity Interest for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors or the Reorganized Debtors (or any party in interest, as the case may be) to object to that Holder’s Allowed Claim or Equity Interest regardless of whether any Claims or Causes of Action of the Debtors or their Estate are specifically or generally identified herein.

9.	The Information Used Herein was Provided by the Debtors and was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

10.	The Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update.

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtors have used its reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

11.	No Representations Made Outside the Disclosure Statement Are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors and the United States Trustee.

ARTICLE V.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE

If no chapter 11 plan can be confirmed, some or all of the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which case, a trustee would be elected or appointed to liquidate the Debtors’ assets. A discussion of the effect that a chapter 7 liquidation would have on the recovery of Holders of Claims and Equity Interests is set forth in Section III.N herein, titled “Statutory Requirements for Confirmation of the Plan.” In performing the liquidation analysis, the Debtors have assumed that all Holders of Claims and Equity Interests will be determined to have “claims” that are entitled to share in the proceeds from any such liquidation. The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors and equity interests holders than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of the Debtors’ operations, and (iii) the failure to realize the greater, going-concern value of all of the Debtors’ assets.

B.	FILING OF AN ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets. During the negotiations prior to the filing of the Plan, the Debtors explored various alternatives to the Plan.

The Debtors believe that the Plan will enable the Debtors to emerge from chapter 11 successfully and expeditiously, preserves its business and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and interest holders than the Plan because the Plan provides for a greater return to creditors and interest holders.

Moreover, the prolonged continuation of the Chapter 11 Cases is likely to adversely affect the Debtors’ business and operations. So long as the Chapter 11 Cases continue, senior management of the Debtors will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on business operations. Prolonged continuation of the Chapter 11 Cases will also make it more difficult to attract and retain management and other key personnel necessary to the success and growth of the Debtors’ business. In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ customers, suppliers, distributors, and agents will lose confidence in the Debtors’ ability to reorganize their business successfully and will seek to establish alternative commercial relationships. Furthermore, so long as the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the proceedings. The prolonged continuation of the Chapter 11 Cases may also require the Debtors to seek additional financing, either under the DIP Facility or otherwise, in order to service its debt and other obligations, It may not be possible for the Debtors to obtain additional financing during the pendency of the Chapter 11 Cases on commercially favorable terms or at all. If the

Debtors were to require additional financing during the Chapter 11 Cases and were unable to obtain the financing on favorable terms or at all, it is unlikely the Debtors could successfully reorganize.

ARTICLE VI.

EXEMPTIONS FROM SECURITIES ACT REGISTRATION

A.	SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT

1.	Securities Issued in Reliance on Section 1145 of the Bankruptcy Code

Under the Plan, the New Second Lien Notes and the Class A Common Shares will be issued to Holders of Old Notes Claims in reliance upon section 1145 of the Bankruptcy Code. The New Second Lien Notes and the Class A Common Shares, described in the proceeding sentences are collectively referred to herein as the “1145 Securities”. Section 1145 of the Bankruptcy Code provides that the securities registration requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor if: (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of securities hold a claim against, an interest in or claim for administrative expense against the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are reissued principally in such exchange and partly for Cash and property.

Such securities may be resold without registration under either (a) state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states or (b) the Securities Act pursuant to an exemption provided by section 4(1) of the Securities Act unless the holder is an “underwriter” (as such term is defined in the Bankruptcy Code) with respect to the securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•

purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•

offers to buy those securities from the holders of the securities, if the offer to buy is (a) with a view to distributing those securities and (b) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in the Securities Act.

The term “issuer” is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. “Control” (as defined in rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a “control person.”

2.	Securities to be Issued in Reliance on Section 4(2) of the Securities Act

The Debtors believe that the Class C Common Shares to be issued to the Backstop Investors and any other Rights Offering Participants, the Preferred Shares to be issued to the Backstop Investors and any other Rights Offering Participants, and the Class C Common Shares issuable upon conversion of the Preferred Shares (collectively, the “Rights Offering Securities”), as provided under the Plan, will be exempt from the registration requirements of the Securities Act, pursuant to section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, and equivalent exemptions in state securities laws.

The Debtors believe that the Class B Common Shares and the Warrants to be issued to the holders of existing Parent Equity Interests who purchase the Class B Common Shares for the Class B Common Stock Purchase Price, as provided under the Plan, and the additional shares of Class B Common Stock issuable upon exercise of the Warrants, will be exempt from the registration requirements of the Securities Act, pursuant to section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, and equivalent exemptions in state securities laws.

The Company will agree to register the Rights Offering Securities and the Class A Common Shares issuable upon conversion of the Class B Securities with the SEC pursuant to the Registration Agreement.

3.	Resales of New Common Stock

Resales of the Rights Offering Securities and the Class B Securities, Warrants, and additional Class B Common Shares issuable upon exercise of the Warrants (collectively, the “Class B Securities”), and, to the extent that persons who receive 1145 Securities are deemed to be “underwriters” (collectively, the “Restricted Holders”), resales by Restricted Holders of such 1145 Securities, would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Restricted Holders and, holders of the Rights Offering Securities and the holders of the Class B Securities would, however, be permitted to sell such securities without registration if they are able to comply with the provisions of rule 144 under the Securities Act, as described further below, or if such securities are registered with the SEC pursuant to the Registration Agreement or otherwise. With respect to the 1145 Securities, any person who is an “underwriter” but not an “issuer” with respect to an issue of securities is, in addition, entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b)(1) of the Bankruptcy Code.

In the event that any holders of 1145 Securities are deemed “underwriters,” or trading of any 1145 Securities is otherwise restricted, by reason of certain holders having entered into the Noteholders RSA or otherwise, the Company will agree to register the affected 1145 Securities with the SEC pursuant to the Registration Agreement.

4.	Section 3(a)(9) of the Securities Act

The Solicitation is being conducted in reliance on Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration when an issuer issues new securities in exchange for its own outstanding securities. This exemption is available when (i) the new and outstanding securities are issued by the same issuer, (ii) the exchange offer is made only to existing security holders, (iii) no compensation is paid for solicitation in connection with the exchange offer and (iv) no cash or property may be required to be paid by security holders to participate in the exchange offer.

The SEC has granted no-action relief in the case where a parent guarantor issues new stock in exchange for the securities of its wholly-owned subsidiary, treating the issuance of the stock by the parties a separate exchange for the parent’s guaranty . Accordingly, for securities law purposes, the issuance by DE Lyon of the Class A Common Stock in exchange for the Old Notes (issued by CA Lyon) should be deemed as an issuance by DE Lyon of Class A Common Shares in exchange for its guaranty, in compliance with Section 3(a)(9). Notwithstanding this deemed treatment for the Solicitation, the Class A Common Shares when actually issued will be issued in reliance not upon section 3(a)(9) of the Securities Act, but rather, upon section 1145 of the Bankruptcy Code, and DE Lyon will first contribute the Class A Common Shares to CA Lyon, then CA Lyon will deliver to the appropriate Distribution Agent for distribution to the Holders of the Old Notes Claims.

The Company’s financial advisors have been engaged to provide financial analysis and assist the Company with addressing the financial aspects of the restructuring, but have not been engaged to solicit votes for the Plan, and will not be paid any success fee or other compensation based on the acceptance of the Plan or the exchange of securities contemplated thereby.

The Rights Offering Purchasers will pay Cash for the Rights Offering Securities, but the Rights Offering will be effected as a private placement in reliance on Section 4(2) of the Securities Act, and not in reliance on Section 3(a)(9). No Cash will be paid for any securities distributed on account of any Claims.

5.	Rule 144

Under certain circumstances, Restricted Holders and holders of the Private Placement Securities may be entitled to resell their securities pursuant to the limited safe harbor resale provisions under rule 144 of the Securities Act, to the extent available and in compliance with applicable state and foreign securities laws.

Generally, rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the SEC.

Pursuant to the Plan, certificates evidencing 1145 Securities received by Restricted Holders and Rights Offering Securities will bear a legend substantially in the form below:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS’”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS COVERING SUCH SECURITIES OR THE SECURITIES ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

WHETHER OR NOT ANY PARTICULAR PERSON WOULD BE DEEMED TO BE AN “UNDERWRITER” OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN OR AN “AFFILIATE” OF THE REORGANIZED DEBTOR WOULD DEPEND UPON VARIOUS FACTS AND CIRCUMSTANCES APPLICABLE TO THAT PERSON. ACCORDINGLY, THE DEBTOR EXPRESSES NO VIEW AS TO WHETHER ANY SUCH PERSON WOULD BE SUCH AN “UNDERWRITER” OR AN “AFFILIATE.” IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES OF THE REORGANIZED DEBTORS. ACCORDINGLY, THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

ARTICLE VII.

SUMMARY OF CERTAIN U.S. FEDERAL INCOME

TAX CONSEQUENCES OF THE PLAN

INTERNAL REVENUE SERVICE (“IRS”) CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, EACH HOLDER OF A CLAIM OR AN EQUITY INTEREST IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX CONTAINED OR REFERRED TO IN THIS DISCLOSURE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “TAX CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following disclosure (the “Tax Disclosure”) summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and a Holder of Allowed Old Notes Claims (but not the taxation of those to whom such a holder subsequently transfers New Common Stock, Preferred Shares, or a New Second Lien Note). This Tax Disclosure does not address the specific federal income tax consequences to those with a unique position with respect to their tax treatment, such as the Backstop Investors and Holders of Parent Equity Interests or Class 4 Prepetition Secured Loan Agreement Claims. The remainder of the Claims and Interests are unimpaired and hence not specifically addressed.

The Tax Disclosure summarizes only certain of the federal income tax consequences associated with the Plan’s implementation. Of the consequences that are addressed, some of them are complex or uncertain. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation or position that the IRS will adopt.

In addition, the Tax Disclosure does not attempt to consider whether the particular circumstances of any Holder of an Equity Interest or a Claim may modify or alter the consequences described below, and assumes that all Old Notes Claims are held as “capital assets” within the meaning of Tax Code Section 1221 (generally, property held for investment). Examples of particular taxpayers who might have special tax treatment include but are not limited to those who hold a Claim as an ordinary asset, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, expatriates, and investors in pass-through entities. The Tax Disclosure also does not address state, local, or foreign tax consequences or the consequences of any federal tax other than the federal income tax.

The following summary is based on the Tax Code, the regulations promulgated thereunder by the Department of the Treasury (“Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the IRS in effect on the date hereof. Changes in, or new interpretations of, such rules may have retroactive effect and could significantly affect the federal income tax consequences described below.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF A HOLDER OF AN EQUITY INTEREST OR A CLAIM. EACH HOLDER OF AN EQUITY INTEREST OR A CLAIM IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.	DEFINITION OF U.S. PERSON AND NON-U.S. PERSON

In this Tax Disclosure, a “U.S. Person” is any Person that is

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) one or more U.S. Persons have the authority to control all substantial decisions of the trust, and a United States court is able to exercise primary supervision over the administration of the trust; or (2) the trust is of a certain type, was in existence on August 20, 1996, was treated as a United States person on August 19, 1996 under the then-applicable Tax Code, and has made a valid election to be treated as a U.S. Person under the Tax Code.

A “Non-U.S. Person” is any Person that is not a U.S. Person.

If a Holder of an Old Note Claim is a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), the treatment of a partner in the partnership will depend on whether the partner is a Non-U.S. Person and the extent of the partnership’s activities in the United States.

B.	TAX CONSEQUENCES FOR U.S. PERSONS HOLDING ALLOWED OLD NOTES CLAIMS

1.	Distributions in Discharge of Accrued Interest

For purposes of the Tax Disclosure, “Accrued Interest” means interest that accrued but was unpaid while the underlying Claim was held by its Holder.

A U.S. Person holding an Allowed Old Notes Claim who, under its accounting method, was not previously required to include in income Accrued Interest attributable to that Allowed Claim, and who exchanges such an Allowed Claim for Cash or other property (including new indebtedness) pursuant to the Plan, should be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such Accrued Interest, regardless of whether that U.S. Person realizes an overall gain or loss as a result of the exchange of its Allowed Claim, and regardless of whether the Person’s Allowed Claim is a capital asset in its hands. The tax basis of any property received in exchange for Allowed Claims for Accrued Interest should be the fair market value of such property. The holding period for such property should begin the day after the exchange.

A U.S. Person holding an Allowed Claim generally should be able to recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any Accrued Interest claimed was previously included in its gross income and is not paid in full by the applicable Debtors.

Under the Plan, distributions in respect of Allowed Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to Accrued Interest. However, there can be no assurance that the IRS or the courts will respect the Plan allocation for federal income tax purposes.

2.	Exchange of Old Notes Claims for New Second Lien Notes and Class A Common Shares

The Plan provides for CA Lyon to transfer Class A Common Shares and issue its New Second Lien Notes to Holders of Allowed Old Notes Claims, in exchange for such Claims. From this exchange, a U.S. Person holding Allowed Old Note Claims should generally recognize capital gain or loss equal to the value of the New Second Lien Notes and Class A Common Shares received (other than the value received for Accrued Interest, as discussed in the previous section), minus the U.S. Person’s tax basis in its Claim. When computing gain or loss, the value of the New Second Lien Notes should equal their Issue Price as determined pursuant to the original issue discount rules. See “New Second Lien Notes,” Section B.2.b of this Tax Disclosure. Capital gains on assets held more than one year are taxed at a favorable rate for non-corporate U.S. Persons. Capital losses generally are limited to offsetting only capital gains.

Any gain from the exchange is probably ineligible to be treated as installment gain under Tax Code Section 453, for the New Second Lien Notes are likely to be treated as readily tradable.

Under the “market discount” provisions of Tax Code Sections 1276 through 1278, some or all of any gain recognized by a U.S. Person holding an Allowed Old Note Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued market discount on such Claim. An Old Note Claim should be treated as having market discount when a U.S. Person has an adjusted tax basis in the Old Note that is less than the sum of all remaining payments to be made on the note (excluding stated interest).

Any gain recognized by a U.S. Person on a taxable disposition of Allowed Old Notes Claims that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the U.S. Person, unless the U.S. Person elected to include the market discount in income as it accrued.

The IRS, however, could take the position that (i) Parent issued the Class A Common Shares directly to the Holders of Allowed Old Note Claims in satisfaction of a portion of their Claims and (ii) CA Lyon issued New Second Lien Notes to the Holders of Allowed Old Note Claims in satisfaction of the remaining portion of such Claims. Such a position (if upheld) should not affect the recognition of gain or loss on the portion of the Allowed Old Note Claims treated as exchanged for New Second Lien Notes. It would, however, likely change the treatment of the portion of the Allowed Old Note Claims exchanged for the Class A Common Shares. Such exchange would qualify as a non-taxable exchange pursuant to Tax Code Section 351 and, therefore, U.S. Persons who are Holders of Allowed Note Claims would recognize neither gain nor loss on the portion of the Old Notes treated as exchanged for the Class A Common Shares.

(a)	Class A Common Shares

A U.S. Person’s initial tax basis in the Class A Common Shares should equal the value of such shares on the Effective Date, and its holding period in such shares should begin the day after the Effective Date. Other tax consequences related to holding and disposing of the Class A Common Shares are addressed below, in “Tax Consequences for U.S. Persons Holding Stock of Reorganized Parent,” Section B.4 of this Tax Disclosure.

If, however, as discussed above, the IRS were to contend successfully that the Class A Common Shares should be treated as having been received in a non-taxable exchange for a portion of the Allowed Old Note Claims, a U.S. Person’s initial tax basis in the Class A Common Shares should equal such U.S. Person’s tax basis in the portion of the Old Notes treated as exchanged for such shares, and its holding period in such shares should include such U.S. Person’s holding period of the Old Notes.

(b)	New Second Lien Notes

For each full year that a U.S. Person owns New Second Lien Notes, the U.S. Person should have taxable income of at least 12% of the stated principal. This income results from the 8% interest payable in Cash (the “Qualified Stated Interest”) and the accrued original issue discount (“OID”). After December 31, 2012, interest income and OID of a non-corporate U.S. Person could be subject to the 3.8% “Medicare” tax on net investment income.

A note has OID when its “Issue Price” (the price at which the debt is initially issued) is less than its “Stated Redemption Price at Maturity” (the amount of principal plus accrued interest other than Qualified Stated Interest due at maturity). It is not clear how the Issue Price of the New Second Lien Notes should be determined. If the New Second Lien Notes are treated as publicly traded (pursuant to the original issue discount rules), their Issue Price should be their fair market value on the Effective Date. If the New Second Lien Notes are not treated as publicly traded, but the Old Notes are treated as publicly traded, the Issue Price of the New Second Lien Notes should be determined based on the fair market value of the Old Notes, taking into account the value of the Class A Common Shares received by Holders of the Old Notes Claims. If neither the New Second Lien Notes nor the Old Notes are treated as publicly traded, the Issue Price of the New Second Lien Notes should be their stated principal amount. Once the New Second Lien Notes are issued, CA Lyon will determine whether it will treat them or the Old Notes as publicly traded based on the trading information it obtains. CA Lyon expects that the aggregate Issue Price for its New Second Lien Notes will be close to their aggregate stated principal amount ($75 million), and the notes’ aggregate Stated Redemption Price at Maturity should be approximately $91 million. The difference between the Stated Redemption Price at Maturity and the Issue Price should equal the aggregate OID attributable to the New Second Lien Notes. The Tax Code treats OID as a form of accrued interest and requires the holders of notes with OID to include such OID in income (regardless of any holder’s method of accounting) over the term of the notes even when such inclusion occurs far in advance of a corresponding payment from the issuer.

OID is determined for an accrual period, which may be of any length and may vary in length over the term of the indebtedness so long as no accrual period is longer than one year and each scheduled payment of interest or principal occurs on either the first or final day of an accrual period. The amount of OID attributable to each accrual period will be equal to

(1) the product of:

(i) the “Adjusted Issue Price” (discussed below) at the beginning of such accrual period, and

(ii) the “Yield to Maturity”, which is the discount rate necessary to reduce the present value of all payments of principal and interest under a note to its Issue Price. The New Second Lien Notes should have a Yield to Maturity of at least 12%; minus

(2) any payments of Qualified Stated Interest attributable to the accrual period.

The “Adjusted Issue Price” at the beginning of an accrual period generally should be the Issue Price of the indebtedness plus the aggregate amount of OID that accrued in all prior accrual periods. Accordingly, a holder of indebtedness with OID often will be required to include OID thereon in gross income for tax purposes in advance of the receipt of Cash attributable to such income. The OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity is the difference between the amount payable at maturity and the Adjusted Issue Price of the indebtedness as of the beginning of the final accrual period.

A U.S. Person’s initial tax basis in New Second Lien Notes should equal their Issue Price. The tax basis should then be increased over time by accrued OID. The holding period should begin on the day after the Effective Date.

If a U.S. Person sells or exchanges any New Second Lien Notes, the U.S. Person should treat the amount of the proceeds it receives attributable to accrued but unpaid Qualified Stated Interest as ordinary interest income (to the extent the U.S. Person has not already accrued such income). The U.S. Person should also generally recognize capital gain or loss equal to the difference between the remainder of the proceeds and its tax basis in the notes sold or exchanged (excluding any tax basis attributable to accrued but unpaid interest). For non-corporate U.S. Persons, capital gains on assets held more than one year are taxed at a favorable rate, but gain recognized after December 31, 2012 could be subject to the 3.8% “Medicare” tax on net investment income. Capital losses generally are limited to offsetting only capital gains.

If CA Lyon redeems the New Second Lien Notes of a U.S. Person, the U.S. Person should be treated as if it had sold or exchanged such notes.

3.	The Rights Offering

As described in Section III.D.7 of this Disclosure Statement, certain Holders of Allowed Old Notes Claims who are Eligible Participants are also receiving Subscription Rights to elect to purchase their Pro Rata share of Class C Common Shares and Preferred Shares of Reorganized Parent under the Rights Offering. The Reorganized Debtors intend to treat these Subscription Rights as having no value. If such valuation is accepted by the IRS, a U.S. Person that is an Eligible Participant should not recognize any taxable gain or loss as a result of its receipt of such Subscription Rights, and should have no basis in such rights. Such a U.S. Person should also recognize no gain or loss as a result of making its election to purchase or not to purchase shares under the Rights Offering.

If a U.S. Person that is an Eligible Participant elects to participate in the Rights Offering, its holding period for the Class C Common Shares and Preferred Shares purchased under the Rights Offering should begin on the day after the date of purchase. The Class C Common Shares and Preferred Shares should be received with a tax basis equal to their respective purchase prices.

4.	Tax Consequences for U.S. Person Holding of Stock of Reorganized Parent

(a)	Dividends Distributed to U.S. Persons

Distributions with respect to shares of stock that are issued or received pursuant to the Plan should be dividends to the extent of Reorganized Parent’s current and accumulated earnings and profits attributable to such shares as determined under the Tax Code as of the end of the taxable year in which the distribution is made. Any portion of a distribution that exceeds Reorganized Parent’s current and accumulated earnings and profits should first be applied to reduce the holder’s tax basis (but not below zero) in its shares, and the excess should be treated as gain from the disposition of the shares, the tax treatment of which is discussed below under “U.S. Person’s Sale, Exchange or Conversion of Shares.”

When received by a non-corporate U.S. Person holding stock of Reorganized Parent, distributions treated as dividends should generally be subject to a reduced maximum tax rate of 15% until January 1, 2012, when all dividend income of a non-corporate U.S. Person should be taxed as ordinary income. The reduced 15% rate should not apply to dividends received by a non-corporate U.S. Person to the extent that such Person elects to treat the dividends as “investment income” that may be offset against investment expenses. Furthermore, the reduced rate should not apply to dividends that are paid to non-corporate U.S. Persons holding stock of Reorganized Parent for 60 days or less during the 121-day period beginning on the date that is 60 days before the date on which such stock becomes ex-dividend. A 91-day minimum holding period applies to any dividends on the Preferred Shares that are attributable to a period in excess of 366 days. In addition, for non-corporate U.S. Persons, dividends recognized after December 31, 2012 could be subject to the 3.8% “Medicare” tax on net investment income.

When received by a corporate U.S. Person holding stock of Reorganized Parent, distributions treated as dividends should generally be eligible for a 70% dividends received deduction. The Tax Code, however, disallows this deduction when the underlying stock is held for less than 46 days during the 91-day period beginning on the date that is 45 days before the date on which such stock becomes ex-dividend. A 91-day minimum holding period applies to any dividends on the Preferred Shares that are attributable to a period in excess of 366 days.

In general, for purposes of meeting the holding period requirements for either the dividends received deduction or the reduced maximum tax rate on qualified dividends, a U.S. Person holding shares should not count towards its holding period any period in which it (1) has the option to sell, is under a contractual obligation to sell, or has made but not yet closed a short sale of its New Common Stock or Preferred Shares, as the case may be, or substantially identical stock of Reorganized Parent; (2) has granted an option to buy the New Common Stock or Preferred Shares, as the case may be, or substantially identical securities; or (3) otherwise has diminished its risk of loss on its New Common Stock or Preferred Shares, as the case may be, by holding one or more other positions with respect to substantially similar or related property.

Corporate U.S. Persons holding stock of Reorganized Parent should consider the effect of Tax Code Section 246A, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Tax Code also imposes a 20% alternative minimum tax on corporate U.S. Persons. In some circumstances, the portion of dividends subject to the dividends received deduction should increase a corporate U.S. Person’s minimum tax base in determining the alternative minimum tax. In addition, a corporate U.S. Person should reduce its basis in stock with respect to certain “extraordinary dividends” under Tax Code Section 1059.

(b)	U.S. Person’s Sale, Exchange or Conversion of Shares

Upon a U.S. Person’s subsequent sale or exchange of the Class A Common Shares, Class C Common Shares or Preferred Shares, the U.S. Person should recognize capital gain or loss in an amount equal to the difference between the amount realized and its adjusted tax basis in the transferred shares. For non-corporate U.S. Persons, any capital gain should be taxed at a lower rate if the shares were held more than one year, and gain recognized after December 31, 2012 could be subject to the 3.8% “Medicare” tax on net investment income. Capital losses generally are limited to offsetting only capital gains.

A U.S. Person holding Preferred Shares should not have a taxable event upon the conversion of its Preferred Shares into Class C Common Shares. The U.S. Person should receive such Class C Common Shares with a tax basis equal to its basis in the converted Preferred Shares, and with a holding period that includes the U.S. Person’s holding period for the Preferred Shares that were converted.

In the conversion, if the U.S. Person receives Cash for the accrued but unpaid dividends on the Preferred Shares that are converted, such Cash should be taxed as a dividend that has been declared and distributed, as discussed in the preceding section.

5.	Backup Withholding

Under federal income tax law, interest and other reportable payments may be subject to “backup withholding,” at a rate of 28% (but increasing to 31% for payments received after 2012). Backup withholding generally applies if a U.S. Person (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails to report properly interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding.

C.	TAX CONSEQUENCES FOR NON-U.S. PERSONS HOLDING ALLOWED OLD NOTES CLAIMS

1.	Non-U.S. Person’s Exchange of Old Notes Claims for New Second Lien Notes and Class A Common Shares

The Plan provides for CA Lyon to transfer Class A Common Shares and issue its New Second Lien Notes to Holders of Allowed Old Notes Claims, in exchange for such Claims.

Accrued Interest. “Accrued Interest” means interest that accrued but was unpaid while the underlying Claim was held by its Holder. A Non-U.S. Person holding an Allowed Old Notes Claim who exchanges that Claim for New Second Lien Notes and Class A Common Shares pursuant to the Plan, should be treated as receiving interest to the extent of any consideration so received allocable to Accrued Interest that was not previously taken into account for U.S. tax purposes, regardless of whether that Non-U.S. Person realizes an overall gain or loss as a result of the exchange of its Allowed Claim, and regardless of whether the Non-U.S. Person’s Allowed Claim is a capital asset in its hands. The taxation of interest is addressed below, in “Interest,” Section C.2 of this Tax Disclosure.

Under the Plan, distributions in respect of Allowed Claims will be allocated first to the stated principal amount of such Claims, with any excess allocated to Accrued Interest. However, there can be no assurance that the IRS or the courts will respect the Plan allocation for federal income tax purposes.

Gain or Loss from Exchange. From the exchange, a Non-U.S. Person holding Allowed Old Note Claims should generally realize gain or loss equal to the value of the New Second Lien Notes and Class A Common Shares received (other than the value attributable to Accrued Interest, as discussed above), minus the Non-U.S. Person’s tax basis in its Claim. When computing gain or loss, the value of the New Second Lien Notes should equal their Issue Price as determined pursuant to the original issue discount rules. See “New Second Lien Notes,” Section B.2.b of this Tax Disclosure.

Any gain or loss a Non-U.S. Person realizes on the exchange generally should not be subject to U.S. federal income tax unless (1) such gain or loss is effectively connected with the conduct by such Non-U.S. Person of a trade or business in the United States; (2) in the case of U.S. source gains or losses derived by an individual Non-U.S. Person, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or (3) the Non-U.S. Person is subject to tax pursuant to the provisions of the Tax Code applicable to certain expatriates.

If, under (1) above, the gain or loss is effectively connected with the conduct by such Non-U.S. Person of a trade or business in the United States, net gain should be subject to regular U.S. federal income tax in the same manner as if the Non-U.S. Person were a U.S. Person. If the Non-U.S. Person is a corporation, the gain may also be subject to the branch profits tax at a rate of 30% or a lower rate specified under an applicable treaty. A Non-U.S. Person must report its effectively connected gain or loss from the sale or exchange of its New Common Stock or Preferred Shares on a U.S. income tax return.

If, under (2) above, gain is recognized by an individual Non-U.S. Person who is present in the United States for at least 183 days in the taxable year of the disposition and certain other conditions are met, even if the individual is not considered a resident of the United States the gain should be subject to a flat 30% tax, which may be offset by United States source capital losses.

The IRS, however, could take the position that (i) Parent issued the Class A Common Shares directly to the Holders of Allowed Old Note Claims in satisfaction of a portion of their Claims and (ii) CA Lyon issued New Second Lien Notes to the Holders of Allowed Old Note Claims in satisfaction of the remaining portion of such Claims. Such a position (if upheld) should not affect the recognition of gain or loss on the portion of the Allowed Old Note Claims treated as exchanged for New Second Lien Notes. It would, however, likely change the treatment of the portion of the Allowed Old Note Claims exchanged for the Class A Common Shares. Such exchange would qualify as a non-taxable exchange pursuant to Tax Code Section 351 and, therefore, Non-U.S. Persons who are Holders of Allowed Note Claims would recognize neither gain nor loss on the portion of the Old Notes treated as exchanged for the Class A Common Shares.

Basis and Holding Period. The tax basis of the Class A Common Shares received in the exchange should be their fair market value, and the tax basis of the New Second Lien Notes should be their Issue Price (which is discussed above in “New Second Lien Notes, Section B.2.b of this Tax Disclosure). The holding period for such property should begin the day after the exchange. Other tax consequences of holding such property are addressed in the following sections.

If, however, as discussed above, the IRS were to contend successfully that the Class A Common Shares should be treated as having been received in a non-taxable exchange for a portion of the Allowed Old Note Claims, a Non-U.S. Person’s initial tax basis in the Class A Common Shares should equal such Non-U.S. Person’s tax basis in the portion of the Old Notes treated as exchanged for such shares, and its holding period in such shares should include such U.S. Person’s holding period of the Old Notes.

2.	Interest

Subject to the discussion in “Additional Withholding” (Section 4.d of this Tax Disclosure, below), and assuming that the DTC’s book-entry procedures set forth in the section of Exhibit F (Description of the Notes) entitled “Book-Entry, Delivery and Form of Notes” are observed upon issuance and throughout the term of the New Second Lien Notes, the payment to a Non-U.S. Person of interest, including Accrued Interest attributable to Old Notes and the amount of any payment that is attributable to OID that accrues while such Non-U.S. Person holds a New Second Lien Note, should not be subject to U.S. federal withholding tax pursuant to the “portfolio interest exception,” provided that two criteria are satisfied.

The first criterion is that the Non-U.S. Person does not actually or constructively own 10% or more of stock of Reorganized Parent, as measured by voting power, and is not a controlled foreign corporation that is related to Reorganized CA Lyon within the meaning of the Tax Code.

There are two ways the second criterion can be satisfied. One approach is for the beneficial owner of the note to certify to Reorganized CA Lyon or its agent, under penalties of perjury, that it is not a U.S. Person and provide its name and address on IRS Form W-8BEN (or a suitable substitute form). Reorganized CA Lyon or its agent may also require a certificate indicating that the beneficial owner is not a 10% shareholder or a related controlled foreign corporation. Alternatively, a securities clearing organization, bank or other financial institution that holds the note on behalf of such Non-U.S. Person in the ordinary course of its trade or business (a “financial institution”) can certify under penalties of perjury that such a Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it (or by another financial institution between it and the beneficial owner) and furnish the payor with a copy thereof. Generally, no U.S. tax identification number (“TIN”) need be provided. But if the notes are held by a foreign partnership, this certificate should be provided by the partners rather than the foreign partnership, and the partnership is required to provide certain information, including a U.S. TIN.

If a Non-U.S. Person cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Person, including the amount of any payment that is attributable to OID that accrues while such Non-U.S. Person holds a New Second Lien Note, should be subject to a 30% withholding tax, unless the beneficial owner of the Old Note or New Second Lien Note provides Reorganized CA Lyon or its paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Old Note or New Second Lien Note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States. In either case, a Non-U.S. Person must provide a U.S. TIN to claim either exemption from withholding, unless the New Second Lien Notes are actively traded and the Non-U.S. Person is claiming a treaty exemption under (1).

If a Non-U.S. Person holding an Old Note or New Second Lien Note is engaged in a trade or business in the United States and interest on such note is effectively connected with the conduct of such trade or business, such Non-U.S. Person should be subject to U.S. federal income tax on such interest, including OID. In addition, if such Non-U.S. Person is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, subject to adjustment, unless it qualifies for a lower rate under an applicable income tax treaty.

3.	Non-U.S. Person’s Sale, Exchange, or Redemption of New Second Lien Notes

If a Non-U.S. Person sells or exchanges any New Second Lien Notes, and the Non-U.S. Person was not previously treated as receiving interest that accrued on the notes while held by such Non-U.S. Person, such Person should be treated as receiving interest to the extent of any consideration allocable to such accrued interest, regardless of whether that Non-U.S. Person realizes an overall gain or loss as a result of the sale or exchange. The taxation of interest is addressed above in the immediately preceding section.

The Non-U.S. Person should also generally realize gain or loss equal to the purchase price received (other than the amount received for accrued interest), minus the Non-U.S. Person’s tax basis in the New Second Lien Notes that it sold (excluding any tax basis attributable to accrued interest). Any gain or loss recognized by a Non-U.S. Person’s sale or exchange of New Second Lien Notes generally should not be subject to U.S. federal income tax unless (1) such gain or loss is effectively connected with the conduct by such Non-U.S. Person of a trade or business in the United States, (2) in the case of gains or losses derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or (3) the Non-U.S. Person is subject to tax pursuant to the provisions of the Tax Code applicable to certain expatriates. The tax consequences of satisfying (1) or (2) are described above, in “Gain or Loss from Exchange,” a subsection of Section C.1 of this Tax Disclosure.

If CA Lyon redeems a Non-U.S. Person’s New Second Lien Notes, the Non-U.S. Person should be treated as if it has sold or exchanged such notes.

4.	Non-U.S. Person Holding New Common Stock or Preferred Shares

(a)	Dividends Received by Non-U.S. Person

Distributions with respect to shares of stock that are received pursuant to the Plan should be dividends to the extent of Reorganized Parent’s current and accumulated earnings and profits attributable to such shares as determined under the Tax Code as of the end of the taxable year in which the distribution is made. Any portion of a distribution that exceeds Reorganized Parent’s current and accumulated earnings and profits should first be applied to reduce the Non-U.S. Person’s tax basis (but not below zero), and the excess should be treated as gain from the disposition of the stock, the tax treatment of which is discussed below under “Non-U.S. Person’s Sale, Exchange or Conversion of Shares,” Section C.4.b of this Tax Disclosure.

Dividend Withholding. Dividends paid to a Non-U.S. Person holding New Common Shares or Preferred Shares should generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. But dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Person within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied, including completing IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Person were a U. S. Person, unless (in the case of a Non-U.S. Person which does not have a permanent establishment in the United States) an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Person holding New Common Stock or Preferred Shares who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (1) complete IRS Form W-8BEN (or other applicable form) including, unless the stock is actively traded, a TIN, and certify under penalty of perjury that such holder is not a United States person as defined under the Tax Code and is eligible for treaty benefits, or (2) if the New Common Stock or Preferred Shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations.

A Non-U.S. Person holding New Common Stock or Preferred Shares eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

After December 31, 2013, any dividends not subject to the 30% dividend withholding (for the reasons discussed above) could nevertheless be subject to the 30% withholding that applies to payments made to certain foreign accounts. See “Withholding for Foreign Accounts,” a subsection of Section C.4.d of this Tax Disclosure, below.

FIRPTA. In addition, Reorganized Parent believes that it is and will remain a U.S. real property holding corporation (“USRPHC”) and its stock is a United States real property interest (“USRPI”) under the Foreign Investment in Real Property Tax Act (“FIRPTA”). A United States corporation that makes distributions in excess of its current and accumulated earnings and profits to a Non-U.S. Person with respect to stock that is a USRPI is generally required to withhold ten percent (10%) of the amount distributed. For any distribution that exceeds its current and accumulated earnings and profits, Reorganized Parent can satisfy its withholding requirements in one of two ways. Reorganized Parent could treat the entire distribution as a dividend (whether or not any portion of the distribution represents a return of basis or capital gain), subject to the withholding rules for dividends (generally, at a rate of 30% unless a reduced rate applies to dividend distributions in general under an income tax treaty, in which case the applicable rate of withholding shall be no less than 10% or such lower rate as may be specified by the applicable income tax treaty for distributions from a USRPHC). Alternatively, Reorganized Parent could treat only the amount of the distribution equal to its reasonable estimate of its current and accumulated earnings and profits as a dividend, subject to the dividend withholding rules in the immediately preceding paragraphs, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “Sale, Exchange or Conversion of Shares”). In the latter case, a credit equal to the amount withheld from such excess generally should be allowed against the Non-U.S. Person’s U.S. federal income tax liability (determined by including the gain or loss recognized from the sale or other disposition of stock in a USRPHC as if such gain were effectively connected with such Non-U.S. Person’s conduct of a trade or business in the United States).

(b)	Non-U.S. Person’s Sale, Exchange or Conversion of Shares

Sale or Exchange. If a Non-U.S. Person sells or exchanges its New Common Stock or Preferred Shares, the Non-U.S. Person should generally recognize gain or loss under FIRPTA equal to the purchase price minus the Non-U.S. Person’s tax basis in the shares sold, if the New Common Stock and Preferred Shares sold constitute a USRPI. Such shares will constitute USRPIs if Reorganized Parent is a USRPHC at any time during the five year period ending with the sale or exchange that such Non-U.S. Person held such shares and either (1) such shares are not readily tradable on an established securities market, or (2) the Non-U.S. Person beneficially owns, actually or constructively, more than five percent of the fair market value of the applicable class of stock at any time during the five year period ending with the sale or exchange.

FIRPTA also generally imposes a 10% withholding tax on the amount realized by a Non-U.S. Person on the disposition of a USRPI, but such Non-U.S. Person may claim a credit for such amount against its U.S. federal income tax liability. Such withholding may be reduced or eliminated if the Non-U.S. Person establishes that 10% of the amount realized exceeds its maximum tax liability and prior to the sale or exchange provides the purchaser with a withholding certificate from the IRS.

Conversion of Preferred Shares. It is unclear whether a conversion of Preferred Shares into Class C Common Shares will be treated as a “disposition” of the Preferred Shares for purposes of FIRPTA. If the conversion is not treated as a disposition, a Non-U.S. Person should not have a taxable event on the conversion of its Preferred Shares into Class C Common Shares. The Class C Common Shares would then have a tax basis equal to the basis of the converted Preferred Shares and a holding period that includes the holding period for such Preferred Shares.

If the conversion is treated as a disposition, a Non-U.S. Person who converts Preferred Shares into Class C Common Shares should recognize gain in an amount equal to the excess of the fair market value of the Class C Common Shares at the time of conversion over the tax basis for the Preferred Shares, unless:

•	the Class C Common Shares received on the conversion constitute a USRPI; and

•	such Non-U.S. Person complies with certain procedural requirements, including the requirement to file a U.S. income tax return.

Class C Common Shares received on a conversion of Preferred Shares should constitute a USRPI if either (1) such Class C Common Shares are not readily tradable on an established securities market, or (2) the converting Non-U.S. Person beneficially owned, actually or constructively, more than five percent of the fair market value of such Class C Common Shares at any time during the five year period ending with the conversion.

Whether or not a conversion of Preferred Shares into Class C Common Shares is treated as a disposition, no loss will be recognized on such conversion.

If, in connection with a conversion, a Non-U.S. Person receives Cash for accrued but unpaid dividends on the Preferred Shares, such Cash should be treated as a dividend to the extent of the Reorganized Parent’s earnings and profits attributable to the converted shares, as discussed in “Dividends Received by a Non-U.S. Person,” Section C.4.a of this Tax Disclosure.

(c)	Information Reporting

Reporting by Reorganized Parent. Reorganized Parent must report annually to the IRS and to each Non-U.S. Person holding its stock the amount of dividends paid to such Non-U.S. Person and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Person resides under the provisions of an applicable treaty.

Reporting by Non-U.S. Person Holding New Common Stock or Preferred Shares. Under Tax Code Section 6039C, the IRS is authorized to issue regulations that require United States information returns to be filed by a Non-U.S. Person who is not engaged in a trade or business in the United states and who holds a USRPI having a fair market value of at least $50,000. Although no such regulations have yet been issued, Non-U.S. Persons holding New Common Stock or Preferred Shares could become subject to such regulations in the future.

(d)	Additional Withholding

Withholding for Foreign Accounts. Even if withholding is not required under the provisions discussed above, a 30% withholding tax generally should apply to dividends paid after December 31, 2013, or gross proceeds from a disposition of New Common Stock or Preferred Shares paid after December 31, 2014, to (1) a foreign financial institution (as that term is defined in Tax Code Section 1471(d)(4)) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (2) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owner and such entity satisfies other specified requirements.

Backup Withholding. A Non-U.S. Person should not be subject to backup withholding on dividends paid to such Non-U.S. Person as long as such Non-U.S. Person certifies under penalty of perjury that it is a Non-U.S. Person (and the payor does not have actual knowledge or reason to know that such Non-U.S. Person is a United States person as defined under the Code), or such Non-U.S. Person otherwise establishes an exemption.

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of New Common Stock or Preferred Shares, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Person’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

D.	TAX CONSEQUENCES FOR THE DEBTORS AND THE REORGANIZED DEBTORS

1.	Cancellation of Debt

To the extent that the Plan provides for the cancellation of a Debtor’s debt that has an Adjusted Issue Price that exceeds the value of property (including Equity Interests and new indebtedness) that the Debtor provides to the Holder of such debt, the Debtor has income from the cancellation of debt (“COD”) with respect to such cancelled debt. (Adjusted Issue Price is discussed above in “New Second Lien Notes,” Section B.2.b, regarding original issue discount.) The fair market value of new indebtedness is generally deemed to equal its Issue Price. (Issue Price is also discussed above in “New Second Lien Notes,” Section B.2.b, regarding original issue discount.)

No COD income is realized to the extent that the payment of the debt being discharged would have given rise to a deduction, however. So no COD income should arise from the cancellation of interest that has accrued but has not yet been taken into account for tax purposes by the applicable Debtor under its method of accounting.

The Plan provides for Parent to contribute the Class A Common Shares to CA Lyon, and for CA Lyon to transfer such shares and issue the New Second Lien Notes to Holders of its Old Notes in cancellation of such notes. Parent’s contribution of the Class A Common Shares to CA Lyon and CA Lyon’s distribution of such shares should not result in taxable income to the Reorganized Debtors. Since the Class A Common Shares and the New Second Lien Notes should have a value that is less than the Adjusted Issue Price of the Old Notes (including any accrued interest that CA Lyon has already taken into account for tax purposes under its method of accounting), CA Lyon should receive COD income from the cancellation. A Debtor should also have COD income to the extent that Holders of unsecured, unscheduled Claims against the Debtor fail to timely file a Proof of Claim and have their Claims discharged on the Effective Date pursuant to section 1141 of the Bankruptcy Code. The Debtors estimate that in the aggregate they should have approximately $170 million of COD income under the Plan.

Although the Tax Code generally requires COD income to be included in gross income in the taxable year of discharge, under the “Bankruptcy Exception,” COD income is specifically excluded from gross income when the debtor is in a case under the Bankruptcy Code and its indebtedness is cancelled pursuant to a confirmed plan. When a debtor is a member of a consolidated group, the Bankruptcy Exception is applied on a debtor by debtor basis. Accordingly, the Debtors believe that they should not be required to include in income any COD income that results from the Plan.

Tax Code Section 108(b), however, requires that certain tax attributes of the Debtors be reduced by the amount of COD income they exclude from income under the Bankruptcy Exception. Tax attributes are reduced in the following order of priority: net operating losses and net operating loss carryovers; general business credits; minimum tax credits; capital loss carryovers; basis of property of the taxpayer; passive activity loss or credit carryovers; and foreign tax credit carryovers. Tax attributes are generally reduced by one dollar for each dollar excluded from gross income, except that general tax credits, minimum tax credits, and foreign tax credits are reduced by 33.3 cents for each dollar excluded from gross income. When the Bankruptcy Exception applies to a member of a consolidated group, other member’s attributes could be reduced. Therefore, each member of the Debtors’ consolidated group could have some of its attributes reduced. The Debtors believe that their consolidated NOLs will be their principal attributes to be reduced.

A debtor may elect to first reduce its basis in depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such property. When debtors are members of a consolidated group, different elections can be made with respect to different members with COD income excluded under the Bankruptcy Exception. The Debtors presently do not intend to make this election for any member of their consolidated group. If this decision were to change, the deadline for making such election is the due date (including extensions) of their consolidated federal income tax return for the taxable year in which the COD income arises under the Plan and is excludible under the Bankruptcy Exception.

2.	Net Operating Losses

Based on its federal income tax returns, as filed, and estimates of its tax return position for the tax year ending on December 31, 2011 (including the estimated reduction of attributes under the Bankruptcy Exception discussed above), the Debtors’ consolidated group reported that approximately $115 million of net operating losses (“NOLs”) carried forward to its tax year ending on December 31, 2011, and the group estimates that it will have approximately $25 million of NOLs carry forward to its tax year ending on December 31, 2013 (excluding any other taxable income or loss resulting from operations in 2012). Those NOLs would expire, if not reduced or used, in 2031. The NOL amounts reported in tax returns are subject to examination, and possible significant adjustment, upon such examination, by the IRS and other taxing authorities. In addition, estimates of the Reorganized Debtors’ NOLs are subject to legal and factual uncertainty.

Various limitations could apply to the Reorganized Debtors’ use of NOLs to offset taxable income arising in tax years ending after the Effective Date. Such limitations could arise under the alternative minimum tax rules or the current or future suspension of NOL carryforwards for state or federal purposes. Moreover, the Debtors expect that Tax Code Section 382 will limit their use of NOL carryforwards, as discussed in the next section.

3.	Section 382 Limitation

Tax Code Section 382 generally limits the use of certain losses after a corporation undergoes an “ownership change”. In general, an ownership change occurs when the percentage of the corporation’s stock (based on value) owned by certain “5 percent shareholders” increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable “testing period” (generally the three-year period preceding the testing date). A “5 percent shareholder” for these purposes generally includes an individual or entity that directly or indirectly owns 5 percent or more of a corporation’s stock during the relevant period, and may include one or more groups of shareholders that, in the aggregate, own less than 5 percent of the value of the corporation’s stock. Under applicable Treasury Regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOLs is generally measured by changes in stock ownership of the parent corporation of the group. An ownership change should arise from the receipt of New Common Stock and Preferred Shares in Reorganized Parent under the Plan (the Reorganized Debtors’ “Ownership Change”).

Tax Code Section 382(l)(5) sometimes enables a corporation in bankruptcy to undergo an ownership change without being subject to the limitation imposed by Tax Code Section 382 (the “Section 382 Limitation”). To be eligible for this exception, at least 50 percent of the corporation’s stock, by value and voting power, must be received as payment for certain liabilities or in exchange for other stock of the corporation It is unlikely that this condition will be satisfied on the Effective Date, so the Debtors expect that the Ownership Change will not be eligible for the exception provided by Tax Code Section 382(l)(5).

The Ownership Change should accordingly generate a Section 382 Limitation, which specifies the maximum aggregate amount of certain losses that may offset income for a taxable year. Such limited losses should include the approximately $25 million of pre-change NOLs that the Debtors estimate will carry forward past the Ownership Change (as discussed in the preceding section). The Debtors also estimate that their consolidated group should have approximately $257 million of built-in losses when it undergoes such Ownership Change. The Section 382 Limitation should also apply to any such built-in losses that are recognized during a five-year period that begins on the date of the Ownership Change.

A corporation’s Section 382 Limitation is an annual limitation on the use of pre-change losses and recognized built-in losses and generally equals the value of the corporation when its ownership changed, multiplied by the average yield for long-term U.S. obligations, adjusted to the rate the bonds would have if tax exempt (as of November 2011, the federal long-term tax-exempt rate was 3.78%). The value of the corporation is generally treated as the pre-change value of the corporation’s stock. For affiliated corporations that file a consolidated tax return, the limitation is generally the aggregate pre-change value of the stock of each member other than stock owned directly or indirectly by another member.

Tax Code Section 382(l)(6), however, provides an alternative rule regarding the value of a corporation that is in bankruptcy and undergoes an ownership change pursuant to a bankruptcy plan of reorganization, so long as Tax Code Section 382(l)(5) does not apply. The Debtors’ Ownership Change should accordingly qualify for Tax Code Section 382(l)(6), under which the value of the Debtors’ consolidated group should be treated as the lesser of (a) the aggregate post-change value of the stock of each member other than stock owned directly or indirectly by another member or (b) the aggregate pre-change value of each member’s assets other than stock of another member. In applying Tax Code Section 382(l)(6), the Debtors estimate that their Ownership Change should generate a Section 382 Limitation that equals approximately $5.9 million (based on the federal long-term tax-exempt rate for November 2011). Any unused Section 382 Limitation can be carried forward to the next taxable year.

4.	Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carry forwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carry forwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change (within the meaning of Tax Code Section 382) and has a net unrealized built-in loss (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date.

E.	GENERAL DISCLAIMER

THE FOREGOING FEDERAL INCOME TAX SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PLAN.

ARTICLE VIII.

RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors and interest holders than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Allowed Equity Interests than that which is proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims and Equity Interests entitled to vote on the Plan support confirmation of the Plan and vote to accept the Plan.

Respectfully submitted,
Matthew Zaist, Executive Vice President WILLIAM LYON HOMES, on behalf of itself and its direct and indirect subsidiaries listed below
William Lyon Homes, a Delaware Corporation
William Lyon Homes, Inc., a California Corporation
Mountain Falls Golf Course, LLC
Mountain Falls, LLC
Circle G at the Church Farm North Joint Venture, LLC
Presley CMR, Inc.
William Lyon Southwest, Inc.
Sycamore CC, Inc.
PH-LP Ventures
PH Ventures – San Jose
HSP, Inc.
PH Rielly Ventures
Lyon Waterfront, LLC
Lyon East Garrison Company I, LLC
WLH Enterprises
Duxford Financial, Inc.
California Equity Funding, Inc.
Laguna Big Horn, LLC
Presley Homes
Cerro Plata Associates, LLC
Whitney Ranch Village 5, LLC
Duxford Insurance, LLC
Respectfully submitted,
Richard S. Robinson, Senior Vice President
Duxford Title Reinsurance Co.

SCHEDULE 1

The Debtors

The Debtors, along with the last four digits of each Debtor’s federal tax identification number, are:

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	6.	Risks of Not Obtaining the Rights Offering Purchase Price and of the Termination of the Backstop Commitment Agreement; Risks of Not Obtaining the Class B Common Stock Purchase Price.	96

	7.	The Effective Date May Not Occur.	96

	8.	Contingencies Will Not Affect Validity of Votes of Impaired Classes to Accept or Reject the Plan.	96

	9.	The Debtors May Default Under the DIP Facility.	96

	10.	The Restructuring Support Agreements May Terminate.	96

B.	RISK FACTORS THAT MAY AFFECT THE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN AND/OR RECOVERIES UNDER THE PLAN		97

	1.	There May Be a Lack of a Trading Market for the Class C Common Shares or the Preferred Shares.	97

	2.	To Service the Reorganized Debtors’ Indebtedness and to Meet Their Operational Needs, the Reorganized Debtors Will Require a Significant Amount of Cash. Their Ability to Generate Cash Depends on Many Factors Beyond Their Control.	97

	3.	The Estimated Valuation of the Reorganized Debtors and the New Capital Stock and the Estimated Recoveries to Holders of Allowed Claims and Equity Interests Are Not Intended to Represent the Private or Public Sale Values of the New Capital Stock.	98

	4.	The Holders of the Old Notes May Control Reorganized Parent.	98

	5.	The Issuance of Equity Interests to Reorganized Parent’s Management May Dilute the Equity Ownership Interest of Other Holders of the New Capital Stock.	98

	6.	It is Unlikely That Reorganized Parent Will Pay Dividends in the Foreseeable Future.	98

	7.	Tax Implications of the Plan.	99

C.	MARKET AND ECONOMIC RISKS		99

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	1.	Adverse Changes in General Economic Conditions Could Reduce the Demand for Homes and, as a Result, Could Negatively Impact the Company’s Results of Operations.	99

	2.	Revenues and Margins May Continue to Decrease, and Results of Operations May Be Adversely Affected, as a Result of Declines in Demand for Housing and Other Changes in Economic and Business Conditions.	99

	3.	Increases in the Company’s Cancellation Rate Could Have a Negative Impact on the Company’s Home Sales Revenue and Home Building Gross Margins.	100

	4.	Disruptions in the Financial and Credit Markets Could Adversely Affect Demand for the Company’s Products or Access to Capital.	100

	5.	Interest Rates and the Unavailability of Mortgage Financing Can Adversely Affect Demand for Housing.	101

	6.	Financial Condition and Results of Operations May Be Adversely Affected by any Decrease in the Value of Land Inventory, as Well as by the Associated Carrying Costs.	101

D.	RISKS RELATED TO THE COMPANY’S INDEBTEDNESS		102

	1.	The Company’s High Level of Indebtedness Could Adversely Affect its Financial Condition and Prevent it From Fulfilling its Obligations.	102

	2.	Difficulty in Obtaining Sufficient Capital Could Result in Increased Costs and Delays in Completion of Projects.	103

	3.	The Restructured First Lien Loan Agreement and the New Second Lien Notes Indenture Will Impose Significant Operating and Financial Restrictions, Which May Prevent the Reorganized Debtors From Capitalizing on Business Opportunities and Taking Some Corporate Actions.	103

	4.	Potential Future Downgrades of the Company’s Credit Ratings Could Adversely Affect the Company’s Access to Capital and Could Otherwise Have a Material Adverse Effect on the Company.	104

E.	OPERATIONAL RISKS		104

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1.	If Land Is Not Available at Reasonable Prices, the Company’s Home Sales Revenue and Results of Operations Could Be Negatively Impacted and/or the Company Could Be Required to Scale Back the Company’s Operations in a Given Market.	104

2.	Adverse Weather and Geological Conditions May Increase Costs, Cause Project Delays and Reduce Consumer Demand for Housing, All of Which Would Adversely Affect the Company’s Results of Operations and Prospects.	105

3.	The Company’s Business is Geographically Concentrated, and Sales, Results of Operations, Financial Condition and Business Would Be Negatively Impacted by a Decline in Regional Economies.	105

4.	The Company May Not Be Able to Compete Effectively Against Competitors in the Homebuilding Industry.	106

5.	The Company’s Operating Results are Variable.	106

6.	The Company’s Success Depends on Key Executive Officers and Personnel.	106

7.	Construction Defect, Soil Subsidence and Other Building-Related Claims May Be Asserted Against the Company, and the Company May Be Subject to Liability for Such Claims.	107

8.	Utility Shortages or Price Increases Could Have an Adverse Impact on Operations.	107

9.	The Company’s Business and Results of Operations Are Dependent on the Availability and Skill of Subcontractors.	107

10.	Increased Insurance Costs and Reduced Insurance Coverages May Affect the Company’s Results of Operations and Increase the Potential Exposure to Liability.	108

11.	The Company Conducts Certain of its Operations Through Unconsolidated Joint Ventures With Independent Third Parties in Which the Company Does Not Have a Controlling Interest, and the Company May Be Adversely Impacted by Joint Venture Partners’ Failure to Fulfill Their Obligations.	108

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	12.	The Company Is the General Partner in Partnership Joint Ventures and May Be Liable for Joint Venture Obligations.	108

	13.	Supply and Labor Shortages and Other Risks Could Increase Costs and Delay Completion.	108

	14.	The Company is Subject to Changes in the Demand for Construction Projects.	109

	15.	The Timing and Funding of Contracts and Other Factors Could Lead to Unpredictable Operating Results.	109

F.	REGULATORY RISKS		109

	1.	Governmental Laws and Regulations May Increase the Company’s Expenses, Limit the Number of Homes That the Company Can Build or Delay Completion of Projects.	109

	2.	The Company is Subject to Environmental Laws and Regulations, Which May Increase Costs, Limit the Areas in Which the Company Can Build Homes and Delay Completion of Projects.	109

G.	OTHER RISKS		110

	1.	The Company May Not Be Able to Benefit From Net Operating Loss Carry Forwards.	110

	2.	Future Terrorist Attacks Against the United States or Increased Domestic or International Instability Could Have an Adverse Effect on the Company’s Operations.	110

H.	RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS		110

	1.	The Financial Information Contained Herein Is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit was Performed.	110

	2.	Financial Projections and Other Forward Looking Statements Are Not Assured, Are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They Are Based and, as a Result, Actual Results May Vary.	110

I.	DISCLOSURE STATEMENT DISCLAIMER		111

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